UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Owens & Minor, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No:
	(3)	Filing party:
	(4)	Date Filed:

Notice of

2019

Annual Meeting

and

Proxy Statement

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN

PERSON, THE BOARD OF DIRECTORS URGES YOU TO VOTE.

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

9120 Lockwood Boulevard Mechanicsville, Virginia 23116 (804) 723-7000

March 28, 2019

Dear Shareholders:

It is a pleasure to invite you to our Annual Meeting of Shareholders on Friday, May 10, 2019 at 9:00 a.m. The meeting will be held at the Company’s home office located at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116. Directions to the Company’s home office are on the last page of the Proxy Statement.

The Notice of 2019 Annual Meeting of Shareholders and Proxy Statement describe the items of business for the meeting. In addition to considering these matters, we will review significant accomplishments and events since our last shareholders’ meeting as well as future opportunities and initiatives we intend to pursue. Our Board of Directors and management team will be there to discuss items of interest and to answer any questions.

The Notice of 2019 Annual Meeting of Shareholders contains instructions on how to access our proxy materials and our 2018 Annual Report/Form 10-K over the Internet as well as how shareholders can receive paper copies of such documents, if they so desire.

You may vote your shares by the Internet or by telephone or, if you prefer, you may request paper copies of the proxy materials and submit your vote by mail by following the instructions on the proxy card. We encourage you to vote via the Internet. Whichever method you choose, your vote is important so please vote as soon as possible. All of us at Owens & Minor appreciate your continued interest and support.

Warm regards,

Robert C. Sledd

Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please vote your shares promptly, as instructed in the Notice of Internet Availability of Proxy Materials, by the Internet or by telephone. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, May 10, 2019

TO THE SHAREHOLDERS OF OWENS & MINOR, INC.:

The Annual Meeting of Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) will be held on Friday, May 10, 2019 at 9:00 a.m. EDT at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116.

The purposes of the meeting are:

1.	To elect the seven directors named in the attached Proxy Statement, each for a one-year term and until their respective successors are elected and qualified;

2.	To approve an amendment to the Owens & Minor, Inc. 2018 Stock Incentive Plan;

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019;

4.	To conduct an advisory vote to approve the compensation of the Company’s named executive officers;

5.	To vote on a shareholder proposal, if properly presented at the annual meeting; and

6.	To transact any other business properly before the annual meeting.

Shareholders of record as of March 15, 2019 will be entitled to vote at the annual meeting.

Your attention is directed to the attached Proxy Statement. The Notice of Internet Availability of Proxy Materials is being distributed on or about March 28, 2019. This Proxy Statement, the proxy card and Owens & Minor’s 2018 Annual Report/Form10-K are being furnished on the Internet on or about March 28, 2019.

BY ORDER OF THE BOARD OF DIRECTORS

NICHOLAS J. PACE

Executive Vice President, General Counsel &

Corporate Secretary

i

Street Address	Mailing Address
9120 Lockwood Boulevard	P.O. Box 27626
Mechanicsville, Virginia 23116	Richmond, Virginia 23261-7626

PROXY STATEMENT

Annual Meeting of Shareholders

to be held on May  10, 2019

ABOUT THE MEETING

What You Are Voting On

Proxies are being solicited by the Board of Directors for purposes of voting on the following proposals and any other business properly brought before the meeting:

Proposal 1:	Election of the seven directors named in this Proxy Statement, each for a one-year term and until their respective successors are elected and qualified.

Proposal 2:	Approval of an amendment to the Owens & Minor, Inc. 2018 Stock Incentive Plan.

Proposal 3:	Ratification of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

Proposal 4:	Advisory vote to approve the compensation of our named executive officers (the “Say on Pay Proposal”).

Proposal 5:	Vote on a shareholder proposal regarding proxy access, provided that a representative of the shareholder proponent properly presents the proposal at the annual meeting (the “Proxy Access Proposal”).

Who is Entitled to Vote

Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) as of the close of business on March 15, 2019 (the “Record Date”) are entitled to vote. Each share of the Company’s common stock (“Common Stock”) is entitled to one vote with respect to each matter to be voted upon at the meeting. As of March 15, 2019, 63,021,720 shares of Common Stock were issued and outstanding.

How to Vote

You can vote via the Internet, by telephone or by mail.

By Internet.    You may vote via the Internet by following the specific instructions on the Notice of Internet Availability of Proxy Materials. Shareholders who have requested a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card. We encourage you to vote via the Internet. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote via the Internet.

By Telephone.    You may vote by telephone by calling the toll-free number on the proxy card and following the instructions. Shareholders will need to have the control number that appears on their notice available when voting. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote by telephone.

By Mail.    Shareholders who have requested a paper copy of a proxy card by mail may submit proxies by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

However you choose to vote, you may revoke a proxy prior to the meeting by (1) submitting a subsequently dated proxy by any of the methods described above, (2) giving notice in writing to the Corporate Secretary of the Company or (3) voting in person at the meeting (attendance at the meeting will not itself revoke a proxy).

What Happens if You Do Not Make Selections on Your Proxy

If your proxy contains specific voting instructions, those instructions will be followed. However, if you sign and return your proxy card by mail or submit your proxy by telephone or via the Internet without making a selection on one or more proposals, you give authority to the individuals designated on the proxy card to vote on the proposal(s) for which you have not made specific selections or given instructions and any other matter that may arise at the meeting. If no specific selection is made or instructions given, it is intended that all proxies that are signed and returned or submitted via telephone or Internet will be voted “FOR” the election of all nominees for director, “FOR” approval of an amendment to the 2018 Stock Incentive Plan, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm in 2019, “FOR” the approval of the Say on Pay Proposal, and “ABSTAIN” with respect to the Proxy Access Proposal.

Whether Your Shares Will be Voted if You Don’t Provide Your Proxy

Whether your shares will be voted if you do not provide your proxy depends on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name, and you do not provide your proxy, your shares will not be represented at the meeting, will not count toward the quorum requirement, which is explained below, and will not be voted.

If you own your shares of Common Stock in street name, your shares may be voted even if you do not provide your broker with voting instructions. Brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their beneficial owner customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

The Company believes that only the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019 is a routine matter for which brokerage firms will have discretionary voting power if you do not give voting instructions with respect to this proposal. The proposal to elect directors, the proposal to approve the amendment to the 2018 Stock Incentive Plan, the Say on Pay Proposal, and the Proxy Access Proposal, are non-routine matters for which brokerage firms will not have discretionary voting power and for which specific voting instructions from their customers are required. As a result, brokerage firms will not be allowed to vote on these non-routine matters on behalf of their customers if the customers do not return specific voting instructions.

What Constitutes a Quorum

A majority of the outstanding shares of Common Stock present or represented by proxy constitutes a quorum. A quorum is required to conduct the annual meeting. If you vote your proxy, you will be considered part of the quorum. Abstentions and shares held by brokers or banks in street name (“broker shares”) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

The Vote Required to Approve Each Item

Election of Directors.    The affirmative vote of a majority of the votes cast at the meeting is required for the election of each director. A majority of votes cast means that the number of votes cast “FOR” a nominee’s election must exceed the number of votes cast “AGAINST” that nominee’s election. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of this vote.

Approval of an Amendment to the 2018 Stock Incentive Plan.    The approval of the amendment to the 2018 Stock Incentive Plan requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will be considered as votes cast under the rules of the NYSE and will have the effect of a vote against this proposal for purposes of the rules of the NYSE. Broker non-votes will not be counted as votes cast on this proposal and will have no effect on the results of this vote.

Ratification of Appointment of KPMG LLP.    The appointment of KPMG LLP will be ratified if the votes cast “FOR” this proposal exceed the number of votes cast “AGAINST” this proposal. Abstentions will not be counted as votes cast on this proposal and will have no effect on the results of this vote. There should be no broker non-votes because this is considered a routine matter under the rules of the NYSE.

Advisory Vote to Approve the Say on Pay Proposal.    The compensation of our executive officers named in the Summary Compensation Table will be approved on an advisory basis if the votes cast “FOR” this proposal exceed the number of votes cast “AGAINST” this proposal. Abstentions and broker non-votes will not be counted as votes cast on this proposal and will have no effect on the results of this vote.

Shareholder Proxy Access Proposal.    This proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions and broker non-votes will not be counted as votes cast on this proposal and will have no effect on the results of the vote. If approved by shareholders, the Proxy Access Proposal, which is advisory in nature, would constitute a recommendation to the Board to take steps necessary to adopt a proxy access bylaw.

How to Obtain a Paper Copy of the Proxy Materials

Shareholders will find instructions about how to obtain a paper copy of the proxy materials on the notice they received in the mail about the Internet availability of proxy materials.

What it Means if You Get More Than One Notice about the Internet Availability of Proxy Materials

Your shares are probably registered differently or are held in more than one account. Please vote all proxies to ensure that all your shares are voted. Also, please have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, Computershare, Inc., at 1-866-252-0358.

Costs of Soliciting Proxies

Owens & Minor will pay all costs of this proxy solicitation. The Company has retained Georgeson, LLC to aid in the distribution and solicitation of proxies for approximately $6,000 plus expenses. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in forwarding proxy and solicitation materials.

CORPORATE GOVERNANCE

General.    The Company is managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. Each year, we review our corporate governance policies and practices relative to applicable laws, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated thereunder or adopted by the Securities and Exchange Commission (“SEC”) and the NYSE, the exchange on which the Common Stock is listed, as well as the policies and practices recommended by groups and authorities active in corporate governance.

Corporate Governance Materials.    The Company’s Bylaws, Corporate Governance Guidelines, Code of Honor and the charters of the Audit Committee, the Compensation & Benefits Committee (the “Compensation Committee”), and the Governance & Nominating Committee are available on our website at http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab. The information available on, or that can be accessed through, our website is not a part of, or incorporated by reference into, this Proxy Statement.

Code of Honor.    The Board of Directors has adopted a Code of Honor that is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the members of the Board of Directors. We intend to post any amendments to or waivers from our Code of Honor (to the extent applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer, any other executive officer or any director) on our website http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab.

Director Independence.    The Board of Directors has determined that the following Board members and/or nominees are “independent” within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines: Stuart M. Essig, John W. Gerdelman, Barbara B. Hill, Lemuel E. Lewis, Martha H. Marsh, Mark F. McGettrick, Eddie N. Moore, Jr., Robert C. Sledd, and Anne Marie Whittemore. To assist it in making determinations of independence, the Board has adopted categorical standards which are included in the Company’s Corporate Governance Guidelines available on our website at http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab. The Board has determined that all directors and/or nominees identified as independent in this Proxy Statement meet these standards.

Structure and Leadership of the Board.    The Board of Directors does not have a firm policy with respect to the separation of the offices of Chairman of the Board and the Chief Executive Officer. Instead, the Board believes that it is in the best interests of the Company for the Board to make this determination as part of the succession planning process when it selects a new Chief Executive Officer or when a Chairman ceases his or her service on the Board. At the time of Mr. Sledd’s appointment as interim President and Chief Executive Officer in November 2018, the Board believed it was in the best interest of the Company to have Mr. Sledd also serve as Chairman of the Board to ensure stronger oversight and clear transparency of the performance and operations of the Company to the Board while in a period of interim executive leadership. Following the appointment of Mr. Pesicka as President and Chief Executive Officer on March 7, 2019, the Board again evaluated the separation of the offices of the Chairman of the Board and the Chief Executive Officer. The Board currently believes that maintaining Mr. Sledd as Chairman of the Board is in the best interests of the Company because it preserves continuity in the operation of the Board and provides a strong source of institutional knowledge and history of operations of the Company, as Mr. Sledd has served on our Board for over eight years. The Board believes that the separation of the Chairman and Chief Executive Officer roles also currently serves the best interests of the Company by allowing a tenured Director and former Chief Executive Officer of the Company to lead the Board while our current Chief Executive Officer, who is new to our organization, focuses on the Company’s day-to-day operations and the implementation of strategic initiatives during a time of transformation of our Company.

Our Corporate Governance Guidelines also provide for the annual election of an independent lead director by our non-management directors. The independent lead director primarily, among other things, presides at

Board meetings in the absence of the Chairman, presides at meetings of the independent directors, serves as the principal liaison between the independent directors and the Chairman and Chief Executive Officer, and advises the Chairman with respect to agendas and information requirements relating to the Board and committee meetings. The Board believes that the independent lead director, when the Chairman is not independent, enhances communications between Board members (including the Chairman) and committees as well as the overall functioning of the Board’s leadership.

Majority Vote Requirement for Election of Directors.    The Company’s Bylaws and Corporate Governance Guidelines provide for the election of directors by majority vote in uncontested elections. Under the Company’s Corporate Governance Guidelines, with respect to director nominations, the Board will only nominate those incumbent directors who submit irrevocable resignations effective upon the failure of such director nominee to receive the required vote for re-election and Board’s acceptance of such resignation. In the event an incumbent director fails to receive a majority of the votes cast, the Governance & Nominating Committee (or such other committee designated by the Board) will make a recommendation to the Board as to whether to accept or reject the resignation. The Board must act on the resignation, taking into account the Governance & Nominating Committee’s recommendation, and publicly disclose its decision regarding the resignation, including, if applicable, its rationale for rejecting a resignation, in a press release and an appropriate disclosure with the SEC within 90 days following certification of the election results. The Governance & Nominating Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board’s Role in Risk Oversight.    The Board of Directors currently administers its risk oversight function through the full Board and not through a separate risk committee of the Board. However, each of the Audit Committee, the Compensation Committee and the Governance & Nominating Committee oversees the specific financial, compensation, compliance and governance risks, respectively, relating to its functions and responsibilities and reports on these matters to the full Board. The Board performs its risk oversight function through regular reporting by the Board committees as well as the officers and management-level personnel who supervise the day-to-day risk management activities of the Company, including an enterprise risk steering committee comprised of senior leaders of the Company.

Risk Assessment of Compensation Programs.    With respect to our overall compensation programs, Company management reviews our compensation policies and practices each year to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. As part of this assessment and with assistance and guidance provided by independent compensation consultant Semler Brossy Consulting Group, LLC (“Semler Brossy”), we reviewed the design and features of our compensation and benefits programs and policies, potential risks that could be created by these programs and features of our programs and corporate governance policies that help to mitigate risk. Based on this review and assessment, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Annual Performance Evaluation.    The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Governance & Nominating Committee receives comments from all directors and reports annually to the Board with an assessment of the Board’s performance. The assessment focuses on the Board’s contribution to the Company and specifically focuses on areas in which the Board or management believes that the Board can improve.

REPORT OF THE GOVERNANCE & NOMINATING COMMITTEE

The Governance & Nominating Committee is composed of four directors, all of whom are independent. The Governance & Nominating Committee met four times during 2018. In performing the various duties and responsibilities outlined in its charter, the Governance & Nominating Committee, among other things, received regular reports on the Company’s enterprise quality and regulatory compliance; reviewed the performance of the Chief Executive Officer; reviewed and approved its charter and the Corporate Governance Guidelines; engaged an outside compensation firm to review and assess the Company’s director compensation program relative to comparable peer companies; and implemented the annual Board assessment process. During 2018, the Committee reviewed and recommended for Board approval several changes in the executive management team, including the Chief Executive Officer and Chief Financial Officer, and devoted time to management succession planning.

In anticipation of the retirement of several directors over the next several years, the Committee is devoting considerable time and attention to director succession planning, which includes the engagement with an outside consulting firm to assist in the identification and strategic recruitment of directors possessing the qualities, character, experience and expertise that will contribute to the leadership and success of the Company in the rapidly changing healthcare industry.

The Committee also reviewed and discussed the shareholder proposal received by the Company requesting that the Company adopt a proxy access bylaw.

THE GOVERNANCE & NOMINATING

COMMITTEE

Martha H. Marsh, Chairman

Stuart M. Essig

Lemuel E. Lewis

Eddie N. Moore, Jr.

BOARD MEETINGS

The Board of Directors held 17 meetings during 2018. All directors attended at least 75% of the meetings of the Board and committees on which they served. Our directors attend our annual meeting of shareholders unless there is compelling reason why they cannot. All of our directors attended our 2018 Annual Meeting of Shareholders.

Under the Company’s Corporate Governance Guidelines, the independent directors meet in executive session after each regularly scheduled Board meeting. These meetings are chaired by our lead director who is elected annually by the non-management directors following each annual meeting of shareholders. Anne Marie Whittemore currently serves as lead director and presides over these executive sessions. As lead director, Ms. Whittemore is also invited to participate in meetings of all Board committees but is permitted to vote only in meetings of committees of which she is a member. Shareholders and other interested parties may contact the lead director by following the procedures set forth in “Communications with the Board of Directors” on page 11 of this Proxy Statement.

COMMITTEES OF THE BOARD

The Board of Directors currently has the following committees, which the Board established to assist it with its responsibilities:

Audit Committee:    Oversees (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualification and independence of the Company’s independent registered public accounting firm, (iv) the performance of the Company’s independent registered public accounting firm and internal audit functions and (v) issues involving the Company’s ethical and legal compliance responsibilities. The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the Company’s independent registered public accounting firm. The Board of Directors has determined that each of Messrs. Lewis, Moore and McGettrick is an “audit committee financial expert,” as defined by SEC regulations and that each member of the Audit Committee is financially literate under NYSE listing standards. All members of the Audit Committee are independent as such term is defined under the enhanced independence standards for audit committees in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder as incorporated into the NYSE listing standards and under the Company’s Corporate Governance Guidelines. The Audit Committee met seven times during 2018.

Compensation & Benefits Committee:    Administers executive compensation programs, policies and practices. Advises the Board on salaries and compensation of the executive officers and makes other studies and recommendations concerning compensation and compensation policies. May delegate authority for day-to-day administration and interpretation of compensation plans to certain senior officers of the Company (other than for matters affecting executive officer compensation and benefits). For further information on this committee’s processes and procedures, see “Compensation Discussion and Analysis” on page 33 of this Proxy Statement. All members of the Compensation Committee are independent within the meaning of the enhanced NYSE listing standards and the Company’s Corporate Governance Guidelines. The Compensation Committee met five times during 2018.

Governance & Nominating Committee:    Considers and recommends nominees for election as directors and officers and nominees for each Board committee. Reviews and recommends changes to director compensation. Reviews and evaluates the procedures, practices and policies of the Board and its members and leads the Board in its annual self-review. Oversees the governance of the Company, including reviewing and recommending changes to the Corporate Governance Guidelines. Conducts succession planning for senior management. All members of the Governance & Nominating Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines. The Governance & Nominating Committee met four times during 2018.

Executive Committee:    Exercises limited powers of the Board when the Board is not in session. The Executive Committee did not meet during 2018.

BOARD COMMITTEE MEMBERSHIP

Director	Board	Audit	Compensation & Benefits	Executive	Governance & Nominating
Stuart M. Essig	X		X		X
John W. Gerdelman**	X	X
Barbara B. Hill	X		X*	X
Lemuel E. Lewis**	X	X*		X	X
Martha H. Marsh**	X		X	X	X*
Mark F. McGettrick	X	X
Eddie N. Moore, Jr.	X	X			X
Edward A. Pesicka***	X
Robert C. Sledd*	X			X*
Anne Marie Whittemore	X			X
No. of meetings in 2018	17	7	5	0	4

*Chairman of the Board of Directors or respective Committee

**Messrs. Gerdelman and Lewis and Ms. Marsh have notified the Board of Directors that they are not standing for re-election at the annual meeting.

***Mr. Pesicka was elected to the Board of Directors on March 7, 2019 and has not been elected to a Board committee.

DIRECTOR COMPENSATION

The Governance & Nominating Committee reviews director compensation annually, and it is the responsibility of this committee to recommend to the Board of Directors any changes in director compensation. The Board of Directors makes the final determination with respect to director compensation. The Governance & Nominating Committee has the authority under its charter to retain outside consultants or advisors to assist it in gathering information and making decisions.

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the commitment of time directors must make in performing their duties, the level of skills required by the Company of its Board members and the market competitiveness of its director compensation levels. In May 2018, after conducting a market review with respect to other leading companies of similar size to the Company and with respect to the Company’s peer group, under the supervision of the Governance & Nominating Committee, and upon recommendation of the Company’s independent compensation consultant, the Board approved changes to the compensation arrangements for the independent directors of the Company. The changes align director compensation with the approximate median director compensation of the Company’s peer group. The Company discontinued meeting fees with respect to meetings of the Board and its committees in favor of a yearly fixed cash retainer. The Board also increased the annual equity retainer for directors and increased the requirement for the independent directors to own Company common stock to an aggregate value of $325,000, which is consistent with the median value of the Company’s peer group. Existing independent directors have until May 8, 2023 to reach this ownership level and any new independent directors elected after May 8, 2018 have until five years after their election to reach this ownership level. The table below sets forth the schedule of fees paid to non-employee directors for their annual retainer and service in various capacities on Board committees and in Board leadership roles. Employee directors do not receive any additional compensation for serving on the Board or any of its committees.

Schedule of Director Fees

Type of Fee	Cash	Equity
Annual Retainer	$60,000	$175,000	(1)
Additional Annual Retainer for Lead Director	40,000	N/A
Additional Annual Retainer for Audit Committee Chair	20,000	N/A
Additional Annual Retainer for Compensation Committee Chair	20,000	N/A
Additional Annual Retainer for Governance & Nominating Committee Chair	15,000	N/A

(1) Restricted stock grant with one-year vesting period.

Directors may defer the receipt of all or part of their director fees under the Directors’ Deferred Compensation Plan. Amounts deferred are “invested” in bookkeeping accounts that measure earnings and losses based on the performance of a particular investment. Directors may elect to defer their fees into the following two subaccounts: (i) an account based upon the price of the Common Stock and (ii) an account based upon the current interest rate of the Company’s fixed income fund in its 401(k) plan. Subject to certain restrictions, a director may take cash distributions from a deferred fee account either prior to or following the termination of his or her service as a director.

Director Compensation Table

The table below summarizes the actual compensation paid by the Company to non-employee directors during the year ended December 31, 2018.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (1)(2)(4)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stuart M. Essig	68,000	175,000	—	—	—	—	243,000
John W. Gerdelman	70,200	175,000	—	—	—	—	245,200
Barbara B. Hill	80,600	175,000	—	—	—	—	255,600
Lemuel E. Lewis	94,200	175,000	—	—	—	—	269,200
Martha H. Marsh	88,600	175,000	—	—	—	—	263,600
Mark F. McGettrick	67,833	191,667	—	—	—	—	259,500
Eddie N. Moore, Jr.	73,200	175,000	—	—	—	—	248,200
James E. Rogers (5)	13,600	N/A	—	—	—	—	13,600
David S. Simmons (5)	8,800	N/A	—	—	—	—	8,800
Robert C. Sledd (6)	95,300	175,000	—	—	—	—	270,300
Anne Marie Whittemore	106,000	175,000	—	—	—	—	281,000

(1) Includes amounts deferred by the directors under the Directors’ Deferred Compensation Plan.

(2) The amounts included in the “Stock Awards” column are the aggregate grant date fair value of the awards computed in accordance with the FASB ASC Topic 718.

(3) Option Awards were not granted to Directors in 2018.

(4) The Stock Award amount of $175,000 equated to 10,355 shares of Restricted Stock based on the closing stock price of $16.90 on May 17, 2018, the date of grant. These shares vest on May 17, 2019. Upon his appointment to the Board on March 1, 2018, Mr. McGettrick received a Stock Award in the amount of $16,667 which equated to 1,035 shares of Restricted Stock based on the closing price of $16.11 on that date. These shares vested on March 1, 2019. Messrs. Rogers and Simmons did not receive a Stock Award during 2018.

(5) Messrs. Rogers and Simmons retired from the Board of Directors at the 2018 Annual Meeting.

(6) Mr. Sledd assumed the role of Chairman of the Board, interim President and Chief Executive Officer of the Company on November 7, 2018. The amounts in the above table reflect compensation to Mr. Sledd as a director of the Company from January 1, 2018 through November 6, 2018. While serving as Chairman of the Board, interim President and Chief Executive Officer of the Company, Mr. Sledd did not receive additional compensation for his service as a director.

Stock Ownership Guidelines for Directors

The Company maintains stock ownership guidelines for its directors and modified those guidelines in 2018 to provide that each director shall attain, within five years after his or her service on the Board begins (or by May 8, 2023 for directors serving as of May 8, 2018), a level of equity ownership of Common Stock having a value of at least $325,000.

DIRECTOR NOMINATING PROCESS

Director Candidate Recommendations and Nominations by Shareholders.    The Governance & Nominating Committee charter provides that the Governance & Nominating Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Governance & Nominating Committee through the method described under “Communications with the Board of Directors” below. In addition, our Bylaws provide that any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate directors by complying with the notice procedures set forth in the Bylaws and summarized in “Shareholder Proposals” on page 73 of this Proxy Statement.

Process for Identifying and Evaluating Director Candidates.    The Governance & Nominating Committee evaluates all director candidates in accordance with the director qualification standards and the criteria described in our Corporate Governance Guidelines. These guidelines require the Governance & Nominating Committee on an annual basis to review and evaluate the requisite skills and characteristics of individual Board members and nominees as well as the composition of the Board as a whole. This assessment includes whether the member or candidate is independent and includes considerations of diversity, age, skills and experience in the context of the Board’s needs. The goal of the Governance & Nominating Committee is to have a Board whose membership reflects a mix of diverse skill sets, technical expertise, educational and professional backgrounds, industry experiences and public service as well as perspectives of different genders and ethnicities. The Governance & Nominating Committee reviews its annual assessment with the Board each year and, as new member candidates are sought, attempts to maintain and enhance the level of diverse backgrounds and viewpoints of directors constituting the Board. As part of the Board’s annual self-assessment process, the Board will consider the effectiveness of its overall composition and structure as well as its performance and functioning.

There are no differences in the manner in which the Governance & Nominating Committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Governance & Nominating Committee did not receive any nominations from any shareholders for the 2019 Annual Meeting.

Our Bylaws provide that no director nominee can stand for election if, at the time of appointment or election, the nominee is over the age of 72; however, on exceptional circumstances, the Board may waive on a temporary basis the director age limitations to allow a director to be appointed, elected and serve past age 72.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has approved a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties can send written communications to the Board, any committee of the Board, non-management directors as a group, the Chairman, the lead director or any other individual director at the following address: P.O. Box 2076, Mechanicsville, VA 23116-2076. All communications will be relayed directly to the applicable director(s).

PROPOSAL 1: ELECTION OF DIRECTORS

Seven directors have been nominated for election to the Board of Directors for a one-year term expiring at the 2020 Annual Meeting of Shareholders or until their respective successors are elected. Each nominee has agreed to serve if elected and qualified. If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board. Proxies will be voted for the nominees shown below (or if not able to serve, such substitutes as may be designated by the Board). The Board has no reason to believe that any of the nominees will be unable to serve.

Our Bylaws currently provide that the Board of Directors shall consist of ten directors and the Company intends to amend its Bylaws to provide for seven directors upon the election of the seven nominees in this Proxy Statement. The Governance & Nominating Committee has recommended to the Board of Directors, and the Board of Directors has approved, seven persons as nominees for election to the Board of Directors. The Board of Directors has approved the continuation of service by Ms. Whittemore as a director of the Company past the age of 72 to serve until no later than December 31, 2019. The Board believes that it is in the best interest of the Company for Ms. Whittemore, who has served on the Board for over 25 years and as independent lead director for approximately five years, to remain on the Board to assist the Company with the transition of Mr. Pesicka to President and Chief Executive Officer and Mr. Sledd to independent Chairman. At its meeting immediately following the 2019 Annual Meeting, the Board of Directors intends to amend the Bylaws to decrease the size of the Board of Directors from ten to seven directors to remove vacancies created by the departure of retiring directors Messrs. Gerdelman and Lewis and Ms. Marsh. Proxies cannot be voted for a greater number of directors than the number of nominees named.

Information on each nominee, including the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director of the Company, is set forth below.

NOMINEES FOR ELECTION

Stuart M. Essig, Ph.D. 57, has served as Chairman of the Board of Integra LifeSciences Holdings Corporation since 2012. From 1997 to 2012, he served as Chief Executive Officer of Integra LifeSciences, during which time he built the business into a global surgical products leader. Prior to joining Integra LifeSciences, Mr. Essig was a managing director in mergers and acquisitions for Goldman Sachs Group, Inc. He also has been Managing Partner since 2012 of Prettybrook Partners LLC, a family office investing in healthcare. He also serves on the boards of directors of IDEXX Laboratories, SeaSpine Holdings Corporation, Breg, Inc. and Availity, LLC, and formerly served on the boards of St. Jude Medical, Inc. Zimmer Biomet and Vital Signs. Mr. Essig has been a director of the Company since 2013.

The Board of Directors has nominated Mr. Essig to continue his service as a director of the Company based on his strong background and leadership experience in the medical supplies manufacturing industry and broad-based knowledge of the healthcare industry. His insights into the medical supplies manufacturing industry, both domestic and international, bring a unique perspective to Owens & Minor’s Board that assists us strategically as we grow our proprietary product manufacturing and sales capabilities and seek to manage our many relationships with the manufacturing community globally.

Barbara B. Hill, 66, has served as an Operating Partner of NexPhase Capital, a private equity firm (formerly Moelis Capital Partners), since 2011, where she focuses on healthcare-related investments and providing strategic and operating support for NexPhase’s healthcare portfolio companies. From 2006 to 2010, Ms. Hill served as Chief Executive Officer and a director of ValueOptions, Inc., a national managed behavioral health company and FHC Health Systems, its parent company. Prior to that, Ms. Hill served as President and a director of Express Scripts, Inc., a pharmacy benefits management company. In previous positions, Ms. Hill was responsible for operations nationally for Cigna HealthCare, and also served as the CEO of health plans owned by Prudential, Aetna, and the Johns Hopkins Health System. She was active with the boards or committees of the Association of Health Insurance Plans and other health insurance industry groups. Ms. Hill currently serves as a member of the board of directors of Omega Healthcare Investors, Inc., a healthcare REIT, and Integra LifeSciences Holdings Corporation, a medical device company. She formerly served on the board of St. Jude Medical Corporation., a medical device company from 2007 to 2017 until its sale to Abbott Labs, and Revera Inc., a Canadian company operating over 500 senior facilities throughout Canada, Great Britain and the U.S. from 2010 to 2017. Ms. Hill has been a director of the Company since 2017.

The Board of Directors has nominated Ms. Hill to continue her service as a director of the Company based on her extensive experience in the healthcare industry. Ms. Hill brings deep management experience and insight both generally and specific to the healthcare industry, including unique strategic and operational experience from the managed healthcare and pharmaceutical industries. Her unique perspective will benefit Owens & Minor as it continues to expand as a full-service partner for customers that focus on global healthcare solutions and understand the challenges faced at multiple levels within the global healthcare marketplace.

Mark F. McGettrick, 61, retired in December 2018 as Executive Vice President and Chief Financial Officer of Dominion Energy Inc., a position he held since June 2009. In addition, Mr. McGettrick also previously served as Executive Vice President, Chief Financial Officer and a member of the board of directors of Dominion Energy Midstream GP, LLC, the general partner of Dominion Energy Midstream Partners, LP, from March 2014 until 2018. From January 2003 to 2009, Mr. McGettrick served as Chief Executive Officer of the company’s Dominion Generation operating segment. Mr. McGettrick joined Dominion Energy, Inc. in 1980 and during his tenure has held a variety of other management positions in distribution design, accounting, customer service and generation. He formerly served on the board of directors of Virginia Electric and Power Company and Dominion Energy Gas Holdings, LLC, which are wholly-owned subsidiaries of Dominion Energy, Inc. Mr. McGettrick was appointed to the Board on March 1, 2018.

The Board of Directors has nominated Mr. McGettrick to serve as a director of the Company based on his background and breadth of experience in risk management, business planning, accounting, mergers and acquisitions and financial analysis through his service as a Chief Financial Officer of a large publicly-traded company. The Board of Directors has also designated Mr. McGettrick as an audit committee financial expert based on his strong financial knowledge and experience.

Eddie N. Moore, Jr., 71, retired in 2017 as President & Chief Executive Officer of Norfolk State University, a position he held since January 2015, after serving as the Interim President beginning in September 2013. From 2011 to 2012, he served as President of St. Paul’s College. He is President Emeritus of Virginia State University after serving as its President from 1993 to 2010. Prior to leading Virginia State University, Mr. Moore served as state treasurer for the Commonwealth of Virginia, heading the Department of the Treasury and serving on fifteen state boards and authorities. He also serves on the board of directors of Universal Corporation. Mr. Moore has been a director of the Company since 2005.

The Board of Directors has nominated Mr. Moore to continue his service as a director of the Company based on his strong background in accounting and finance, which qualify him to serve as an audit committee financial expert, and his leadership experience in managing prominent educational institutions. The Board believes that Mr. Moore’s experiences in the public sector bring unique perspectives and disciplines to the Board’s deliberations and decision-making processes.

Edward A. Pesicka, 51, was named the President and Chief Executive Officer of Owens & Minor, Inc. and elected to the Board on March 7, 2019. Previously he served as an independent consultant and advisor in the healthcare, life sciences and distribution industries since January 1, 2016. From January 2000 through April 2015, Mr. Pesicka served in various roles of increasing responsibility at Thermo Fisher Scientific Inc., including, most recently, Chief Commercial Officer and Senior Vice President from January 2014 to April 2015. Prior to that, he was President, Customer Channels at Thermo Fisher from July 2008 to January 2014 and President, Research Market from November 2006 to July 2008. Earlier in his career, Mr. Pesicka held various Vice President-level roles in Thermo Fischer Scientific’s finance department, serving as Chief Financial Officer of numerous divisions. Prior to Thermo Fisher Scientific, Mr. Pesicka spent eight years with TRW, Inc. in its finance department and three years with PricewaterhouseCoopers as an auditor.

The Board of Directors has nominated Mr. Pesicka to serve as a director of the Company based upon his unique ability as President and Chief Executive Officer to communicate to and inform the Board about the Company’s day-to-day operations, implementation of strategic initiatives, and industry developments. The Board believes that Mr. Pesicka brings an important perspective on the Company’s current operations and ongoing relationships with customers and suppliers. Mr. Pesicka’s substantial experience and expertise in distribution, as well as the healthcare and life sciences industries, allow him to contribute valuable industry perspectives and strategic leadership to the Board.

Robert C. Sledd, 66, currently serves as the Board’s Chairman and previously as the Interim President and Chief Executive Officer of Owens & Minor, Inc., from November 2018 to March 2019. He previously served as a Senior Economic Advisor to the Governor of Virginia from 2010 to 2014. Since 2008, he also has served as Managing Partner of Pinnacle Ventures, LLC and Sledd Properties, LLC. From 1995 to 2008, he served as Chairman of Performance Food Group Co. (“PFG”), a foodservice distribution company that he co-founded in 1987. He served as Chief Executive Officer of PFG from 1987 to 2001 and from 2004 to 2006. He also serves on the boards of directors of SCP Pool Corporation and Universal Corporation. Mr. Sledd has been a director of the Company since 2007.

The Board of Directors has nominated Mr. Sledd to continue his service as a director of the Company based on his expertise in economic and business development policy, as well as his experience as a former chief executive of a foodservice distribution company, including his knowledge and understanding of the specific issues and challenges faced by companies in the business of distribution and supply chain management. His experiences in founding, growing and taking public PFG allow him to contribute to the Board a breadth of perspectives and ideas on matters of corporate management, governance and strategic growth.

Anne Marie Whittemore, 73, is a retired partner in the law firm of McGuireWoods LLP where she was a partner from 1977 through 2018. She also formerly served on the board of directors of T. Rowe Price Group, Inc., and on the board of Albemarle Corporation and is a former Chairman of the Board of the Federal Reserve Bank of Richmond. Ms. Whittemore has been a director of the Company since 1991 and independent lead director since 2014.

The Board of Directors has nominated Ms. Whittemore to continue her service as a director of the Company based on her breadth of knowledge of the Company and the unique background and perspectives she brings to the Board as an attorney whose areas of specialty include corporate governance and complex commercial and securities litigation matters. Her experience includes representation of several Fortune 100 corporations and other companies in matters involving corporate governance and shareholder matters. Ms. Whittemore also has extensive experience as a public company director and member of both compensation and governance committees, which the Board believes contributes to her strong leadership skills and led to her appointment in 2014 as lead director.

The Board of Directors recommends a vote FOR the election of each nominee as director.

RETIRING DIRECTORS

Effective immediately following the Annual Meeting, Messrs. Gerdelman’s and Lewis’ and Ms. Marsh’s respective terms will expire, at which time each of them will retire from the Board. The Company gratefully acknowledges and thanks Messrs. Gerdelman and Lewis and Ms. Marsh for their respective years of service on the Board and dedication to the Company, its shareholders and teammates.

John W. Gerdelman, 66, is Managing Partner of River2, an investment and consulting partnership. Mr. Gerdelman was President of Long Lines Limited, a telecommunications service provider, from 2010 to 2011. Before joining Long Lines in 2010, he co-founded Intelliden Corporation, a network solutions provider for which Mr. Gerdelman served as Executive Chairman from 2003 until it was acquired by IBM in 2010. Mr. Gerdelman has served in a number of leadership positions for other telecommunications companies, including 15 years with MCI Communications Corporation. He previously served on the board of directors of Brocade Communications Systems, Inc., Sycamore Networks, Inc., Proxim Wireless Corporation, APAC Customer Services, Inc. and McData Corporation. Mr. Gerdelman has been a director of the Company since 2010 and has contributed his experience and perspectives as the Company expanded systems and technology solutions to support our business operations. Mr. Gerdelman will retire immediately following the 2019 Annual Meeting.

Lemuel E. Lewis, 72, is a former Chairman of the Board of the Federal Reserve Bank of Richmond, a position he held from 2009 until his retirement from the board on December 31, 2010. Mr. Lewis was appointed to the Board of the Federal Reserve Bank of Richmond in 2004 and served as Deputy Chairman from 2007 to 2008, and Chairman of the Audit Committee from 2005 to 2008. He previously served as Executive Vice President and Chief Financial Officer of Landmark Communications, Inc., a privately-held media and broadcasting company, from 2000 to 2006. He currently serves on the board of directors of Markel Corporation where he is Chairman of the Audit Committee. He also serves on the board of directors of Dollar Tree, Inc. and previously served on the board of Landmark Communications, Inc. Mr. Lewis has been a director of the Company since 2011, including Chairman of the Audit Committee since 2014, and has contributed his breadth of experience in accounting and finance, and as a former chief financial officer, to the Company throughout his years of service. Mr. Lewis will retire immediately following the 2019 Annual Meeting.

Martha H. Marsh, 70, retired in 2010 as President & Chief Executive Officer of Stanford Hospital & Clinics, a position she held since 2002. She also served as the Chief Executive Officer of the University of California Davis Health System from 1999 to 2002. After beginning her career at Arthur Andersen in 1975, she served the healthcare industry for more than thirty years in a variety of leadership positions, including as Senior Vice President for Professional Services and Managed Care at the University of Pennsylvania Health System. Ms. Marsh has also served on a variety of healthcare boards and committees. She currently serves on the boards of directors of AMN Healthcare Services, Inc. and Edward Life Sciences and previously served on the board of Thoratec Inc. Ms. Marsh has been a director of the Company since 2012, including Chairman of the Governance & Nominating Committee since 2014, and has contributed her extensive background in and knowledge of the healthcare industry, specifically in the healthcare provider marketplace. Ms. Marsh will retire immediately following the 2019 Annual Meeting.

PROPOSAL 2: APPROVAL OF AMENDMENT NO. 1 TO THE OWENS & MINOR, INC. 2018 STOCK INCENTIVE PLAN

The Company currently has in effect the 2018 Stock Incentive Plan (the “2018 Plan”), which was approved by shareholders at our 2018 Annual Meeting held on May 8, 2018. The 2018 Plan permits the grant of options, stock appreciation rights, stock awards, stock units and incentive awards. The 2018 Plan replaced the Company’s 2015 Stock Incentive Plan (the “2015 Plan”).

On February 7, 2019, our Board of Directors adopted Amendment No. 1 to the 2018 Plan (“Amendment No. 1”), subject to the approval of shareholders. Amendment No. 1 increases the maximum number of shares of Common Stock available under the 2018 Plan by 840,000 shares. The Amendment also shortens the duration of the Plan from February 7, 2028 to February 6, 2024 (so that the 2018 Plan after amendment will not extend more than five years from the date of Amendment No. 1). As of March 15, 2019, 1,722,098 shares are available for grant under the 2018 Plan (excluding the 840,000 additional shares that would be available if shareholders approve Amendment No. 1). The text of Amendment No. 1 is attached to this Proxy Statement as Appendix A.

The closing price of the Company’s Common Stock on March 15, 2019 was $4.84 per share.

Reasons for Amendment No. 1 to the 2018 Plan and Recommendation of the Board of Directors

Our Board of Directors believes that the 2018 Plan has benefited the Company by (i) assisting in recruiting and retaining the services of teammates and non-employee directors with high ability and initiative, (ii) providing greater incentives for teammates and non-employee directors who provide valuable services to the Company and its subsidiaries and affiliates, and (iii) associating the interests of teammates and non-employee directors with those of the Company and its shareholders. Our Board of Directors believes that the proposed increase in the maximum number of shares of Common Stock to be available under the 2018 Plan is necessary for the Company to continue to experience these benefits.

As described in more detail in this Proxy Statement under “Executive Compensation—Compensation Disclosure and Analysis,” we believe our compensation programs, which include the 2018 Plan, are structured to attract, retain and motivate our teammates and non-employee directors and are in the best interests of the Company and its shareholders. Our Board of Directors believes that equity incentive awards play a key role in these programs as they help align the interests of teammates and non-employee directors with those of the Company and our shareholders. As of March 15, 2019, there were (1) 63,021,720 shares of our Common Stock outstanding, (2) 4,045,550 awards outstanding representing full value shares, which include outstanding Performance Shares (assuming there is achievement under these shares at target levels), and (3) no outstanding stock options or stock appreciation rights. As of this date, there are only 1,722,098 shares available for grant under the 2018 Plan (not counting any shares that potentially might become available hereafter because of the expiration, cancellation or forfeiture of an outstanding award without the issuance of the underlying shares).

Historical Burn Rate; Potential Economic Dilution Analysis. We are committed to managing the use of our equity incentives prudently to balance the benefits equity compensation brings to our compensation programs against the dilution it causes our shareholders. As part of our analysis when considering the number of shares to be added to the 2018 Plan by Amendment No. 1, we considered our equity plans’ “burn rate,” calculated as (i) the number of shares subject to equity awards granted under the 2015 Plan and the 2018 Plan for the three years ending December 31, 2018, divided by (ii) the weighted average number of shares outstanding for that period. Our average burn rate for the three years ending December 31, 2018 was 2.27%. The total potential dilution resulting from issuing all shares authorized under our equity plans as of March 15, 2019 (including the 840,000 additional shares that would be available if shareholders approve Amendment No. 1) would be approximately 10.47%. We believe that our burn rate and potential dilution amounts are reasonable for our industry and market conditions. During this three-year period, we have sought to provide equity compensation to our teammates and non-employee directors who we believe are important to our organization in furthering our business strategy. In addition, since that time we have made multiple leadership appointments and promotions to advance our strategy. We made equity grants from the 2015 Plan and the 2018 Plan in connection with each of these new hires and promotions, including our employment of a new chief executive officer on March 7, 2019. Additionally, we made two significant business acquisitions in 2017 and 2018, Byram Healthcare and Halyard Health S&IP, to accelerate our business strategy and issued awards representing 542,040 shares of Common Stock to teammates who have joined us from these companies. Also contributing significantly to the number of awards that we were required to issue under the 2018 Plan in furthering our business strategy was a decline in the trading price of our Common Stock in 2018, which requires the issuance of a greater number of awards to achieve our intended incentives.

Expected Duration. We expect that the shares available under the 2018 Plan for future awards, if Amendment No. 1 to the 2018 Plan is approved by our shareholders, will be sufficient for currently-anticipated awards for the next year. Expectations regarding future share usage could be impacted by a number of factors such as: (i) the future performance of our stock price; (ii) hiring and promotion activity at the executive level; (iii) the rate at which shares are returned to the 2018 Plan reserve upon awards’ expiration, forfeiture or cash settlement without the issuance of the underlying shares; (iv) factors involved in acquiring other companies; and (v) other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

For the foregoing reasons, our Board of Directors recommends that our shareholders approve Amendment No. 1 to the 2018 Plan.

Key Features of the 2018 Plan

The 2018 Plan contains provisions considered best practices for compensation and governance purposes. Key features of the 2018 Plan (as proposed to be amended by Amendment No. 1) include:

•	The 2018 Plan generally is administered by our Compensation Committee which consists entirely of independent non-employee directors.

•	The 2018 Plan sets reasonable limits as to the awards any teammate or non-employee director may receive in any calendar year.

•	All stock options and stock appreciation rights must have an exercise price that is not less than the fair market value of the underlying stock on the grant date.

•

The maximum number of shares of our Common Stock that will be made available under the 2018 Plan is the sum of (i) 4,440,000 shares (which represents the 3,600,000 shares initially authorized under the 2018 Plan, plus an additional 840,000 shares), less the number of shares of our Common Stock subject to awards granted under the 2015 Plan after March 1, 2018 and prior to our 2018 Annual Meeting of Shareholders on May 8, 2018 (which was 385,144 shares), plus (ii) the number of shares of our Common Stock subject to awards granted under the 2015 Plan that become available after March 1, 2018 because of the expiration, cancellation or forfeiture of such awards without the issuance of the underlying shares.

•

Shares of Common Stock not issued as the result of a net settlement of options, stock appreciation rights, stock awards, stock units and incentive awards, or tendered or withheld to pay the exercise price, purchase price or withholding taxes relating to options, stock appreciation rights, stock awards, stock units and incentive stock awards, shall not again be made available for issuance as awards under the 2018 Plan.

•

All awards granted under the 2018 Plan will be subject to a one-year minimum vesting period, provided that (i) up to 5% of the shares authorized for issuance under the 2018 Plan (subject to adjustments) may provide for vesting of awards in less than one year and (ii) awards granted to non-employee directors may vest earlier than one year upon the annual meeting of the Company’s shareholders that occurs in the year immediately following the year of grant so long as the awards vest as of a date that is not earlier than two weeks prior to the anniversary date of the immediately preceding year’s annual shareholders meeting.

•

In connection with a change in control, vesting of time-based awards will only be accelerated if the time-based awards are not assumed or converted into substitute awards following the change in control and vesting of performance-based awards shall only be accelerated to the extent of actual achievement of the performance conditions as of the date of the change in control or on a prorated basis for time elapsed in ongoing performance period(s) through the date of the change in control, whichever the Committee determines appropriate, if the performance-based awards are not assumed or converted into substitute awards following the change in control. Otherwise, vesting of an award may only be accelerated in connection with a termination of service (including but not limited to death, disability, retirement or involuntary termination) or if the award is outstanding for at least one year; provided that up to 5% of the shares authorized for issuance under the 2018 Plan may be issued pursuant to awards without regard to any such restriction on accelerated vesting.

•

The 2018 Plan does not include any reload features, which would provide for an automatic grant of additional awards. or any “evergreen” share replenishment features, which would provide for an automatic increase in the number of shares available for issuance.

•

The 2018 Plan prohibits the repricing of outstanding stock options, stock appreciation rights and other stock awards in the nature of purchase rights, whether by amending an existing award or by substituting a new award at a lower price, without shareholder approval. The 2018 Plan also prohibits the payment of cash, awards or other securities in exchange for out-of-the-money stock options, stock appreciation rights and other stock awards in the nature of purchase rights, without shareholder approval.

•	Awards granted under the 2018 Plan are subject to the Company’s Recoupment Policy (which is described on page 56 of this Proxy Statement).

•

There is not a liberal change in control definition in the 2018 Plan. A change in control does not occur on announcement or commencement of a tender offer or a potential takeover or on shareholder approval of a merger or other transaction.

•	Any material amendments to the 2018 Plan require shareholder approval.

•

No dividends or dividend equivalents may be granted in connection with options, stock appreciation rights or other awards in the nature of purchase rights. No dividends or dividend equivalents may be paid in connection with any other stock award or stock unit unless and until the award is no longer subject to forfeiture conditions, and any such dividends or dividend equivalents will either be (i) deemed reinvested in additional awards which remain subject to the same forfeiture and other conditions applicable to the award to which such dividends or dividend equivalents related or (iii) accumulated (without interest) and become payable only at the time and to the extent the related award becomes nonforfeitable and/or payable. No dividends may be paid with respect to an award that is forfeited.

•	The 2018 Plan does not provide for tax gross-ups of any kind.

A summary of the principal terms of the 2018 Plan are included below. However, every aspect of the 2018 Plan is not addressed in this summary and shareholders are encouraged to read the full text of the 2018 Plan which is attached to this Proxy Statement as Appendix B. We have no current plans, proposals or arrangements, written or otherwise, to grant any specific awards under the 2018 Plan that have not been granted as of March 15, 2019, except for the grant of annual awards after our 2019 Annual Meeting of Shareholders to teammates who are not officers of the Company (the number of which awards would be approximately 1,770,403 assuming a stock price of $4.84) or as provided for under our Board of Directors compensation plan (as described on page 9 of this Proxy Statement).

Administration of the 2018 Plan

The 2018 Plan is generally administered by the Compensation Committee. The Compensation Committee approves all terms of awards to teammates under the 2018 Plan. The Compensation Committee also approves the teammates who will receive grants under the 2018 Plan, determines the type of award that will be granted and approves the number of shares of Common Stock subject to each award. The Governance & Nominating Committee of the Board of Directors administers the 2018 Plan in the case of any award that is made to a member of the Board who is not also a teammate of the Company or an affiliate. References in this summary to the “Compensation Committee” include, with respect to awards made to non-employee directors, the Governance & Nominating Committee.

Participation in 2018 Plan

Because awards under the 2018 Plan are made at the Compensation Committee’s discretion, we are unable to determine who will be selected to receive awards or the type, size or terms of the awards that may be granted if Amendment No. 1 is approved by our shareholders. However, outstanding awards previously granted under the 2018 Plan are reported herein. See “Grants of Plan Based Awards Table” on page 60 of this Proxy Statement. Additionally, awards previously granted under the 2015 Plan and the 2018 Plan and outstanding as of December 31, 2018 are also reported herein. See “Outstanding Equity Awards at Fiscal Year-End Table” on page 62 of this Proxy Statement.

Any teammate or non-employee director of the Company or any affiliate who, in the judgment of the Compensation Committee, has contributed significantly or can be expected to contribute significantly to the performance of the Company and/or its affiliates may receive an award under the 2018 Plan. The Company currently has approximately 17,600 teammates (including approximately 12 teammates who are officers), and the Company currently has nine non-employee directors. In fiscal 2018 the Company made awards to 500 participants, which included 17 executive officers and seven non-employee directors. The Compensation Committee has the complete discretion, as provided in the 2018 Plan, to select eligible teammates and/or non-employee directors to receive awards under the 2018 Plan and to determine for each teammate or non-employee director the nature of the award and the terms and conditions of each award.

The basis for participation in the 2018 Plan is that the Compensation Committee determines that such participation will further the 2018 Plan’s purposes. In exercising its discretion, the Compensation Committee will consider the recommendations of management and the purposes of the 2018 Plan, which include the recruiting and retaining of teammates and non-employee directors with high ability and initiative, providing greater incentives for teammates and non-employee directors who provide valuable services to the Company and its affiliates and associating the interests of these persons with those of the Company and its shareholders. For a description of the basis of participation for our executive officers and non-employee directors during fiscal 2018, see “Compensation Discussion and Analysis” on pages 33 through 57 of the Proxy Statement and “Director Compensation” on page 9 of the Proxy Statement.

The 2018 Plan includes reasonable limits on the benefits that any participant may receive for any calendar year. No teammate may be granted, in any calendar year, (i) options, stock appreciation rights or other purchase rights for more than 2,000,000 shares of our Common Stock, (ii) stock awards or stock units for more than 1,000,000 shares of our Common Stock or (iii) incentive awards for more than $10,000,000. The foregoing limitations can be multiplied by two for awards granted to teammates during the calendar year in which the teammate first commences employment or other service. The 2018 Plan also provides that a non-employee director may not be granted awards during any single calendar year in respect of the non-employee director’s service as a member of the board that, taken together with any cash fees paid to the non-employee director in that calendar year, exceeds $750,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial accounting purposes). The Compensation Committee may, however, make exceptions to the foregoing limit (up to twice such limit) for a non-executive chair of the Board of Directors or, in extraordinary circumstances, for other individual non-employee directors, as the Compensation Committee may determine, provided that the non-employee director receiving such awards may not participate in the decision to make such awards.

Share Authorization

The maximum aggregate number of shares of Common Stock that may be issued under the 2018 Plan (as amended by Amendment No. 1) is the sum of (i) 4,440,000 shares (which represents the 3,600,000 shares initially authorized under the 2018 Plan, plus an additional 840,000 shares, less the number of shares of our Common Stock subject to awards granted under the 2015 Plan after March 1, 2018 and prior to our 2018 Annual Meeting of Shareholders on May 8, 2018 (which was 385,144 shares), plus (ii) the number of shares of our Common Stock that are subject to awards granted under the 2015 Plan that become available after March 1, 2018 because of the expiration, cancellation or forfeiture of such awards without the issuance of the underlying shares. In connection with stock splits, stock dividends, recapitalizations and certain other events, the Board will make adjustments that it deems appropriate in the aggregate number of shares of Common Stock that may be issued under the 2018 Plan, the terms of outstanding awards and the per individual grant limitations set forth in the 2018 Plan.

Except as described herein, each share of Common Stock issued in connection with an award granted under the 2018 Plan will reduce the total number of shares of Common Stock available for issuance under the 2018 Plan by one. If any options, stock appreciation rights, stock awards, stock units or other awards terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or without issuance of the underlying shares, the Common Stock subject to such awards, to the extent of the termination, expiration, cancellation, forfeiture, surrender or cash settlement, will again be available for awards under the 2018 Plan. Any shares of Common Stock that are tendered or withheld from the settlement of an award to satisfy the grant, exercise or purchase price of the award or to satisfy a tax withholding obligation under an award will not be available for future awards to be granted under the 2018 Plan. If Common Stock is issued in settlement of a stock appreciation right, the number of shares available for future awards will be reduced by the number of shares for which the stock appreciation right was exercised rather than the number of shares issued. Shares of Common Stock that may be issued under the 2018 Plan may not be increased through the Company’s purchase of shares of Common Stock on the open market with the proceeds obtained from the exercise of options or other purchase rights granted under the 2018 Plan.

Awards

The Compensation Committee will determine the eligible individuals who will receive awards under the 2018 Plan and the Compensation Committee will specify the type of award that is made and will prescribe the terms and conditions that govern each award. The 2018 Plan generally provides that no award will become fully exercisable or entirely vested before the first anniversary of the date of grant of the award, provided that (i) awards may be granted without regard to this minimum vesting requirement with respect to a maximum of 5% of the shares of Common Stock authorized for issuance under the 2018 Plan and (ii) awards may be granted without regard to the minimum vesting requirement to non-employee directors as and only to the extent described above. Notwithstanding the preceding sentence, the Compensation Committee may accelerate the exercisability or vesting of awards (i) in connection with a termination of employment or other service (including without limitation on death, disability, retirement or involuntary termination) or (ii) if the award has been outstanding for at least one year, and up to 5% of the shares of Common Stock authorized for issuance under the 2018 Plan may be issued without regard to any such restrictions on accelerated vesting of awards.

Options.    The 2018 Plan authorizes the Compensation Committee to grant incentive stock options (under Section 421 of the Internal Revenue Code) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the Compensation Committee, provided that the price cannot be less than 100% of the fair market value of the Common Stock on the date on which the option is granted (or

110% of the shares’ fair market value on the grant date in the case of an incentive stock option to an individual who is a “ten percent shareholder” under Sections 422 and 424 of the Internal Revenue Code). Except in the event of stock splits, stock dividends and other changes in our capitalization, unless approved by shareholders, the exercise price of an outstanding option cannot be reduced and no payment can be made to cancel an option if the exercise price exceeds the shares’ fair market value on the date of cancellation.

The exercise price for any option is generally payable (i) in cash, (ii) in a cash equivalent acceptable to the Compensation Committee, or (iii) by the surrender of Common Stock (including Common Stock otherwise issuable upon exercise of the option) (or attestation of ownership of Common Stock) with an aggregate fair market value on the date on which the option is exercised equal to the exercise price for the number of shares being purchased.

The term of an option cannot exceed 10 years from the date of grant (or five years in the case of an incentive share option granted to a “ten percent shareholder”). The Compensation Committee may grant options that have a term less than the maximum term permitted under the 2018 Plan. The 2018 Plan provides for the automatic exercise of options if (a) the participant remains in the continuous employ or service of the Company from the date of grant until the stated expiration date of the option and (b) the fair market value of the shares subject to the option exceeds the exercise price. In that event, if not exercised by the participant, the option will be exercised on the stated expiration date and the participant will be issued shares of Common Stock that have a fair market value equal to the excess of the aggregate number of shares subject to the exercised portion of the option over the number of shares whose fair market value equals the aggregate exercise price of the option and applicable tax withholdings.

No dividends may be paid with respect to an option.

Stock Awards.    The 2018 Plan also provides for the grant of stock awards. A stock award is an award of Common Stock that will be subject to restrictions on transferability and such other restrictions as the Compensation Committee determines on the date of grant and consistent with the terms of the 2018 Plan, including the vesting requirements described above. The vesting requirements or restrictions may be stated with reference to one or more performance objectives, including objectives stated with respect to “performance goals” as described below under “Performance Objectives.” The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the Compensation Committee may determine.

A participant who receives a stock award will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares; provided, however, that the 2018 Plan provides that dividends payable on a stock award shall either be deemed reinvested in additional stock awards, which shall remain subject to the same forfeiture and transfer conditions applicable to the stock award with respect to which such dividends related, or accumulated and paid in cash, without interest, if and at the time the related stock award is no longer subject to forfeiture and transfer conditions. During the period, if any, when stock awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her stock award shares, (ii) the company will retain custody of the certificates and (iii) a participant must deliver a share power to the Company for each stock award. No dividends may be paid with respect to a stock award that is forfeited.

Stock Appreciation Rights.    The 2018 Plan authorizes the Compensation Committee to grant stock appreciation rights that provide the recipient with the right to receive, upon exercise of the stock appreciation right, cash, Common Stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the Common Stock on the date of exercise over the shares’ fair market value on the date of grant (the “initial value”). Stock appreciation rights will become exercisable in accordance with terms prescribed by the Compensation Committee and consistent with the terms of the 2018 Plan, including the vesting requirements described above. Stock appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a stock appreciation right cannot exceed ten years from the date of grant or five years in the case of a share appreciation right granted in tandem with an incentive stock option awarded to a “ten percent shareholder”. The Compensation Committee may grant stock appreciation rights that have a term less than such maximum terms. The 2018 Plan provides for the automatic exercise of a stock appreciation right if (a) the participant remains in the continuous employ or service from the date of grant until the stated expiration date of the stock appreciation right and (b) the fair market value of the shares subject to the stock appreciation right exceeds the initial value per share immediately prior to the stated expiration date of the stock appreciation right. In that event, if not exercised by the participant, the stock appreciation right will be exercised automatically on the stated expiration date and the participant will receive the amount payable for exercises on that date (subject to applicable withholdings).

Except in the case of stock splits, stock dividends and other changes in our capitalization, the initial value of an outstanding stock appreciation right cannot be reduced without the approval of shareholders. In addition, the 2018 Plan provides that no payment may be made on account of the cancellation of a stock appreciation right if the initial value exceeds the fair market value of a share of Common Stock.

No dividends may be paid with respect to any stock appreciation rights.

Stock Units.    The 2018 Plan also authorizes the Compensation Committee to grant awards of stock units. Stock units represent the participant’s right to receive an amount, based on the value of the Common Stock, if the requirements established by the Compensation Committee are satisfied. Consistent with the terms of the 2018 Plan, including the vesting requirements described above, the Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to the stock unit award. Performance goals may be stated with respect to the performance criteria described below under “Performance Objectives” or such other criteria determined by the Compensation Committee. If the performance goals and other requirements are met, stock units will be paid in cash, Common Stock or a combination thereof.

Incentive Awards.    The 2018 Plan also permits the grant of incentive awards. An incentive award is an opportunity to earn a payment upon the terms and conditions prescribed by the Compensation Committee. The terms and conditions may provide that the incentive award will be earned only if the participant’s employment continues for a specified period or only to the extent that the participant, the Company or an affiliate achieves objectives measured over a period of at least one year. The objectives may be stated with reference to one or more of the performance criteria described below under “Performance Objectives” or such other criteria determined by the Compensation Committee. If an incentive award is earned, the amount payable will be paid in cash, Common Stock or a combination thereof. No dividends may be paid in respect of an incentive award.

Change in Control

Unless an outstanding award is assumed or otherwise continued after a change in control, upon a change in control and cash-out of the award, (i) each option and stock appreciation right shall be fully exercisable thereafter, (ii) each stock award will become transferable and nonforfeitable, (iii) each stock unit award shall be earned in its entirety and converted into a transferable and nonforfeitable stock award, and (iv) each incentive award shall be earned, in whole or in part, in accordance with the terms of the applicable award agreement, except that (i) each performance-based option and stock appreciation right shall be exercisable, (ii) each performance-based stock award will become transferable and nonforfeitable, (iii) each performance-based stock unit award will be earned and converted into a transferable and nonforfeitable stock award, and (iv) each performance-based incentive award shall be earned only to the extent of actual performance through the date of the change in control or pro rata based on the elapsed portion of the performance period as of the date of the change in control, whichever the Committee determines appropriate.

In the event of a change in control, the Compensation Committee, in its discretion and without the need for a participant’s consent, may provide that an outstanding option, stock appreciation right, stock award, stock unit award or incentive award shall be assumed by, or a substitute award granted by, the surviving entity in the change in control. Such assumed or substituted award shall be of the same type of award as the original option, stock appreciation right, stock award, stock unit award or incentive award being assumed or substituted.

Unless an outstanding award is to be assumed or otherwise continued after the change in control, the Compensation Committee, in its discretion and without the need of a participant’s consent, may provide that (i) each option and stock appreciation right that is or will be exercisable on the date of the change in control, (ii) each stock award that is or will become transferable and nonforfeitable, (iii) each stock unit award that is or will be earned and convertible into a transferable and nonforfeitable stock award and (iv) each inventive award that is or will be earned shall be cancelled in exchange for a payment. The payment may be in cash, shares of Common Stock or other securities or consideration received by Company shareholders in the change in control transaction. The amount of the payment will be equal to (i) the amount by which the price per share received by the shareholder in the transaction exceeds the exercise price of the option or initial value of the stock appreciation right, (ii) the price per share received by the shareholders in the transaction for each share subject to a stock award or stock unit or (iii) the amount earned under the incentive award. Notwithstanding the foregoing, however, awards that are not vested, non-forfeitable or payable as of the change in control will be cancelled without any payment therefor.

A change of control under the 2018 Plan generally occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, at least 30% of our combined voting power;

•

we merge with another entity unless (i) the voting securities of the Company immediately prior to the merger continue to represent more than 50% of the combined voting power of the securities in the merged entity or its parent or (ii) the merger is effected to implement a recapitalization transaction in which no person acquires more than 30% of our combined voting power;

•	there is consummated an agreement for the sale or disposition of all or substantially all of our assets;

•	the stockholders approve a plan of complete liquidation; or

•

during any period of twelve (12) consecutive months, individuals who, at the beginning of such period, constitute our Board, together with any new directors whose nomination or election was approved by a majority of the directors then so in office (other than individuals who become directors in connection with certain transactions or election contests), cease for any reason to constitute a majority of our Board.

The Internal Revenue Code has special rules that apply to “parachute payments,” i.e., compensation that is payable on account of a change in control. If the parachute payments exceed a safe harbor amount prescribed by the Internal Revenue Code, then the recipient is liable for a 20% excise tax on a portion of the parachute payments, and the Company is not allowed to claim a federal income tax deduction for that same portion of the parachute payments.

The 2018 Plan provides for a reduction in benefits if the benefits of awards, either alone or together with parachute payments under other plans and agreements, exceed the safe harbor amount. In that event, the participant’s total parachute payments will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without an excise tax liability or loss of deduction. However, the benefits will not be reduced, and the participant will receive all of the parachute payments (and pay the resulting excise tax), if the participant will receive a greater after-tax benefit, taking into account the excise tax payable by the participant, by receiving all of the parachute payments (and paying the excise tax). The 2018 Plan provides that these provisions do not apply to a participant who, under an agreement with the Company or the terms of another plan is not permitted to receive parachute payments in excess of the safe harbor amount.

Performance Objectives

The 2018 Plan also identifies performance criteria that may be used to establish performance goals that will determine whether an award becomes vested or is earned. The Compensation Committee may prescribe that an award will become vested or be earned upon the attainment of one or more performance goals or objectives, including but not limited to: (i) gross, operating or net earnings before or after taxes; (ii) return on equity; (iii) return on capital; (iv) return on sales; (v) return on assets or net assets; (vi) earnings per share; (vii) cash flow per share; (viii) book value per share; (ix) earnings growth; (x) sales or sales growth; (xi) volume growth; (xii) cash flow (as defined by the Compensation Committee); (xiii) fair market value of the Company’s stock; (xiv) total shareholder return; (xv) market share; (xvi) productivity; (xvii) level of expenses; (xviii) quality; (xix) safety; (xx) customer satisfaction; (xxi) total economic value added; (xxii) earnings before interest, taxes, depreciation and amortization; and (xxiii) revenues or revenue growth.

A performance goal or objective may be stated with respect to the Company, a subsidiary or a business unit and also may be stated with respect to one or more of these criteria or may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. In establishing a performance goal or objective, the Compensation Committee may exclude any or all special or unusual items, including the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. The Compensation Committee may also adjust performance goals or objectives, including to reflect the impact of unusual or non-recurring events affecting the Company and for changes in applicable tax laws and accounting principles.

Return of Awards; Repayment

The 2018 Plan provides that all awards, and all payments under awards, are subject to any policy that the Company adopts requiring the return or repayment of compensation and/or benefits, i.e., a claw-back or compensation recoupment policy, to the extent required by any such policy as in effect on the date that the award is granted, the date the option or stock appreciation right was exercised, the date of payment or the date the award became vested or earned, and the participant will be required to return any award (if not previously exercised or settled) and any payment previously made or proceeds received with respect to any award (if the award has vested or been settled) to the extent set forth in any such policy or as otherwise required by applicable law.

Amendment; Termination

The 2018 Plan may be amended or terminated at any time by the Board of Directors; provided that no amendment may adversely impair the rights of participants under outstanding awards. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our shareholders also must approve any amendment that materially increases the benefits accruing to participants under the 2018 Plan, materially increases the aggregate number of shares of Common Stock that may be issued under the 2018 Plan (other than adjustments to reflect stock dividends, stock splits and other changes in capitalization) or materially modifies the requirements as to eligibility for participation in the 2018 Plan. In addition, except in connection with adjustments to reflect stock dividends, stock splits and other changes in capitalization, the exercise price of an option, the purchase price of an award or the initial value of a stock appreciation right may not be reduced, and no action that would constitute a re-pricing of such awards may be taken, without the approval of shareholders.

The 2018 Plan provided that, unless terminated sooner by the Board or extended with shareholder approval, no awards may be made under the 2018 Plan after February 7, 2028. If Amendment No. 1 is approved by our shareholders, this date will be shortened to February 6, 2024 (resulting in a remaining term of only five years).

Deferral of Awards

The Compensation Committee may permit a participant to defer, or if and to the extent specified in an award agreement require the participant to defer, receipt of the payment of cash or the delivery of shares of

Common Stock that would otherwise be due by virtue of the lapse or waiver of restrictions with respect to awards, the satisfaction of any requirements or goals with respect to awards, the lapse or waiver of the deferral period for awards, or the lapse or waiver of restrictions with respect to awards. If such deferral is permitted, the Compensation Committee will establish rules and procedures for making such deferral elections and for the payment of such deferrals which will be intended to conform in form and substance with applicable regulations promulgated under Section 409A of the Internal Revenue Code. There are no assurances, however, that a participant will not be subjected to tax penalties under Section 409A with respect to any awards or such deferrals.

No Employment or Service Rights

Awards do not confer upon any individual any right to continue in the employ or service of the Company or any affiliate or to remain a non-employee director of any board of the company or any affiliate.

U.S. Federal Income Tax Consequences

The grant of an option or stock appreciation right will create no tax consequences for the participant or the Company at the time of the grant. A participant will have no taxable income upon exercise of an incentive stock option except that a participant must recognize income equal to the fair market value of the shares acquired minus the exercise price for alternative minimum tax purposes. Upon exercise of an option (other than an incentive stock option) or a stock appreciation right, a participant generally must recognize ordinary income equal to the fair market value of the shares and/or the amount of cash acquired minus the exercise price or initial value. Upon a disposition of shares acquired by exercise of an incentive stock option on or before the earlier of the second anniversary of the grant of such incentive stock option or the first anniversary of the exercise of such option, the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price, or (2) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock award option holding periods are met) generally will result in only capital gain or loss. Other awards under the 2018 Plan, including stock awards, stock units and incentive awards, will generally result in ordinary income to the participant equal to the cash or the fair market value of the shares received (minus the amount, if any, paid by the participant for such shares) at the time such cash or shares are received by the participant or, if later, the time that the substantial risk of forfeiture of such shares lapses.

Except as described below, the Company generally will be entitled to claim a tax deduction with respect to an award granted under the 2018 Plan when the participant recognizes ordinary income with respect to the award in an amount equal to the ordinary income that is recognized by the participant. The Company will not be entitled to claim any tax deduction of any amount recognized by a participant as capital gains.

The Company will be permitted to withhold from any award granted under the 2018 Plan any required withholding taxes. Payment of withholding taxes may be made through one or more of the following means: payment in cash (including personal check or wire transfer), or, with the approval of the Committee, by delivering shares previously owned by the grantee or by delivery of shares acquired or to be acquired under the award.

Section 83(b) of the Internal Revenue Code.    A participant may elect under Section 83(b) of the Internal Revenue Code to be taxed at the time of grant of a stock award on the fair market value of the shares at that time rather than to be taxed when the risk of forfeiture lapses on the stock, and the Company will have a deduction available at the same time and in the same amount as the participant recognized income. If a participant files an election under Section 83(b) and the participant subsequently forfeits the restricted shares, he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he or she previously paid tax. Except as discussed below, the Company generally will be entitled to a tax deduction at the time and equal to the amount recognized as ordinary income by the participant in connection with an option, stock appreciation right, or other award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant, Thus, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

Limitation on Deductions; Transition Rule.    The deduction for a publicly-held corporation for otherwise deductible compensation to a “covered employee” generally is limited to $1,000,000 per year. An individual is a covered employee if he or she is the chief executive officer, the chief financial officer or one of the three highest compensated officers for the year (other than the chief executive officer or chief financial officer) or was a “covered employee” for any preceding year beginning after December 31, 2016. For years beginning prior to January 1, 2018, the $1,000,000 limit did not apply to compensation payable solely because of the attainment of objective performance conditions that met the requirements set forth in Section 162(m) of the Code and the underlying regulations for qualified performance-based compensation. Compensation was considered qualified performance-based compensation only if (a) it was paid solely on the achievement of one or more objective performance conditions; (b) two or more “outside directors” set the performance conditions; (c) before payment, the material terms under which the compensation was to be paid, including the performance conditions, were disclosed to, and approved by, the stockholders; and (d) before payment, two or more “outside directors” certified in writing that the performance conditions had been met. Effective for years beginning on or after January 1, 2018, however, there is no exception for qualified performance-based compensation from Section 162(m) of the Code, although a transition rule applies in some circumstances for certain awards. Generally, compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not modified in any material respect thereafter may continue to qualify for the qualified performance-based exception previously in effect.

To the extent an award granted under the 2018 Plan is intended to qualify under the foregoing transition rule for the qualified performance-based exception previously in effect, then such award shall be (i) subject to such terms and conditions as are required for the award to continue to qualify under the transition rule for “qualified performance-based compensation” under Section 162(m) prior to January 1, 2018, as the Compensation Committee shall determine, (ii) the award will be administered by a sub-committee of the Compensation Committee which will be comprised of two or more members that qualify as “outside directors” under Section 162(m) prior to January 1, 2018, and (iii) none of the provisions of the 2018 Plan shall apply to such award to the extent such provisions would result in the award no longer qualifying under the transition rule for “qualified performance-based compensation” under Section 162(m).

The Board of Directors recommends that you vote FOR approval of Amendment No. 1 to the Owens & Minor, Inc. 2018 Stock Incentive Plan.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee (with confirmation of the Board) has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2019 and has directed that management submit such appointment of KPMG LLP for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting to answer questions and to make a statement, if they desire to do so.

Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm. Shareholder ratification of this appointment is not required by the Company’s Bylaws or otherwise. If shareholders fail to ratify the appointment, the Audit Committee will take such failure into consideration in future years. If shareholders ratify the appointment, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company.

Prior to selecting KPMG LLP for fiscal 2019, the Audit Committee evaluated KPMG’s performance with respect to fiscal 2018. In conducting this annual evaluation, the Audit Committee considered management’s assessment of KPMG’s performance in areas such as (i) independence, (ii) the quality and the efficiency of the services provided, including audit planning and coordination, (iii) industry knowledge and (iv) the quality of communications, including KPMG staff accessibility and keeping management apprised of issues. The Audit Committee also considered KPMG’s tenure, the impact on the Company of changing auditors and the reasonableness of KPMG’s billable rates. The Audit Committee is responsible for the audit fee negotiations associated with the retention of KPMG LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered accounting firm. Further, in conjunction with the rotation of the auditing firm’s lead engagement partner every five years, the Audit Committee and its chairperson will continue to be directly involved in the selection of KPMG LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as our independent external auditor is in the best interests of us and our stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For each of the years ended December 31, 2018 and 2017, KPMG LLP billed the Company the fees set forth below in connection with professional services rendered by that firm to the Company:

	Year 2018	Year 2017
Audit Fees	$2,722,000	$2,110,500
Audit-Related Fees	42,000	23,500
Tax Fees	446,000	264,000
All Other Fees	—	—

Total	$3,210,000	$2,398,000

Audit Fees.    These were fees for professional services performed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s filings on Forms 10-K and 10-Q, Sarbanes-Oxley compliance, and services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    These were fees primarily for the annual audits of the Company’s employee benefit plan financial statements, internal control attestations in certain foreign jurisdictions and consultations by management related to financial accounting and reporting matters.

Tax Fees.    These were fees primarily for advice and consulting services related to the structuring of international operations, and the restructuring of business operations.

The Audit Committee has established policies and procedures for the pre-approval of audit services and permitted non-audit services in order to ensure the services do not impair the auditor’s independence. The Audit Committee will pre-approve on an annual basis the annual audit services engagement terms and fees and will also pre-approve certain audit-related services that may be performed by the independent auditors up to the pre-approved fee levels, as well as permissible tax planning and compliance services. The Audit Committee may delegate pre-approval authority to one or more of its members, but any pre-approval decision by such member or members must be presented to the full Audit Committee at its next scheduled meeting. All services provided by and fees paid to KPMG LLP in 2018 were pre-approved by the Audit Committee in accordance with the pre-approval policies, and there were no instances of waiver of approval requirements or guidelines during this period.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four directors, each of whom is independent under the enhanced independence standards for audit committees in the Exchange Act and the rules thereunder as incorporated into the listing standards of the NYSE and under the Company’s Corporate Governance Guidelines, and three of whom have been determined by the Board of Directors to be audit committee financial experts. The Audit Committee met seven times during 2018. The Audit Committee operates under a written charter adopted by the Board of Directors, which the Audit Committee reviews at least annually and revises as necessary to ensure compliance with current regulatory requirements and industry changes.

As its charter reflects, the Audit Committee has a broad array of duties and responsibilities. With respect to financial reporting and the financial reporting process, management, the Company’s independent registered public accounting firm and the Audit Committee have the following respective responsibilities:

Management is responsible for:

•	Establishing and maintaining the Company’s internal control over financial reporting;

•	Assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each year; and

•	Preparation, presentation and integrity of the Company’s consolidated financial statements.

The Company’s independent registered public accounting firm is responsible for:

•	Performing an independent audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting;

•	Expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles; and

•	Expressing an opinion as to the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for:

•	Selecting the Company’s independent registered public accounting firm;

•	Overseeing and reviewing the financial statements and the accounting and financial reporting processes of the Company; and

•	Overseeing and reviewing management’s evaluation of the effectiveness of internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2018 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and KPMG LLP, including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee has also received the written disclosures and communications from KPMG LLP required by the PCAOB regarding the independence of that firm and has discussed with KPMG LLP the firm’s independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with KPMG LLP its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based upon its discussions with management and KPMG LLP and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

THE AUDIT COMMITTEE

Lemuel E. Lewis, Chairman

John W. Gerdelman

Mark F. McGettrick

Eddie N. Moore, Jr.

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on the Company’s records and information provided by our directors, executive officers and beneficial owners of more than 5% of the Common Stock, we believe that all reports required to be filed by our directors and executive officers under Section 16(a) of the Exchange Act were filed on a timely basis during 2018, except in the following instances: (1) for Mr. John W. Gerdelman and Mr. Eddie N. Moore, Jr., directors of the Company, Form 4s were inadvertently filed late to report the acquisition of securities acquired through a dividend reinvestment program; and (2) for Ms. Barbara B. Hill, director of the Company, a Form 4 was inadvertently filed late to report the acquisition of phantom stock, derivative securities beneficially owned through the Company’s Directors’ Deferred Compensation Plan.

Stock Ownership by Management and the Board of Directors

The following table shows, as of March 15, 2019 (except as set forth in footnote (3) below), the number of shares of Common Stock beneficially owned by each director and director nominee, the executive officers identified as our “NEOs” in the Summary Compensation Table in this Proxy Statement and all current directors and executive officers of the Company as a group.

Name of Beneficial Owner	Sole Voting and Investment Power (1)	Other (2)	Aggregate Percentage Owned
Stuart M. Essig	42,622	—	*
John W. Gerdelman	35,636	—	*
Barbara B. Hill	22,567	—	*
Lemuel E. Lewis	52,378	—	*
Martha H. Marsh	26,420	—	*
Mark F. McGettrick	16,141	—	*
Eddie N. Moore, Jr.	40,756	—	*
Robert C. Sledd	110,111	—	*
Anne Marie Whittemore	85,361	—	*
Edward A. Pesicka	428,266	—	*
Robert K. Snead	68,328	—	*
Christopher Lowery	126,855	—	*
Stuart Morris-Hipkins	123,864	—	*
Nicholas J. Pace	125,768	—	*
P. Cody Phipps (3)	267,483	—	*
Richard A. Meier (3)	101,466	—	*
Rony C. Kordahi (3)	21,231	—	*
All Executive Officers and Directors as a group (21 persons)	1,833,195	—	2.91%

* Represents less than 1% of the total number of shares outstanding.

(1) No officer or director of the Company has the right to acquire any shares through the exercise of stock options within 60 days following March 15, 2019.

(2) Includes: (a) shares held by certain relatives or in estates; (b) shares held in various fiduciary capacities; and (c) shares for which the shareholder has shared power to dispose or to direct disposition. These shares may be deemed to be beneficially owned under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

(3) Based on the Company’s knowledge of shares beneficially owned as of the last date of employment. Mr. Phipps ended his employment with the Company on November 7, 2018. Mr. Meier ended his employment with the Company on July 25, 2018. Mr. Kordahi ended his employment with the company on July 25, 2018.

Stock Ownership by Certain Shareholders

The following table shows, as of March 15, 2019, any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner of more than 5% of the Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Owned
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	9,208,801(1)	14.61%
Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	7,231,697(2)	11.47%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road, Austin, TX 78746	4,997,973(3)	7.93%
Invesco Ltd. 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309	4,847,738(4)	7.69%

(1) Based upon a Schedule 13G report or amendment filed by BlackRock, Inc. with the SEC on January 31, 2019.

(2) Based upon a Schedule 13G report or amendment filed by Vanguard Group, Inc. with the SEC on February 11, 2019.

(3) Based upon a Schedule 13G report or amendment filed by Dimensional Fund Advisors LP with the SEC on February 8, 2019.

(4) Based upon a Schedule 13G report or amendment filed by Invesco Ltd. with the SEC on February 12, 2019.

Equity Compensation Plan Information

The following table shows, as of December 31, 2018, information with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders (2)	306,002	—	3,442,307
Equity compensation plans not approved by shareholders (3)	—	—	—
Total	306,002	—	3,442,307

(1) There are no outstanding options, warrants or rights as of December 31, 2018. The total in column (a) above relate to performance shares.

(2) These equity compensation plans are the 2018 Stock Incentive Plan adopted and approved by shareholders on May 8, 2018, the 2015 Stock Incentive Plan and the 2005 Stock Incentive Plan. No additional awards may be made under the 2005 Stock Incentive Plan or the 2015 Stock Incentive Plan.

(3) The Company does not have any equity compensation plans that have not been approved by shareholders.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and programs, the compensation decisions made by the Compensation Committee under these programs and the considerations that went into our decisions as a result of the Company’s operational and financial performance in 2018.

Our fiscal year 2018 named executive officers (“NEOs”) are:

Named Executive Officer	Title
Robert C. Sledd	Chairman, Interim President & Chief Executive Officer
Robert K. Snead	Executive Vice President & Chief Financial Officer
Christopher Lowery	President, Global Products
Stuart Morris-Hipkins	President, Global Solutions
Nicholas J. Pace	Executive Vice President, General Counsel & Corporate Secretary
P. Cody Phipps*	Former President & Chief Executive Officer
Richard A. Meier**	Former Executive Vice President & Chief Financial Officer
Rony C. Kordahi***	Former Executive Vice President, North American Operations

* At the Company’s request, Mr. Phipps resigned his employment with the Company effective November 7, 2018.

** At the Company’s request, Mr. Meier resigned his employment with the Company effective July 25, 2018.

*** At the Company’s request, Mr. Kordahi resigned his employment with the Company effective July 25, 2018.

Executive Summary

2018 Business Transformation, Performance and Compensation Review

2018 was a year of continued strategic transformation for Owens & Minor in an effort to diversify our business, strengthen our domestic distribution business, significantly expand our proprietary product portfolio and reposition the Company as a global healthcare solutions company. Through 2018, the Company continued to experience margin and competitive pressures in its domestic distribution business (which comprises the vast majority of its revenue), driven primarily by vertically integrated competitors bundling and subsidizing distribution with product margins. To combat these pressures, the Board and executive management resolved in early 2018 to reaffirm the importance of the Company’s ongoing four-part strategy and take significant strategic actions to further that strategy including:

1)	Significantly expand the Company’s proprietary product portfolio through the acquisition of the Halyard Health’s Surgical & Infection Prevention (“S&IP”) business,

2)

Continue diversifying the Company and strengthening its revenue and earnings profile by growing its recently acquired Byram business and making a strategic investment in Fusion5, a leading provider of value-based payment services and solutions across the continuum of care, and

3)	Continue reducing expenses and increasing efficiency and productivity to enhance operating income through a “rapid business transition” or “RBT” process that began in 2017 and continued into 2018.

2018 Operational Performance

During 2018, the Company made progress on certain aspects of its four-part strategy stated above, and detailed below, to advance the Company’s business transformation and repositioning. Specifically, the acquisition and integration of the S&IP business, the growth and performance of Byram, and the launch and growth of Fusion5 met or exceeded the Company’s goals for those businesses and made significant strides to transform and diversify the Company’s business. However, the Company encountered operational issues and unexpected operating expenses in its domestic distribution business resulting in a negative impact on its financial performance, customer retention and expected revenue growth. Additionally, and primarily resulting from its domestic distribution business performance, the Company did not meet its adjusted operating income goal for 2018. Summary highlights of the Company’s 2018 operating performance that the Compensation Committee considered when making compensation decisions included:

1)	The Company made progress against certain aspects of its four-part strategy, as highlighted in the table below.

Strategy	2018 Accomplishment
Build the Most Efficient Route to Market for Medical Produc0ts and Surgical Supplies

The Company invested in its domestic distribution network to better drive operating performance and efficiency, including deployment of pick-to-voice technology and a strategic alliance with Penske to upgrade and optimize the Company’s delivery and transportation services. Additionally, the Company stood-up a Customer Engagement Center (CEC) that centralizes and standardizes customer facing functions for our domestic distribution business, including customer service, accounts payable, contract pricing and management and inventory purchasing and management. The CEC pulled together the customer-facing functions that were previously deployed in the Company’s 40+ domestic distribution centers. The CEC successfully transitioned the Company’s entire domestic distribution customer base, over $8 billion in revenue, on to its platform, months ahead of original schedule. The Company believes that the CEC will create a competitive advantage and will provide the Company’s customers the transparency and consistency of service they demand.

Despite the positive accomplishments listed above, during the first half of 2018 the Company’s operational service levels at certain domestic distribution centers fell below the standard Owens & Minor expects and had been known for in the industry for many years. The operational issues caused increased operating expenses in our domestic distribution network and customer dissatisfaction resulting in a negative impact on the Company’s 2018 financial performance. These issues included high-teammate turnover, increased error rates and declining fill-rates caused by supplier performance. To address the operational issues, the Company made changes in executive management (described below) and committed additional resources and management focus to remedy these issues in the final months of 2018. Since that time, the Company believes it has made meaningful progress to resolve these issues and satisfy its customers.

Expand along the Continuum of Care (COC)

The Company grew its recently acquired Byram Healthcare business, which continued its strong financial performance in excess of plan through 2018. The Company leveraged its relations with hospital systems and group purchasing organizations to support Byram’s growth and expansion.

Become the Preferred Outsourcer to Manufacturers

In the U.S., the Company’s Manufacturer Services business exceeded its revenue goals. In Europe, the Company added significant new business with the UK National Health Service positioning the Company for future success. However, in both Europe and the U.S., the Company had higher than expected operating costs while not realizing its adjusted operating income goals for this business.

Develop Data Analytics & Services to Support Provider and Manufacturer Customers

The Company made a strategic investment in Fusion5, a leading provider of value-based payment services and solutions across the continuum of care. Fusion5 uses a proprietary technology platform to manage bundled payments to reduce cost and improve the quality of care for patients. In less than 12-months from start-up, Fusion5 has become a leading convener under the Bundled Payments Care Initiative Advanced program with the Centers for Medicare & Medicaid Services.

2)

The Company significantly expanded its proprietary product portfolio through its strategic acquisition of the Halyard S&IP business, which closed on April 30, 2018. S&IP is a global medical product and supply company with global manufacturing operations and sales in over 90 countries totaling over $1 billion. The acquisition provides the Company with market-leading brands in certain product categories, the ability to have additional proprietary products to further penetrate its channel and better compete with vertically-integrated competitors. Additionally S&IP brings a global, clinically oriented sales force and a scalable global manufacturing platform to leverage for future growth.

3)

The Company diversified and strengthened its revenue and profit pools through closing of the S&IP acquisition, driving further growth in Byram and making an investment in Fusion5. We believe that these moves will help to counter the lost earnings from the Company’s domestic distribution business and help to insulate the Company’s earnings profile from continued pressure in the domestic distribution business.

4)

The Company continued its RBT program into 2018, and while it achieved additional adjusted operating income from this program through cost reductions, revenue growth and operational improvements, the Company failed to meet all of its RBT financial and operational goals. At the end of 2018, the Company made the decision to move management of the RBT initiatives into the business units responsible for delivering the cost reductions, revenue growth and operational improvements, rather than having these initiatives managed by a centralized “RBT office.” As a result, the Company formally disbanded the RBT office. The Company will continue to track the performance of these initiatives and believes the Company will have more success achieving the RBT goals through this new more accountable structure.

2018 Financial Performance

Despite progress on many of the initiatives and strategies described above, the Company underperformed against its 2018 financial annual operating plan goals (“AOP”). Increased operating expenses, inefficiencies in the Company’s domestic distribution network and failure to meet revenue growth expectation in the Company’s domestic distribution business drove underperformance. When the Company set its 2018 AOP goals in March 2018, the Company had projected 2018 annual adjusted operating income of approximately $228.6 million, which would have resulted in target performance under its 2018 annual incentive plan.1 The Company ultimately achieved adjusted operating income for 2018 of $176 million.2

[1]	The Company adopted its 2018 AOP goals in March but did not publicly release earnings guidance at that time due to the pending S&IP acquisitions and uncertainty as to the closing date.
[2]

Adjusted (non-GAAP) earnings and a reconciliation to its most comparable GAAP equivalent financial measure is described on page 21 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 6, 2019.

Changes in Executive Leadership

In response to the operational issues in its domestic distribution business, continued failure to meet revenue growth goals and expected financial results, the Board of Directors believed it would be in the best interest of the Company and its shareholders to make changes in executive leadership. In July 2018, the Company’s Executive Vice President & Chief Financial Officer, Richard A. Meier, and the Company’s Executive Vice President, North American Operations, Rony C. Kordahi, ceased employment with the Company. In November 2018, the Company replaced Chairman, President & Chief Executive Officer P. Cody Phipps, with Director Robert C. Sledd who assumed the role of Chairman and Interim President & Chief Executive Officer.

In connection with their respective departures, Messrs. Kordahi, Meier and Phipps each entered into severance agreements and a general release of claims in favor of the Company, which included restrictive covenants related to noncompetition, customer and teammate non-solicitation and confidentiality. As detailed in the Current Reports on Form 8-K filed with the SEC on June 6, 2018, August 23, 2018 and November 8, 2018, respectively, for each of Messrs. Kordahi, Meier and Phipps, each former executive received severance compensation in accordance with the previously approved and adopted Owens & Minor, Inc. Officer Severance Policy and vesting of a portion of outstanding time-based restricted stock in accordance with the Company’s previously approved forms of equity award agreements. Each executive forfeited all of their performance shares, and the Company did not provide any material compensation or other benefits to any of these three former executives in excess of what they were entitled to under existing policies and agreements.

Following the executive leadership changes referenced above, Robert K. Snead assumed the role of Interim Chief Financial Officer on June 1, 2018 and then Executive Vice President & Chief Financial Officer on December 6, 2018. A seasoned distribution operations leader who reports to Mr. Morris-Hipkins, President of the Company’s Global Solutions business assumed responsibility for the functions previously overseen by Mr. Kordahi, including domestic distribution network, operations and transportation, Mr. Sledd assumed the role of Chairman and Interim President & Chief Executive Officer on November 7, 2018.

The Board believes that these changes in executive leadership made a meaningful positive impact in the final few months of 2018 to address performance gaps in domestic operations, customer relations and retention, financial forecasting and reporting, and leadership generally.

Additionally, on March 7, 2019 Ed Pesicka commenced employment as the Company’s new President and Chief Executive Officer. Mr. Pesicka has over 25 years of business and operational experience focused on distribution, manufacturing and service for the healthcare, pharmaceutical, biotechnology and scientific research industries.

Owens & Minor’s Compensation Philosophy and Goals

The fundamental principle underlying Owens & Minor’s executive compensation program is that we pay for sustained performance, profitable growth and achievement of results. Our goal is to encourage high Company and individual performance within a framework that allows us to attract, retain and motivate our executives. We designed our executive compensation programs to create the appropriate balance between short- and long-term incentives and between fixed and at-risk compensation, to weigh cost against expected benefit and to align with the creation of shareholder value while providing market-competitive compensation packages that promote executive retention. These components include:

•	Annual cash incentives to drive critical business goals for each year.

•	Restricted stock and performance share grants to retain management and focus executives on longer-term financial performance and execution of our operational and strategic plans.

•	Reasonable but market-competitive base salaries so executives are not motivated to take excessive risks.

•	Retirement, severance and other benefits to attract executive talent and encourage retention.

As described below, we believe the actions taken by the Compensation Committee in 2018 and outcomes of the 2018 incentive programs aligned with the Company’s stated compensation philosophy and goals. Further, we believe the 2018 pay results illustrate and emphasize the strong link between actual pay realized by our NEOs and the results of our Company.

2018 Compensation Decisions

The Compensation Committee took the following noteworthy compensation actions in 2018:

•	Did not raise NEO salaries in 2018 (except in the case of Messrs. Snead, Morris-Hipkins and Pace in connection with their respective promotions);

•

Heavily weighted the 2018 cash annual incentive plan (“AIP”) on financial performance (80%) but allowed for recognition of individual NEO performance against defined metrics that advance the Company’s transformation;

•	Structured the 2018 AIP to have a steeper slope for performance in excess of target to align management and shareholders’ interest in driving financial outperformance;

•

Awarded Messrs. Snead, Morris-Hipkins and Pace, in connection with their respective promotions and assumption of additional duties and responsibilities, additional, time-based restricted stock awards for retention purposes;

•

Authorized severance payments to Messrs. Phipps, Meier and Kordahi in accordance with the Company’s previously approved Officer Severance Policy on the condition of a fully executed general release of claims that included restrictive covenants;

•

After consultation with its independent compensation consultant, approved a compensation package for Mr. Sledd consistent with market practices for his status as interim President & Chief Executive Officer, including 1) a base salary of $900,000; (ii) an annual bonus opportunity beginning in 2019 with a target amount equal to 125% of his base salary, pro-rated for his term of service as interim President and Chief Executive Officer, with the actual bonus amount based upon achievement of Company and individual performance targets established by the Compensation Committee; and (iii) a grant of restricted stock with a grant date fair value equal to $2,000,000, one half of which vests on the six month anniversary of the grant date, subject to either (x) Mr. Sledd’s continued service as interim President and Chief Executive Officer on such date or (y) Mr. Sledd’s termination of services as interim President and Chief Executive Officer by the Company other than for cause prior to such date, and one half of which vests on the twelve month anniversary of the grant date, subject to Mr. Sledd’s continued service as interim President and Chief Executive Officer on such date; and

•

After consultation with its independent compensation consultant, approved a compensation package for Mr. Snead consistent with market practices, 1) in May 2018 in connection with his role as interim Chief Financial Officer including a base salary of $450,000, a target annual cash bonus equal to 40% of his base salary, an annual equity award of restricted stock with a grant date value of $114,000 and a one-time equity award of time-based restricted stock with a grant date value of $300,000, and 2) in December 2018 in connection with his promotion to Executive Vice President & Chief Financial Officer, a base salary of $500,000, a target annual cash bonus equal to 75% of his base salary and annual long-term incentive opportunity of $700,000 beginning in 2019.

Following completion of 2018, the Compensation Committee evaluated the performance of the Company and the NEOs employed by the Company at the year-end against the Company’s 2018 AOP financial goals, operating objectives and NEO personal objectives. We believe our 2018 compensation decisions are consistent with our 2018 financial and operating performance and that the incentive awards earned by our NEOs reflect the performance of our NEOs in 2018 as follows:

•

2018 adjusted operating income of $176 million did not meet the 2018 AOP threshold performance of $203 million resulting in no payout for the financial component of the 2018 AIP (weighted 80% of the overall plan); and

•

The Compensation Committee determined that Messrs. Snead, Lowery, Morris-Hipkins and Pace had achieved, and in some cases, exceeded, their respective individual goals, or Qualitative Performance Factor (“QPF”), component of the 2018 AIP (weighted 20% of the overall plan) (as further described on page 48).

Summary of 2018 Compensation Actions and Performance Pay Results

In February 2018, we structured and approved our 2018 Annual Incentive Program (AIP) as follows:

Annual Incentive Adjusted Earnings Per Share Qualifier: $1.00 per share 80% 20% Adjusted Operating Earnings Qualitative Performance FactorQualitative Performance Factor

2018 Annual Incentive Results

•	2018 AIP payouts ranged from approximately 20% to 46% of target for our NEOs.

•

Our reported adjusted operating income was $176 million, which failed to meet threshold of the annual operating income goal under the 2018 AIP. As a result, NEOs did not receive bonuses for financial performance.

•	Qualitative Performance Factor results were determined for individual NEOs based on their respective performance against pre-determined metrics described on page 48.

In February 2018, we structured and approved our 2018 Long-Term Incentive (LTI) program as follows:

Long-Term Incentive (LTI) % of Long-Term Incentive at Target 50% 50% Time-Based Restricted Stock Performance Shares (PS) % of PS at Target 50% 50% Relative Total Shareholder Return (TSR)

•	Time-based restricted stock cliff-vests on the three-year anniversary of the date of grant, subject to continued employment.

•	Performance shares are determined against two performance metrics, Relative Total Shareholder Return (TSR) over the two-year period 2018 and 2019, and Adjusted Earnings per Share performance for 2019.

•	Any performance shares issued at the end of the two-year performance period (following the end of 2019) are subject to an additional one-year vesting period.

•

The Company’s relative TSR is determined against two broad sets of healthcare companies, those companies in the SPDR S&P Health Care Services Exchange Traded Fund and in the SPDR S&P Health Care Equipment Exchange Traded Fund.

Long-Term Incentive Results Determined in 2018 for Prior Year Awards

Results for 2017 Performance Share Grant (FY 2017 and FY 2018 performance periods):

•	The Company did not achieve its Performance Share metrics and all NEOs forfeited their 2017 Performance Shares issued for the 2017-2018 LTI.

•	2017 Performance Shares were measured 20% of Return on Capital Employed (ROCE) over the two-year period consisting of 2017 and 2018, and 80% Adjusted Earnings per Share for 2018.

•	ROCE measures the Company’s profitability and efficiency with which it employs its capital, and ROCE is calculated as earnings before interest and taxes (EBIT) divided by capital employed.

•	Average ROCE for the years 2017 and 2018 failed to meet threshold performance of 11.5%.

•	Adjusted Earnings per Share for 2018 was $1.15 per share[3] and failed to meet threshold performance of $1.94 per share.

Risks of Compensation Program and Practices

With respect to our overall compensation programs, the Company periodically reviews our compensation policies and practices to ensure that they do not create risks that are reasonably likely to have a material adverse effect on the Company or encourage inappropriate risk-taking by executives. Additionally, the Compensation Committee and its independent Compensation Consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”) consider risks when designing new executive compensation programs, and Semler Brossy periodically provides an external review of the programs and features of our programs and corporate governance policies that help mitigate risk. From time to time, we engage in a compensation risk review and assessment process with input from Semler Brossy. Based on these reviews and assessments and additional internal assessments by the Compensation Committee, we believe that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company or encourage our executives to take excessive or inappropriate risks for our business. Our compensation philosophy and practices continue to evolve into a more market-driven pay structure with a lower percentage of fixed pay and a higher percentage of variable and performance-based pay in order to enhance the program’s pay for performance orientation. Further discussion and disclosure of the Company’s compensation policies and practices are included in the pages following this Executive Summary.

[3]

Adjusted (non-GAAP) earnings per share and a reconciliation to its most comparable GAAP equivalent financial measure are described on page 21 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 6, 2019.

Executive Compensation Practices

We design our compensation programs and practices to meet compensation best practices and to drive performance that creates long-term shareholder value.

WHAT WE DO

☑	Pay for Performance. We link pay to performance and a significant portion of our executives’ potential total annual compensation, both cash and equity, is based on the achievement of objective, simple and transparent financial measures that are structured to enhance short-term and long-term performance.

☑	Performance-Based Equity Awards. At least half of our annual equity award grants are performance shares with multi-year performance requirements and an additional year of vesting on earned shares.

☑	Share Ownership Guidelines. We have established stock ownership guidelines for our officers, and all of our NEOs meet or exceed the established ownership guidelines (new NEOs have five years from the date of hire or promotion to meet the guidelines).

☑	Limited Perquisites. We tie perquisites to a legitimate business purpose and limit the value provided to executive officers.

☑	Double-Triggered Change in Control Provisions. Equity vesting and severance payments and benefits based on a change in control are “double-trigger” and require termination of employment following the change in control.

☑	Recoupment Policy. We have in place a recoupment policy to recover from our executives compensation paid under circumstances involving restatement of our financial statements due to misconduct.

☑	Risk Mitigation. We seek to mitigate risks associated with compensation by establishing caps on incentive compensation, multiple performance targets for earning incentive compensation and ongoing processes to identify and manage risk. We do not believe our compensation program creates risks that are reasonably likely to have a material adverse impact on the Company, which we confirm annually through a risk assessment of incentive-based compensation.

☑	Independent Compensation Consulting Firm. The Compensation Committee receives advice about its compensation programs and practices from an independent consulting firm that provides no other services to the Company, and the Company is not aware of any conflicts of interest with respect to its work.

WHAT WE DON’T DO

☒	No Employment Agreements. We do not have employment agreements with our executive officers.

☒	No Hedging. We prohibit our executive officers and directors from hedging against the economic ownership of Company stock.

☒	No Pledging. We prohibit our executive officers from pledging Company stock.

☒	No Re-pricing of Equity Awards. Our stock plans do not permit the re-pricing of equity awards.

☒	No Tax Gross-Ups. We do not provide any tax gross-ups, including excise tax gross-ups on change in control severance payments and benefits.

2018 Say-On-Pay Vote

In May 2018, our shareholders approved the compensation of our NEOs for 2017 in our say-on-pay advisory vote with over 89% of votes cast in support of the program and the Company received similar broad support at its 2017 annual shareholders meeting. The Committee is committed to ensuring the executive compensation programs stay attuned to shareholders views as the Company’s business model and strategy evolve. Therefore, the Compensation Committee made certain changes to the structure of its LTI program in early 2018, including adopting relative TSR as a metric as a component of its 2018 performance shares in an effort to better align and incentivize performance to drive shareholder value.

The Compensation Committee will continue to evaluate our pay programs and practices to ensure that they are both market competitive and equitable. At our upcoming 2019 Annual Meeting, our shareholders will again provide an advisory vote to approve 2018 executive compensation, and the Compensation Committee will consider results from these advisory votes in setting executive compensation.

The Process for Setting Executive Compensation

The Compensation Committee, which is currently comprised of three independent directors, establishes, approves and administers the Company’s executive compensation levels and programs. The Compensation Committee solicits the views of its independent outside consulting firm and senior management on incentive compensation and plan design issues. In addition, the Compensation Committee sets performance goals and evaluates the performance of our Chief Executive Officer on an annual basis jointly with the Governance & Nominating Committee. Our Chief Executive Officer recommends to the Committee for its approval the compensation levels, performance goals and performance evaluations of our other executive officers. Our Chief Executive Officer does not make recommendations to the Compensation Committee with respect to his compensation and does not participate in Committee meetings when the Committee reviews his compensation.

Independent Advisor.    The Compensation Committee has the authority under its charter to retain independent consultants or advisors to assist it in gathering information and making decisions. Management may not engage any independent advisor retained by the Compensation Committee to perform services without the prior approval of the committee, and management did not undertake such an engagement in 2018. The Compensation Committee also obtains information and assistance from the Company’s human resources and finance department in evaluating and making decisions on executive compensation.

The Compensation Committee continued to engage Semler Brossy in 2018 as its independent advisor to (1) provide recommendations in changes to our peer group; (2) provide guidance and advice in our search for new executive officers and the compensation package offered to those new leaders; (3) analyze competitive levels of each element of compensation and total compensation for each of the executive officers relative to our peer group and industry trends; (4) provide information regarding executive compensation trends and regulatory changes and developments; (5) provide input on annual and long-term incentive design; and (6) periodically assist in conducting a risk assessment of our compensation programs, policies and practices. The Compensation Committee has analyzed whether the work of Semler Brossy has raised any conflict of interest and has concluded that the work of our advisor, including the individuals employed by our advisor who provide consulting services to the committee, has not created any conflict of interest. The Compensation Committee also considered and confirmed the independence of legal advisors retained during 2018.

Factors Used to Determine Executive Compensation.    Consistent with past years, the Compensation Committee considered a variety of factors in making decisions regarding compensation for our NEOs in 2018. The primary factors were as follows:

Performance.    Our policy is to provide executive officers with compensation opportunities based upon Company performance and their individual performance and contribution to Company performance.

Mix of Short-Term and Long-Term Compensation.    Because the successful operation of our business requires a long-term approach, one element of our executive compensation program is long-term compensation. Although we have never had specific policies on the percentage of total compensation that should be short-term versus long-term, we considered this relationship in determining the overall balance and reasonableness of our executives’ total direct compensation packages. In 2018, the long-term portion of our NEOs’ target compensation ranged from approximately 45% to over 65%. We believe that short-term compensation is necessary in conjunction with long-term compensation to provide remuneration for performance of the short-term goals or milestones that ultimately lead to achievement of our long-term objectives and strategic initiatives.

Mix of Performance-Based Compensation.    We base a significant portion of compensation on the achievement of objective financial measures in order to create a strong link between pay and performance. We have no specific policies on the percentage of total compensation that should be “performance-based,” but consider this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages. For 2018, the annual “at-risk” (performance-based compensation) target compensation for our NEOs ranged from approximately 45% to over 60% of total target compensation.

Impact and Mix of Cash vs. Non-Cash Compensation.    We consider both the cost and the motivational value of the various components of compensation. Although we have no specific policies on the percentage of total compensation that should be “cash versus equity,” we consider this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages.

Peer Group Comparisons.    Each year, we evaluate our compensation levels and programs through comparisons to available information for a group of peer companies selected by the Compensation Committee (“Peer Companies”) based in part on recommendations from and analyses prepared by our compensation advisors. This evaluation helps us to assess whether our level and mix of executive pay is competitive and reasonable when compared to certain industry standards.

In general, we select Peer Companies after consideration of the following factors:

•	Quantitative Factors: revenue, net income, total assets, and/or market capitalization

•	Qualitative Factors: business model (health care services and products, health care distribution and companies from other distribution industries) and geography

Our Peer Companies include a mix of health care distribution, product and service companies and companies from other distribution industries in order to capture companies of comparable business model and size to us. The Compensation Committee periodically reviews the peer group to ensure it remains appropriate and relevant as a market reference and modifies the peer group as necessary to reflect changes at Owens & Minor, among the peers or within the industry. In 2018, the Compensation Committee reviewed and modified the peer group to take into account the Company’s transformation to a global healthcare solutions company and its diversification through the acquisition of S&IP, the growing importance of Byram and the Company’s investment in Fusion5. The changes to the peer group include the elimination of certain non-healthcare related companies such as Essendant, Inc. (office products distributor), J.B. Hunt Transport Services, Inc. (transportation company) and WESCO International (industrial manufacturer and supply chain management company), and the removal of VWR Corporation (laboratory products and services company) because it has been acquired and is no longer a public company. The following healthcare-related organizations were added as Peer Companies: DENTSPLY SIRONA, Inc. (dental products manufacturer and distributor), Hill Rom Holdings, Inc. (medical technologies company), Premier Inc. (group purchasing organization and healthcare solutions company), ResMed Inc. (medical product company), STERIS PLC (healthcare and life sciences product and service company), and The Cooper Cos., Inc. (medical device company). Relative to the quantitative factors of the Peer Companies, Owens & Minor generally ranks between the 25th percentile and median of the group. The Peer Companies used for 2018 were:

2018 Peer Companies
Anixter International	ResMed, Inc.
C.H. Robinson Worldwide, Inc.	STERIS Plc
DENTSPLY SIRONA, Inc.	Synnex Corp.
Genuine Parts Company	The Cooper Cos, Inc.
Henry Schein, Inc.	United Natural Foods, Inc.
Hill Rom Holdings, Inc.	Univar, Inc.
Patterson Companies, Inc.	WestRock Co.
Premier, Inc.

Using the Peer Companies, Semler Brossy analyzed the compensation components and levels for the NEOs of the Peer Companies and prepared a comparison of 2018 target total direct compensation and each element thereof to reported information for the Peer Companies. The Compensation Committee also considered data from general industry surveys, incorporating a discount to Owens & Minor’s revenue in light of the low-margin nature of the Company’s business relative to general industry companies. When the Compensation Committee reviews data from the Peer Companies, it considers the 50th percentile of the group as a reference point for positioning target total compensation. This is a reference point, not a policy, and actual compensation may be above or below the target level based on performance. Data from the Peer Companies is one of a number of factors considered by the Compensation Committee when determining each executive’s pay. Other factors considered during this process include, but are not limited to, the executive’s performance, internal equity of pay, and general market competitiveness.

Tally Sheets.    To review total compensation levels for executive officers, at least annually we review tally sheets that quantify each element of direct and indirect compensation provided to individual executives and the portion of the executive’s total compensation represented by each element of compensation. This annual review of tally sheets also includes information on the value of executives’ outstanding equity awards, as well as an evaluation of the payments and benefits that would be paid to executive officers in the event of termination of employment, including retirement or following a change in control of the Company. While providing additional context to us in making compensation decisions, the information from the tally sheets regarding outstanding equity awards and termination payments and benefits generally does not affect our compensation decisions for the NEOs and did not affect our compensation decisions for the NEOs in 2018. This approach reflects our view that Company performance, executive performance and the executive’s contribution to the Company’s performance should be the basis of the executives’ compensation.

Total Program Cost.    We consider the cost (including aggregate share usage and dilution) of the various components of our compensation program in evaluating the overall balance and reasonableness of our executives’ total direct compensation packages.

Risk Considerations.    In setting executive compensation, the Compensation Committee structures the various components of our program to promote the achievement of our business goals without encouraging the taking of unnecessary risks. We believe that several elements of our program mitigate risks associated with performance-based compensation, including the following:

•

Limits on Incentive Compensation. We cap our annual incentive program awards at 200% of the executive’s target award to protect against excessive short-term incentives, and the Compensation Committee has discretion to reduce awards based on factors it deems appropriate, including whether officers took unnecessary risks.

•

Performance Metrics. We use a combination of financial and operational performance metrics for our annual incentive program that emphasizes profitable and disciplined growth and requires responsible and risk-based decision-making by our executives.

•

Performance Shares/Long-Term Equity Awards. At least half of an executive’s annual equity compensation consists of performance shares with a two-year performance cycle and an additional year of service-based vesting, which focuses management on sustaining the Company’s longer-term performance. The other portion of an executive’s annual equity compensation consists of restricted stock awards that vest over a period of at least three years and, accordingly, further encourages a focus on long-term performance.

•	Share Ownership Guidelines. Our share ownership guidelines ensure that our executives have a substantial stake tied to long-term holdings in Owens & Minor stock.

•

Recoupment Policy. Performance-based cash and equity compensation to our executive officers is subject to recoupment under circumstances involving misconduct that results in a restatement of our financial statements.

Elements of Compensation

In an effort to achieve the objectives identified above, our 2018 executive compensation framework consisted of the following elements as further described below:

Element	Description	Purpose
Base Salary	Fixed cash	Provides a fixed amount of cash compensation to allow us to recruit and retain key talent

Annual Incentives	Cash awarded annually for performance against adjusted earnings metrics and qualitative performance factors	To motivate executive officers’ performance in achieving our current-year business goals

Long-Term Incentives

Performance shares and restricted stock

•  Executive earn shares if the Company meets certain operational, financial or shareholder return metrics as selected by the Compensation Committee. We measure performance over a 2-year period and, if earned, shares vest at the end of 3 years from date of award.

•  Restricted stock vests over three years from date of grant

Rewards performance that enhances shareholder value through the use of equity-based awards that link compensation to the value of our Common Stock and the achievement of multi-year performance goals, including relative shareholder return; strengthens the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management

Deferred Compensation Plan	Officers may defer salary and cash bonuses into a plan that provides for investment options similar to the Company’s 401(k) plan.	Provides a tax efficient opportunity to save for retirement and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent

Retirement/Post-Termination Compensation	Participation in Company’s 401(k) plan, a severance plan and change in control agreements matching contributions similar to other teammates. SERP (frozen as of March 2012) available to legacy executive officers only.	Provides security for the future needs of the executives and their families

We believe that the elements of our executive compensation framework support short-term and long-term performance goals by providing our executive officers with an appropriate mix of compensation elements that include (1) fixed annual compensation, (2) target-based annual and long-term incentive compensation, and (3) security for the future needs of the executives and their families in the form of retirement and termination benefits.

Base Salary

Our executive officers are employed on an “at will” basis and do not have employment agreements. We review base salaries annually or in the connection with promotion.

The Compensation Committee generally considers the following factors when making base salary decisions:

(1) Individual attributes of each NEO (such as responsibilities, skills, leadership and experience),

(2) Individual and overall Company performance levels,

(3) The officer’s expected future contributions to the Company, and

(4) Overall market-competitiveness of the officer’s base salary.

In 2018, except in the case of promotions, the Compensation Committee did not approve salary increases for our NEOs. In deciding not to increase NEO salaries, the Compensation Committee gave significant weight to the Company’s financial performance in recent years, the expected financial performance level in 2018 and the Company’s level of debt and financial leverage. However, Messrs. Snead, Morris-Hipkins and Pace received base salary adjustments in connection with their respective promotions.

Annual Incentives

We provide annual incentive opportunities to executive officers to motivate their performance in achieving our current-year business goals. Each year, we establish, and the Board approves, an AOP for that year that includes financial, strategic and other goals for the Company. Annual incentive goals for the executive officers are set based on the approved AOP. We weight these goals to reflect their relative importance and contribution to overall Company performance.

The performance metrics (“Performance Metrics”) established for determining the Target Payout Amount for the 2018 AIP were:

•	Company Adjusted Operating Income comprising 80% of the Performance Metric with the following targets:

Performance Metrics	Weighting	Threshold (1) 35%	Target (1) 100%	Maximum (1) 200%
Adjusted Operating Income	80%	$203.0	$228.6	$305.0

•	A Qualitative Performance Factor, or QPF, (i.e., individual goals) comprising 20% of the Performance Metric

In addition, none of the foregoing Performance Metrics could result in a payout unless the Company achieved adjusted income per share for 2018 of at least $1.00 per share (the “Qualifier”).

The Compensation Committee selected, in consultation with Semler Brossy, and the Board of Directors approved, the components of the 2018 AIP, including the Qualifier, the Performance Metrics, including the weights assigned to each of them and the threshold, target and maximum achievement levels. The Committee selected Adjusted Operating Income as the financial Performance Metric for our annual cash incentive plan because we believe this metric:

•	is a common metric to all of our business units;

•	is widely understood by our teammates and is the internal metric of greatest focus;

•	is one of the most important underlying drivers of business performance and other financial metrics (such as adjusted EPS, operating cash flow and return on invested capital);

•

is aligned with creating shareholder value as sustained adjusted operating income is both highly correlated with share price growth and a key driver of free cash flow to shareholders which is also highly correlated to equity value; and

•	is aligned with our investor communications and the area of focus of our investor base.

The Compensation Committee’s goal in setting the target achievement levels was to provide management with challenging yet reasonably achievable goals that would lead the Company to meeting its 2018 business plan and position the Company to ultimately achieve the growth, transformation and improvement targets in our strategic plan without encouraging excessive risk-taking behavior. We believe that the use of a key financial performance metric that rewards profitable growth, as well as a qualitative performance metric to assess individual efforts and goal achievement, provides a balanced assessment of performance. The Compensation Committee retains authority to reduce or eliminate incentive compensation (i.e., “negative discretion”), which allows the committee to make judgments as to compensation it believes is excessive in light of performance as well as to monitor and respond to any behavior that it believes could be detrimental to the Company.

In structuring the 2018 performance metrics, the Compensation Committee took into account several unique factors for 2018including (1) that the Company’s domestic distribution business was facing margin compression and intensifying competitive dynamics, (2) that the Byram business and the pending S&IP acquisition were expected to contribute meaningfully to Company performance, and (3) that the Company needed to retain and incentivize key leaders, including the NEOs, to deliver 2018 performance and reposition and transform the Company for the future. As a result, the Compensation Committee structured the financial performance metrics to provide a lower AIP payout (35%) at threshold performance (80% of AOP) and required greater outperformance in excess of 100% of AOP (133% of AOP) to receive 200% of AIP. Additionally, the Compensation Committee structured the program such that no amount would be payable in respect of any Performance Metrics for achievement below the Threshold Payout Amount or if the Company did not achieve the Qualifier.

The Company’s 2018 adjusted operating income performance of $176 million failed to meet threshold performance for the financial component of the NEO’s 2018 AIP (weighted 80% of the overall plan); however, the Company met the Qualifier of $1.00 adjusted earnings per share by attaining $1.15 adjusted earnings per share in 2018.

The Compensation Committee approved a QPF as a performance metric that, subject to meeting the Qualifier, would allow a portion of any NEOs’ incentive compensation to be based on an overall assessment of the NEO’s job performance relative to leadership, performance against specific goals, strategic focus, management skills and other factors. The Compensation Committee believes that inclusion of the QPF is a way to reward strong performance and leadership that may or may not have translated into achievement of other financial targets during the year, but that were nonetheless important achievements contributing to future value creation. The Compensation Committee used the following individual performance goals and key performance indicators to determine the QPF of the following NEOs who were employed by the Company at year-end 2018:

NEO	2018 Individual Performance Goal

Robert C. Sledd

The Board did not assign Mr. Sledd individual performance goals for 2018 since he joined as interim President & CEO in November. However, the Board and Mr. Sledd agreed that his focus in his interim capacity would include:

•  Providing strong leadership to the organization and bolster teammate sentiment and morale in the time of leadership change;

•  Addressing service levels in the Company’s domestic distribution business;

•  Driving enhanced proprietary product sales through the Company’s channel; and

•  Customer retention.

Robert K. Snead

Mr. Snead assumed the role of interim Executive Vice President & Chief Financial Officer in late May 2018 and then Executive Vice President & Chief Financial Officer in mid-December. The Board did not assign Mr. Snead individual performance goals as Chief Financial Officer since he did not assume this role in a non-interim capacity until mid-December. However, the Board directed Mr. Snead to focus on:

•  Completing a revised financial forecast for the remainder of 2018 based upon Company performance and other relevant factors through the date of the revision to be approved by the Board;

•  Providing strong leadership to the financial organization during the time of leadership change;

•  Improving working capital management and other balance sheet metrics;

•  Working with the Company’s lenders to amend its credit agreement to provide more financial flexibility; and

•  Supporting the business through enhanced reporting, data and analytics.

NEO	2018 Individual Performance Goal

Christopher Lowery

Mr. Lowery’s 2018 individual performance goals included:

•  Successfully closing the S&IP acquisition;

•  Successfully separating the S&IP business from Avanos Medical and integrating the S&IP business in to the Company with no business disruption, realization of synergies and successful exit of transition service agreements;

•  Working collaboratively with Global Solutions business unit to formulate and execute strategies to sell more proprietary products through the Company’s channel;

•  Meeting the financial targets for the Company’s Global Products business unit; and

•  Enhancing talent in the Global Products business unit.

Stuart Morris-Hipkins

Mr. Morris-Hipkins’ 2018 individual performance goals included:

•  Meeting the financial targets for the Company’s Global Solutions business unit;

•  Retaining customers;

•  Enhancing the talent in the Global Solutions business unit;

•  Working collaboratively with Global Products business units to formulate and execute strategies to sell more proprietary products through the Company’s channel;

•  Developing and enhancing the Company’s value proposition to Solutions customers; and

•  Ensuring Fusion5 launch meets schedule and is on budget.

Nicholas J. Pace

Mr. Pace’s 2018 individual performance goals included:

•  Re-aligning and staffing global Legal, Corporate Compliance, Quality Assurance and Regulatory Affairs (QARA) departments to meet needs Company’s changing business and global footprint;

•  Successfully closing the S&IP acquisition and completing the related legal and QARA work necessary for integration;

•  Rolling-out contracting processes and a contract management software platform across the domestic business;

•  Enhancing a comprehensive regulatory licensure process, database and tracking system to ensure licensure compliance;

•  Enhancing the Company’s global compliance program to prudently address the Company’s changing business, geographic scale and risk profile; and

•  Developing a multi-year road map to create an integrated global QARA function.

In February 2019 following completion of the 2018 performance year, the Compensation Committee reviewed the performance of those NEOs entitled to AIP payouts for the 2018 performance year—Messrs. Snead,

Lowery, Morris-Hipkins and Pace. The Compensation Committee determined that each of the foregoing NEOs had successfully performed against their respective individual performance goals to receive the full QPF portion of the 2018 AIP attributable to their individual performance. The Compensation Committee also determined that Mr. Pace’s performance in 2018 was worthy of an additional bonus in consideration of his advice and counsel to the Board of Directors during a period of executive leadership change. As a result, Messrs. Snead, Lowery and Morris-Hipkins received AIP bonus payouts equal to 20% of their respective target bonuses and Mr. Pace received an AIP bonus payout equal to approximately 46% of his target bonus.

The table below sets forth (i) the Performance Metrics, their respective weightings, achievement levels at threshold, target and maximum as well as actual results in 2018 for each financial Performance Metric and (ii) the Qualifier and actual achievement level required for the payment of any incentive compensation under the Annual Incentive Program.

2018 Performance Metric Achievement Levels and Actual Results (in millions)

Performance Metrics	Weighting	Threshold (1) 35%	Target (1) 100%	Maximum (1) 200%	2018 Results (2)	2018 Achievement
Company Adjusted Operating Income (1)(2)	80%	$203.0	$228.6	$305.0	$177.0	Failed to meet Threshold
Qualitative Performance Factor	20%	N/A	N/A	N/A	See footnote (3)	See footnote (3)
Qualifier	N/A	$1.00 per share	N/A	N/A	$1.15 per share	Yes

(1) For achievement levels above threshold but below target or above target but below maximum, payout amounts would be calculated based on a straight-line interpolation of the achievement level above threshold or target, as applicable.

(2) For purposes of the 2018 Annual Incentive Program, and in accordance with the terms of the program as approved by the Compensation Committee and Board, adjusted results for the applicable performance metrics as provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 6, 2019.

(3) As discussed in this CD&A, in determining achievement of the QPF for each NEO, the Compensation Committee reviewed their accomplishments and contributions in 2018 results as well as performance of their individual goals.

Based on the foregoing results and the Compensation Committee’s review of individual NEO performance, each NEO received the following payout under the 2018 AIP:

Name	2018 AIP Target as % of Base Salary	2018 AIP Target ($)	Financial Performance Results (80% weighting)	QPF Results (20% weighting)	2018 AIP	2018 AIP as % of Target
Robert C. Sledd (1)	N/A	N/A	N/A	N/A	N/A	N/A
Robert K. Snead	75%	375,000	$0	$75,000	$75,000	20%
Christopher Lowery	75%	385,000	$0	$82,500	$82,500	20%
Stuart Morris-Hipkins	75%	350,000	$0	$75,000	$75,000	20%
Nicholas J. Pace (2)	70%	329,000	$0	$150,800	$150,800	46%

(1) Mr. Sledd was not eligible for AIP in 2018.

(2) As discussed above, Mr. Pace received an additional bonus to recognize his contributions in 2018.

Long-Term Incentives

Our shareholder-approved 2018 Stock Incentive Plan permits us to award grants of non-qualified stock options, incentive stock options, stock awards, performance share awards, stock units and stock appreciation rights. Except in instances of initial executive hiring, job promotions, retention concerns and similar circumstances, we grant equity awards to executive officers one-time each year. The Compensation Committee’s decision to grant equity-based awards is discretionary and largely determined by the Company’s longer-term financial performance, strategic accomplishments and individual contributions. We may also base equity award decisions upon individual performance, expected future performance, job promotions and the assumption of greater responsibility within the Company. We strive to maintain an appropriate balance between the aggregate number of shares used for equity grants (relative to the competitive landscape) and shareholder interests.

We generally make annual equity award grants to senior management in two forms: (1) restricted stock that vests over a three-year period during which the officer is continuously employed by the Company; and (2) performance share awards that are earned based on achievement of designated performance metrics over a two-year period followed by a one-year holding period during which the officer must remain in the Company’s employ. We believe that the mix between these vehicles helps provide a balance between linking compensation to the achievement of multi-year performance goals and strengthening the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management. The Company has not issued stock options to its officers since 2007, but evaluates the use of non-qualified stock options from time to time.

Beginning in 2019, we will make annual equity grants at least two business days following our release of prior years’ earnings. We base grant values on the closing price of the stock on the date of grant.

When making 2018 long-term incentive equity award determinations, the Compensation Committee focused on the Company’s longer-term financial performance and balanced the need to align the NEOs’ financial interests with those of shareholders against considerations regarding the affordability of equity grants, including aggregate share usage, dilution and accounting costs. We have historically been below median relative to the Peer Companies in our equity award grants to minimize share usage, dilution and accounting costs but are gradually evolving to increased long-term incentives relative to other elements of compensation in an effort to make our compensation program more performance-based and market driven.

Based on the foregoing considerations, in 2018 the Compensation Committee granted to the NEOs who were employed by the Company at year end 2018 the following long-term incentive awards having the indicated grant date fair values:

2018 Long-Term Incentive Awards (1)
Name	Performance Shares (2)	Restricted Stock (3)	Special Award of Performance Shares (4)	Special Award of Restricted Stock	Total
Robert C. Sledd (5)	—	—	—	$2,000,007	$2,000,007
Robert K. Snead (6)	—	$225,006	—	299,997	525,003
Christopher Lowery (4)	$350,007	350,007	$1,000,014	1,000,014	2,700,042
Stuart Morris-Hipkins (7)	350,007	350,007	—	350,006	1,050,020
Nicholas J. Pace (8)	350,007	350,007	—	350,006	1,050,020

(1) The amounts shown are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 and, in the case of performance shares, are based on probable achievement at target levels.

(2) These performance shares generally require achievement by the Company of specific financial metrics (discussed below) for fiscal years 2018 and 2019 as a condition to issuance of the underlying shares of restricted stock (which, if earned, would vest on the third anniversary of the performance share award). Amounts in the table reflect the values if achieved at the target level. Mr. Phipps’ long-term incentive compensation and equity targets were higher relative to the other NEOs to reflect the broader scope of his responsibilities and authority and his greater ability to impact the Company’s performance.

(3) All shares of restricted stock vest three years from the date of grant based on the executive’s continued employment with the Company with the exception of a portion of Mr. Snead’s restricted stock ($112,503) which vests in one-third increments over three years on anniversary of the grant date.

(4) Sign-on performance shares granted in connection with commencement of employment as President, Global Products, based on Halyard integration success and financial and operational performance of the Company’s Global Products business unit.

(5) Sign-on time-based restricted stock granted in connection with commencement of employment as interim President & Chief Executive Officer.

(6) Time-based restricted stock granted in connection with commencement of role as interim Chief Financial Officer.

(7) Time-based restricted stock granted in connection with promotion to President, Global Solutions.

(8) Time-based restricted stock grant in connection with promotion to Executive Vice President.

The table below shows the metrics, weights and performance levels established for the 2018 performance share awards. The Compensation Committee approved 2019 adjusted earnings per share (adjusted EPS) and two-year (2018-2019) relative TSR weighted 50% each, respectively, as metrics for the long-term incentive performance shares granted in 2018. Adjusted EPS has been a component of the Company’s LTI program for multiple years and the Compensation Committee again choose adjusted EPS as a financial metric for its 2018 LTIP program because this metric:

•	is the metric of greatest attention by our investors and analysts,

•

is aligned with shareholder value as sustained adjusted EPS growth is both highly correlated with share price growth and adjusted EPS is a key driver of free cash flow to shareholders which is also highly correlated to equity value;

•	is consistent with our message to shareholders that our focus is on consistent earnings growth,

•	is widely understood by award recipients; and

•	is impacted and driven in part by our performance of the Company’s transformation initiatives.

In addition to adjusted EPS, the Compensation Committee selected relative TSR as a performance metric because:

•	shareholders have various investment choices in the healthcare industry and relative TSR measures the return to the Company’s shareholders versus those other investment choices;

•

the Company’s shareholder return had lagged its peers and the broader market in recent years and the Compensation Committee felt it was appropriate to provide an incentive for management to outperform its peers and healthcare indices;

•

the Company has undertaken a multi-year transformation and repositioning of its business, and, we believe that relative TSR will measure the market’s assessment of the success of that transformation and repositioning; and

•

the companies used as the measure of the Company’s relative TSR performance are those that are included in the SPDR S&P Health Care Services Exchange Traded Fund and SPDR S&P Health Care Equipment Exchange Traded Fund.

We also note that we use a broader set of indices to measure relative TSR given that we believe no Peer Company’s business is highly correlated to the Company’s business due to the diversified nature of the Company’s business and the limited number of publicly traded medical and surgical supply distributors.

2018 Performance Share Award Metrics

Performance Metric (1) (2)	Weight	Threshold	Target	Maximum
Adjusted EPS	50%	$2.40	$3.00	$3.60
Relative TSR	50%	25th percentile	50th percentile	90th percentile

(1) For achievement levels above threshold but below target, or above target but below maximum, share payout amounts would be calculated based on a straight line interpolation of the achievement level above threshold or target, respectively. There is no payout for achievement below threshold.

(2) The Relative TSR metric will be measured over calendar years 2018 and 2019, and the adjusted EPS metric will be measured for calendar year 2019. The applicable weights and achievement levels will result in the issuance of any restricted stock to officers.

Payouts on 2017 Performance Share Awards.    Based the Company’s failure to achieve the two-year performance metrics under the Performance Share Awards granted in 2017, the NEOs did not earn the performance share awards that were issued in 2017. These shares did not vest and have been forfeited.

Payouts on 2017 Performance Share Awards

Performance Metric	Weight	Threshold	Actual Achievement (1)	Percentage Achievement
2018 Adjusted EPS	80%	$1.94	$1.15	0%
Return on Capital Employed	20%	11.5%	Less than 11.5%	0%

(1) For purposes of the 2017 Performance Share Awards, and in accordance with the terms of the underlying agreements approved by the Compensation Committee, adjusted results for the applicable performance metrics were as provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Common Stock Ownership Guidelines.    We have established Common Stock ownership guidelines for our executive officers that are expected to be achieved and maintained. Under these guidelines, officers have approximately five years to reach the full target ownership amount with interim targets to meet each year. As of December 31, 2018, each continuing NEO had achieved his or her applicable target ownership level (have five years from the date of hire or promotion, as applicable, to meet the guidelines and currently are on track to do so). Because of the historical success of these guidelines in maintaining meaningful stock ownership levels among management, the Company has not imposed any further stock retention requirements on its executive officers in connection with stock option exercises or vesting of restricted stock.

The ownership guidelines are as follows:

Officer	Value of Common Stock
Chief Executive Officer	6.0 x Base Salary
President	3.0 x Base Salary
Executive Vice Presidents	2.0 x Base Salary
Senior Vice Presidents	1.5 x Base Salary

The Chief Executive Officer’s higher ownership target reflects the larger portion of his total compensation represented by long-term incentive award value. Eligible holdings in meeting these targets include direct holdings, indirect holdings, shares held through Company plans such as the teammate stock purchase plan, and restricted stock holdings (but excluding any stock options).

Retirement/Post-Termination Compensation

Retirement Compensation

The Company believes that retirement compensation is an essential component of an overall market competitive total executive compensation package in that it provides security for the future needs of the executives and their families. The NEOs are entitled to participate in the Company’s 401(k) plan and receive Company matching contributions in the same manner as other Company teammates.

The Company provides supplemental retirement benefits under a Supplemental Executive Retirement Plan (the “SERP”), as further described on page 63 of this Proxy Statement under “Retirement Plans—Supplemental Executive Retirement Plan.” At the time of its implementation in 1991, the SERP was designed to be competitive relative to defined benefit pension plans offered by other companies and to reward officers who provided long-term service to the Company, thereby promoting retention of highly performing executive talent. In 2012, the Compensation Committee amended the SERP to freeze both benefit levels and participants effective March 31, 2012, as part of an effort to make our overall executive compensation program more performance-based. None of our NEOs are eligible to participate in the SERP.

Deferred Compensation Plan

The Company has an Executive Deferred Compensation and Retirement Plan into which officers and other management-level personnel may defer salary and cash bonus. The purpose of the deferred plan is to provide security for current and future needs of the participants and their families by providing a tax efficient opportunity to save for retirement and to ensure that our compensation program remains competitive in the marketplace for key management talent. This plan provides for similar investment options as under our 401(k) plan. For participants in this plan, the Company matches up to 5% of 401(k) and deferred compensation plan contributions combined; provided that the participant has first maximized contributions under the 401(k) plan.

Change in Control Agreements

The Company has entered into change in control agreements (“CIC Agreements”) with its NEOs, as described on page 66 of this Proxy Statement under “Potential Payments upon Termination or Change in Control—Change in Control Agreements.” The purpose of the CIC Agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change in control of the Company so that executives will focus on a fair and impartial review of the acquisition proposal and the maximization of shareholder value despite the risk of losing their employment. The Compensation Committee believes that the CIC Agreements help it to attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent these arrangements. The Compensation Committee further believes that it has structured these agreements to be reasonable and to provide a temporary level of income protection to the executive in the event of employment loss due to a change in control.

The CIC Agreements do not provide for excise tax gross-up payments. In addition, the severance payment obligation under the CIC Agreements has a “double trigger” such that the payment of a severance benefit may only be made if there is a change of control and the officer’s employment with the Company is terminated by the Company without cause or by the officer for good reason within 24 months after such change in control. We believe that this structure strikes an appropriate balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. Annually in connection with the review of executive compensation tally sheets, the Compensation Committee reviews the severance amounts that would be payable to each NEO upon a change in control to ensure that the amounts are reasonable in light of the purpose of the agreements and relative to the marketplace generally. However, these amounts did not affect the Compensation Committee’s compensation decisions with regard to any specific element of our 2018 executive compensation program.

The CIC Agreements renew on a year-to-year basis unless terminated by the Company with a notice of non-renewal.

Equity awards have the same “double-trigger” feature discussed above for accelerated vesting and exercisability, as applicable, in the event of a change in control. These same terms apply to the equity awards of all other teammates in the Company upon a change in control.

Severance Policy

We have a formal severance policy described on page 66 of this Proxy Statement under “Potential Payments upon Termination or Change in Control—Severance Policy” that applies to all corporate officers who are involuntarily terminated without cause (or who resign at the request of the Company). We adopted this policy to promote management stability and provide consistent and fair treatment to our departing officers in circumstances where their performance does not constitute cause for employment termination. We believe the severance policy helps the Company attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent such a policy. The severance policy is designed to provide the officer with continued compensation and assistance for 18 months following dismissal in an effort to assist him or her in finding new employment and is conditioned upon the officer entering into a non-competition, non-solicitation and confidentiality agreement for the benefit of the Company.

Other Benefits

In addition to the components of compensation discussed above, we provide certain other limited benefits to executives, including the NEOs, to help maximize the time key executives are able to spend on the Company’s business; to reward experience, expertise, responsibility, seniority, leadership qualities and advancement; and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent. These other benefits consist of the following and are specifically disclosed by amount in footnote (5) to the Summary Compensation Table on page 58 of this Proxy Statement: funding of life insurance policy premiums (provides security for current and future needs of the executives and their families), automobile allowance or lease (ensures transportation for business travel needs, recognizing that the automobile may also be used for personal purposes), tax and financial planning and tax return preparation assistance (allows executives to concentrate on business matters rather than on personal financial planning), and annual physical and enhanced medical access (identifies and addresses medical issues and helps preserve the Company’s investment in its executives by encouraging them to maintain healthy lifestyles and be proactive in addressing potential health issues). In addition, NEOs may participate in our health and welfare plans, 401(k) plan and teammate stock purchase plan on the same basis as other full-time teammates. Finally, except under limited and unusual circumstances, we only pay for executive travel on commercial or private aircraft when such travel is integrally and directly related to the performance of the executive’s duties for the Company and is not personal in nature. We do not provide tax gross-ups on any income executives may realize as a result of the foregoing benefits.

Recoupment Policy

In an effort to mitigate any imprudent risk-taking behavior associated with incentive compensation, the Company has a policy that permits the recoupment of performance-based cash and equity compensation paid to executive officers. This compensation is recoverable from an executive officer if:

(i)	The payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements;

(ii)	The Board (or its designated Compensation Committee) determines that the executive engaged in misconduct that caused or substantially caused the need for the restatement; and

(iii)	A lower payment would have been made to the executive officer based upon the restated financial results.

If the foregoing conditions are met, as determined by the Board (or its designated committee), the Company, under terms of the applicable program or award agreements, will recover from the executive officer the amount by which his or her performance-based compensation for the relevant period exceeded the amount (if any) that would have been paid based on the restated financial results. The Board (or its designated committee) may take such further action as it deems necessary or appropriate to remedy the misconduct and prevent its recurrence. The recoupment policy currently will not apply to performance-based compensation after the second anniversary of the date on which such compensation was paid. We continue to monitor additional requirements that may be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002 and that would lead to modification of this policy to the extent required by the Dodd-Frank Act of 2010 and the related final rules of the SEC.

Hedging and Derivatives Trading Prohibition

The Company has policies that prohibit directors, officers and other teammates with access to confidential information of the Company from engaging in certain transactions relating to our common stock, including buying or selling options and short sales. We also prohibit these individuals from hedging the economic risk of ownership of our common stock and holding our stock in a margin account or pledging our stock as collateral for a loan.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally precludes a tax deduction by any publicly-held company for compensation paid to any “covered employee” to the extent the compensation paid to such covered employee exceeds $1 million during any taxable year of the company. “Covered Employees” include the Chief Executive Officer of the company, the Chief Financial Officer of the company, and the three highest paid officers of the company (other than the Chief Executive Officer and the Chief Financial Officer) for the applicable tax year and any employee who qualified as a “covered person” for any previous tax year beginning after 2016. For years beginning prior to January 1, 2018, the $1 million deduction limit did not apply to “qualified performance-based compensation” that is based on the attainment of pre-established, objective performance goals established under a stockholder-approved plan; however, there no longer is an exception for “qualified performance-based compensation” from the Section 162(m) limitation (although there is a transition rule for arrangements in effect as of November 2, 2017). While we prefer to maximize the deductibility of any compensation we pay, we also believe that it is important to preserve flexibility in administering our compensation programs to promote various corporate goals. Accordingly, we have not adopted a policy that all compensation must be deductible in full. Certain of the amounts paid under our compensation programs will not likely be deductible as the result of Section 162(m). We intend to continue to design our executive compensation arrangements to be consistent with our best interests and the interests of our shareholders and we understand that certain of our compensation arrangements will not be deductible in full.

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

THE COMPENSATION & BENEFITS COMMITTEE

Barbara B. Hill, Chairman

Martha H. Marsh

Stuart M. Essig

SUMMARY COMPENSATION TABLE

The following table summarizes for the years ended December 31, 2018, 2017 and 2016, as applicable, the total compensation of our NEOs—our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers and three former NEOs who separated from the Company in 2018.

(a)	(b)	(c)	(d)		(e)	(f)		(g)		(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus (1) ($)		Stock Awards (2) ($)	Option Awards (2) ($)		Non-Equity Incentive Plan Compensation (3) ($)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Robert C. Sledd (6) Chairman & Interim President & Chief Executive Officer	2018	$114,231		$—	$2,000,007		$—		$—	—	$3,389	$2,117,627

Robert K. Snead (6) Executive Vice President, Chief Financial Officer	2018	$382,387		$—	$525,004		$—		$75,000	—	$41,672	$1,024,063

Christopher Lowery (6) President, Global Products	2018	$535,192		$250,000	$2,700,040		$—		$82,500	—	$88,939	$3,656,671

Stuart Morris-Hipkins (6) President, Global Solutions	2018 2017	$500,000 335,096	$	— 100,000	$1,050,020 1,335,037	$	— —		$75,000 91,730	— —	$77,063 67,331	$1,702,083 1,926,194

Nicholas J. Pace (6) Executive Vice President, General Counsel & Corporate Secretary	2018	$470,000		$—	$1,050,020		$—		$150,800	—	$75,128	$1,745,948

P. Cody Phipps (7) Former Chairman, President & Chief Executive Officer	2018 2017 2016	$816,058 922,500 915,577	$	— — —	$3,999,995 5,000,001 3,999,994	$	— — —	$	— 383,991 1,083,939	— — —	$3,310,843 375,543 263,869,	$8,126,896 6,682,035 6,263,379

Richard A. Meier (8) Former Executive Vice President, CFO & President, International	2018 2017 2016	$384,361 653,162 648,260	$	— — —	$700,013 1,050,044 699,999	$	— — —	$	— 163,127 460,480	— — —	$1,646,478 299,116 155,869	$2,730,852 2,165,449 1,964,608

Rony C. Kordahi (8) Former Executive Vice President, North American Operations	2018 2017 2016	$264,808 450,000 328,846	$	— — —	$700,013 1,050,044 1,099,993	$	— — —	$	— 104,895 222,076	— — —	$1,071,182 52,334 71,592	$2,036,003 1,657,273 1,722,507

(1) The amounts included in column (d) reflect special or guaranteed bonus payments. As part of his offer of employment, Mr. Lowery received a “sign-on” cash bonus of $250,000.

(2) The amounts included in column (e) are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, and column (e) includes awards subject to performance conditions. Of the total awards reflected in column (e) for 2018, the amount specified below for each officer represents awards subject to performance conditions, which are valued at the grant date based on probable achievement at target levels:

Mr. Lowery, $1,350,020; Mr. Morris-Hipkins, $350,007; Mr. Pace, $350,007; Mr. Phipps, $1,999,997; Mr. Meier, $350,007; Mr. Kordahi, $350,007.

The grant date value of the above performance-based awards for 2018 would equal the following for each officer assuming achievement of the highest level of performance conditions:

Mr. Lowery, $2,700,040; Mr. Morris-Hipkins, $700,013; Mr. Pace, $700,013; Mr. Phipps, $3,999,995; Mr. Meier, $700,013; Mr. Kordahi, $700,013.

Assumptions used in the calculation of the stock awards included in column (e) are included in Note 11 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated herein by reference. The actual value an NEO may receive for stock awards depends on market prices, and there can be no assurance that the amounts shown are the amounts that will be realized.

(3) The amounts included in column (g) reflect cash awards to the NEOs under the Company’s performance-based annual incentive programs for 2018, 2017 and 2016. Further information on awards made under the 2018 Annual Incentive Program is provided under “Compensation Discussion and Analysis—Annual Incentives” on page 46 of this Proxy Statement.

(4) No NEOs listed are participants in the Company’s Supplemental Executive Retirement Plan (“SERP”).

(5) For 2018, the amounts included in column (i) consist of benefits or Company contributions attributable to the following:

	Car Lease or Allowance	Tax Planning/ Return Preparation	Dividends on Restricted Stock Awards (a)	Life Insurance Premiums	Deferred Compensation Plan and 401(k) Plan Company Match	Annual Physical/ Medical Access	Other (e)	Total
Robert C. Sledd	$3,000	$—	$—	$349	$—	$—	$40	$3,389
Robert K. Snead	9,050	—	20,724	272	11,086	—	540	41,672
Christopher Lowery	10,400	645	63,469	2,322	11,000	—	1,103	88,939
Stuart Morris-Hipkins	7,514	3,500	50,495	754	11,000	2,100	1,700	77,063
Nicholas J. Pace	9,600	3,500	47,394	704	11,000	1,050	1,880	75,128
P. Cody Phipps (b)	15,250	5,985	409,911	2,129	11,000	—	2,866,568	3,310,843
Richard A. Meier (c)	5,600	—	42,306	1,355	34,015	—	1,563,202	1,646,478
Rony C. Kordahi (d)	5,600	—	44,084	804	11,000	—	1,009,694	1,071,182

(a)

Amounts included in this column represent dividends paid on Restricted Stock Awards. Amounts for 2017 and 2016 were: Mr. Morris-Hipkins—$18,270 for 2017; Mr. Phipps—$334,643 for 2017 and $224,528 for 2016; Mr. Meier—$86,309 for 2017 and $78,291 for 2016; Mr. Kordahi—$27,790 for 2017 and $12,566 for 2016.

(b)	Mr. Phipps’ other compensation represents severance pay of $2,808,614 and vacation pay of $57,952.

(c)	Mr. Meier’s other compensation includes severance pay of $1,562,217.

(d)	Mr. Kordahi’s other compensation includes severance pay of $1,009,094.

(e)	Unless otherwise provided with respect to an NEO, includes miscellaneous amenities and/or awards provided at Company sales and leadership conferences and other awards or gifts.

(6) Messrs. Sledd, Snead, Lowery and Pace were not previously named executive officers. Mr. Morris-Hipkins was a named executive officer for the first time in 2017.

(7) Mr. Phipps separated from the Company on November 7, 2018.

(8) Messrs. Meier and Kordahi separated from the Company on July 25, 2018.

GRANTS OF PLAN BASED AWARDS TABLE

The following table shows awards granted to the NEOs during the year ended December 31, 2018.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Potential Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert C. Sledd	11/7/18	—	—	—	—	—	—	219,781	—	—	$2,000,007

Robert K. Snead	5/17/18	—	—	—	—	—	—	6,657	—	—	$112,503
	5/17/18	—	—	—	—	—	—	6,657	—	—	112,503
	6/1/18	—	—	—	—	—	—	18,248	—	—	299,997
	N/A	131,250	375,000	750,000	—	—	—		—	—

Christopher Lowery	1/3/18	—	—	—	—	—	—	26,110	—	—	$500,007
	1/3/18	—	—	—	—	—	—	26,110	—	—	500,007
	2/8/18	—	—	—	11,007	22,013	44,026	—	—	—	350,007
	2/8/18	—	—	—	—	—	—	22,013	—	—	350,007
	5/1/18	—	—	—	15,471	30,941	61,882	—	—	—	500,007
	5/1/18	—	—	—	15,471	30,941	61,882	—	—	—	500,007
	N/A	$144,375	$412,500	$825,000	—	—	—	—	—	—	—

Stuart Morris-Hipkins	2/8/18	—	—	—	11,007	22,013	44,026	—	—	—	$350,007
	2/8/18	—	—	—	—	—	—	44,026	—	—	700,013
	N/A	$131,250	$375,000	$750,000	—	—	—	—	—	—	—

Nicholas J. Pace	2/8/18	—	—	—	11,007	22,013	44,026	—	—	—	350,007
	2/8/18	—	—	—	—	—	—	44,026	—	—	700,013
	N/A	115,150	$329,000	$658,000	—	—	—	—	—	—	—

P. Cody Phipps	2/8/18	—	—	—	62,893	125,786	251,572	—	—	—	$1,999,997
	2/8/18	—	—	—	—	—	—	125,786	—	—	1,999,997
	N/A	$403,594	$1,153,125	$2,306,250	—	—	—	—	—	—	—

Richard A. Meier	2/8/18	—	—	—	11,007	22,013	44,026	—	—	—	$350,007
	2/8/18	—	—	—	—	—	—	22,013	—	—	350,007
	N/A	$171,455	$489,872	$979,743	—	—	—	—	—	—	—

Rony C. Kordahi	2/8/18	—	—	—	11,007	22,013	44,026	—	—	—	$350,007
	2/8/18	—	—	—	—	—	—	22,013	—	—	350,007
	N/A	$110,250	$315,000	$630,000	—	—	—	—	—	—	—

(1) The amounts shown in column (c) reflect the minimum payment level under the Company’s 2018 Annual Incentive Program if minimum performance conditions were met and represents 35% of the target payment level shown in column (d) which is based on meeting target performance conditions. The amount shown in column (e) is 200% of the target payment level and is based on meeting maximum performance conditions. These amounts are based upon the individual’s 2018 salary and position (75% of base salary for Messrs. Snead, Lowery, Morris-Hipkins and Meier, 70% of base salary for Messrs. Pace and Kordahi, and 125% of base salary for Mr. Phipps. Mr. Sledd did not participate in the 2018 Annual Incentive Program. Payouts under the 2018 Annual Incentive Program are set forth in the “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation” on page 58 of this Proxy Statement.

(2) The amounts shown in column (f) reflect the minimum restricted stock award level under 2018 performance share grants if minimum performance conditions are met. The target restricted stock award level shown in column (g) is based on meeting target performance conditions and the maximum level shown in column (h) is 200% of the target restricted stock award level and is based on meeting the maximum performance conditions. These performance share awards are based on the Company’s achievement of Adjusted EPS and TSR ranking for 2018 and 2019 as discussed on page 52 of this Proxy Statement and, if earned, vest on the third anniversary of the performance share grant. Dividends are not paid on performance share grants unless and until the performance conditions are satisfied, resulting in the issuance of the underlying restricted stock.

(3) The amounts shown in column (i) represent grants of restricted stock that vest fully one to three years from the date of grant based on the executive’s continued employment with the Company. Dividends are paid or accrued for on outstanding restricted stock grants at the same rate as for all shareholders of record.

(4) No stock options were granted by the Company in 2018.

(5) The amounts shown in column (l) are the grant date fair value of each individual equity award computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table summarizes for each NEO information regarding unexercised stock options, unvested restricted stock awards and incentive plan awards outstanding as of December 31, 2018.

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Name	Exercisable	Unexercisable
Robert C. Sledd	—	—	—	—	—	10,355	$65,547	—	—
	—	—	—	—	—	219,781	1,391,214	—	—
Total	—	—	—	—	—	230,136	1,456,761	—	—
Robert K. Snead	— — — — — — — — — — —	— — — — — — — — — — —	— — — — — — — — — — —	— — — — — — — — — — —	— — — — — — — — — — —	300 300 946 3,780 1,418 3,780 300 10,701 6,657 6,657 18,248	$1,899 1,899 5,988 23,927 8,976 23,927 1,899 67,737 42,139 42,139 115,510	1,378 — — — — — — — — — —	$8,723 — — — — — — — — — —
Total	—	—	—	—	—	53,087	336,041	1,378	8,723
Christopher Lowery	—	—	—	—	—	26,110	165,276	22,013	139,342
	—	—	—	—	—	26,110	165,276	30,941	195,857
	—	—	—	—	—	22,013	139,342	30,941	195,857
Total	—	—	—	—	—	74,233	469,894	83,895	531,056
Stuart Morris-Hipkins	— — —	— — —	— — —	— — —	— — —	9,777 44,026 5,255	$61,888 278,685 33,264	9,777 22,013 10,674	$61,888 139,342 67,566
Total	—	—	—	—	—	59,058	373,837	42,464	268,796
Nicholas J. Pace	— — —	— — —	— — —	— — —	— — —	5,836 5,569 44,026	$36,942 35,252 278,685	5,569 5,569 22,013	$35,252 35,252 139,342
Total	—	—	—	—	—	55,431	350,879	33,151	209,846

(1) Shares of restricted stock vest fully from one to five years from the date of grant. Vesting dates for the shares of restricted stock listed for each officer range from January 2019 to June 2021.

(2) The market value of the restricted shares was calculated based on $6.33 per share, the closing price of the Company’s Common Stock on December 31, 2018. Dividends are accrued for or paid on outstanding shares of restricted stock at the same rate as paid to all shareholders of record. However, beginning in 2018 dividends payable on unvested restricted stock are held by the Company and not paid until vesting.

(3) The amounts in column (i) represent the number of performance shares outstanding based on the achievement of the target level of performance conditions. The market value of the performance shares was calculated based on $6.33 per share, the closing price of the Company’s Common Stock on December 31, 2018. Dividends are not paid on performance shares unless and until the underlying performance and vesting conditions are achieved.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth for each NEO information on stock option exercises and vesting of restricted stock on an aggregated basis during the year ended December 31, 2018.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Robert C. Sledd (2)	—	—	3,050	$47,733
Robert K. Snead	—	—	3,872	45,344
Christopher Lowery	—	—	—	—
Stuart Morris-Hipkins	—	—	2,706	46,949
Nicholas J. Pace	—	—	13,298	280,056
P. Cody Phipps	—	—	274,108	3,276,140
Richard A. Meier	—	—	53,919	937,178
Rony C. Kordahi	—	—	21,231	372,291

(1) The value realized on vesting is the number of shares vesting multiplied by the market price of the underlying shares on the vesting date.

(2) Restricted Shares granted while serving as outside Director.

RETIREMENT PLANS

Supplemental Executive Retirement Plan

The Company provides supplemental retirement benefits to certain officers under the SERP. Effective March 31, 2012, the Board of Directors amended the SERP to freeze benefit levels under the plan and participation by future executives. The SERP entitles participants who meet its age and service requirements to receive a specified percentage (60%) of the participant’s average base monthly salary plus bonus for the highest consecutive five out of the last 10 years preceding March 31, 2012. The SERP benefit to which a participant is entitled is reduced by any benefit payable under Social Security, defined benefit pension plans and the benefit attributable to certain Company contributions under the Company’s 401(k) plan. The SERP provides for full benefits to participants who retire at or after the attainment of the age of 65 (or at or after the age of 62 with 20 years of service) and provides for reduced benefits to participants who retire between the ages of 55 and 64 if their age plus years of service to the Company equal at least 70. If a participant retires prior to age 65 (or prior to age 62 with 20 years of service), his or her otherwise applicable full retirement benefit is reduced by 0.333% for each month remaining from the date of retirement until the participant would reach age 65. SERP payments are made to an eligible participant until his or her death (and, following the participant’s death, will continue to be made to the participant’s beneficiary unless or until a total of 180 payments have been made under the SERP to either the participant or his or her beneficiary). Upon retirement, participants are no longer eligible to participate in the Company’s medical insurance or benefit plans (except as legally required under COBRA). In consideration for receiving benefits under the SERP, the participant must comply with a non-competition agreement during employment and for a period of five years following employment by the Company.

PENSION BENEFITS TABLE

The following table shows the actuarial present value of accumulated benefits payable to each of the NEOs as of December 31, 2018.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Robert C. Sledd	N/A	—	—	—
Robert K. Snead	N/A	—	—	—
Christopher Lowery	N/A	—	—	—
Stuart Morris-Hipkins	N/A	—	—	—
Nicholas J. Pace	N/A	—	—	—

(1) There are no NEOs who participate in the SERP.

Following retirement, stock options and restricted stock awards continue to vest pursuant to the terms of the respective grants if, at the discretion of the Company, the officer continues to serve the Company as a director, in a consulting capacity or by entering into a non-solicitation and confidentiality agreement for the benefit of the Company. An officer is eligible following retirement to receive a portion of any performance shares earned based on achievement of the performance conditions pro-rated for the number of months worked during the performance period. Performance shares were valued based upon assumed performance at the target level. Assuming continued service to the Company, each of the NEOs would receive the following estimated benefit due to continued vesting of equity awards if he or she had been eligible to and actually retired on December 31, 2018: Mr. Sledd, $1,456,761; Mr. Snead, $344,764; Mr. Lowery, $1,000,950; Mr. Morris-Hipkins, $642,633; and Mr. Pace, $560,725. This benefit is calculated based upon the number of shares subject to continued vesting multiplied by $6.33, the closing price of the Company’s Common Stock on December 31, 2018. Performance shares were valued based upon assumed performance at the target level.

NONQUALIFIED DEFERRED COMPENSATION PLAN

The Company maintains an Executive Deferred Compensation and Retirement Plan in which members of senior management and other management-level teammates are eligible to participate. This plan permits participants to defer base salary (up to 75%) and cash bonus (up to 100%) paid during a year for which a deferral election is made. This plan provides for similar investment options as under our 401(k) plan. The Company matches up to 5% of combined 401(k) plan and deferred compensation plan contributions, provided that the participant has first maximized permitted contributions under the 401(k) plan. The following table sets forth information regarding contributions to, earnings on and total balances in the Executive Deferred Compensation plan for the NEOs in 2018.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings (Losses) in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Robert C. Sledd	$—	$—	$—	—	$—
Robert K. Snead	—	—	—	—	—
Christopher Lowery	—	—	—	—	—
Stuart Morris-Hipkins	—	—	—	—	—
Nicholas J. Pace	—	—	—	—	—
P. Cody Phipps	—	—	—	—	—
Richard A. Meier	51,843	23,015	(26,009)	—	463,966
Rony C. Kordahi	—	—	—	—	—

(1) Executive contributions that may be deferred may include up to 75% of base salary and 100% of annual incentive cash compensation.

(2) Company contributions included in “All Other Compensation” for 2018 in the Summary Compensation Table.

(3) Deferred amounts earned returns based on the performance of the funds into which they were invested, which consist of generally the same funds available to the participants under our 401(k) plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects the estimated potential compensation payable to each of the NEOs under the Company’s compensation and benefit plans and arrangements in the event of termination of such executive’s employment under various scenarios, including voluntary termination without cause, voluntary termination or involuntary termination with cause, termination following a change in control and termination due to disability or death. Benefits payable to the NEOs upon retirement are described under “Retirement Plans” beginning on page 63 of this Proxy Statement. Except as otherwise stated in footnote (6) to the table below, the amounts shown are estimates of the amounts that would be paid out to the executives upon termination of their employment assuming that such termination was effective December 31, 2018.

Name	Cash Severance Payment ($)	Incremental Pension Benefit (present value) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (5) ($)	Total Termination Benefits ($)
Robert C. Sledd (1)
• Involuntary Termination Without Cause (2)	$—	$—	$—	$242,794	$242,794
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	—	—	—	1,456,761	1,456,761
• Disability (4)	270,000	—	—	242,794	512,794
• Death (4)	—	—	—	1,456,761	1,456,761
Robert K. Snead (1)
• Involuntary Termination Without Cause (2)	$868,302	$—	$20,557	$108,804	$997,663
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	1,730,816	—	27,296	413,716	2,171,829
• Disability (4)	1,595,000	—	—	114,619	1,709,619
• Death (4)	—	—	—	344,763	344,763
Christopher Lowery (1)
• Involuntary Termination Without Cause (2)	$825,000	$—	$20,411	$123,365	$968,776
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	1,644,500	—	27,782	1,002,809	2,675,091
• Disability (4)	1,020,000	—	—	277,366	1,297,367
• Death (4)	—	—	—	835,674	835,674
Stuart Morris-Hipkins (1)
• Involuntary Termination Without Cause (2)	$887,595	$—	$24,654	$145,972	$1,058,221
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	1,769,273	—	32,513	771,161	2,572,947
• Disability (4)	1,115,000	—	—	274,403	1,389,403
• Death (4)	—	—	—	642,634	642,634

Name	Cash Severance Payment ($)	Incremental Pension Benefit (present value) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (5) ($)	Total Termination Benefits ($)
Nicholas J. Pace (1)
• Involuntary Termination Without Cause (2)	$907,050	$—	$25,240	$210,265	$1,142,555
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	1,808,053	—	32,665	1,262,913	3,103,630
• Disability (4)	833,999	—	—	323,074	1,157,073
• Death (4)	—	—	—	1,052,427	1,052,427
P. Cody Phipps (6)
• Involuntary Termination Without Cause (2)	$2,788,777	$—	$19,837	$1,703,056	$4,511,670
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control	—	—	—	—	—
• Disability	—	—	—	—	—
• Death	—	—	—	—	—
Richard A. Meier (6)
• Involuntary Termination Without Cause (2)	$1,542,373	$—	$19,844	$340,186	$1,902,403
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control	—	—	—	—	—
• Disability	—	—	—	—	—
• Death	—	—	—	—	—
Rony C. Kordahi (6)
• Involuntary Termination Without Cause (2)	$989,250	$—	$19,844	$322,650	$1,331,744
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control	—	—	—	—	—
• Disability	—	—	—	—	—
• Death	—	—	—	—	—

(1) The amounts shown in the table do not include accrued salary and vacation payable through the date of the executive’s employment termination or the distribution of any balances under the Executive Deferred Compensation Plan or the Company’s 401(k) plan.

(2) See the discussion of the Company’s severance policy below for information on benefits payable to the NEOs upon involuntary termination without cause. The calculation of cash severance is based on 1.5 multiplied by the sum of the NEO’s base annual salary and the lower of average bonus paid or target bonus for the three calendar years prior to the date of employment termination.

(3) See the discussion of the Company’s change in control agreements on page 54 for information on benefits payable to the NEOs upon a change in control. The calculation of cash severance is based on a lump sum payment of 2.99 multiplied by the sum of annual salary plus the average of the last three years’ actual bonuses paid.

(4) A termination of employment due to death or disability entitles the NEOs to benefits under the Company’s life insurance or disability plan, as applicable, available to salaried teammates generally. In addition and also as applicable to salaried employees generally who receive grants of stock options and restricted stock, upon termination of employment due to death, all stock options and shares of restricted stock immediately vest; and, upon termination of employment due to disability, unvested stock options are forfeited and shares of restricted stock vest on a pro rata basis. In addition, upon death, officers are entitled to receive performance shares that are actually earned based on achievement of performance conditions and, upon disability, a pro rata portion of any such shares earned relative to time worked during the performance period.

(5) The amounts in this column represent the estimated benefit to the NEO due to accelerated vesting of equity awards and are calculated based on the number of shares subject to accelerated vesting multiplied by $6.33, the closing price of the Company’s Common Stock on December 31, 2018. Any performance shares that vest are valued based upon assumed performance at the target level.

(6) The amounts shown are actual amounts paid to the former NEOs upon termination. The termination dates were November 7, 2018 for Mr. Phipps and July 25, 2018 for Mr. Meier.

Severance Policy. The Company has an officer severance policy that applies to corporate officers who are involuntarily terminated without cause (or who resign at the request of the Company) and that was designed to provide consistent and fair treatment of these departing officers. Receipt of payments under the severance policy is also conditioned upon the officer’s agreement to certain non-competition and non-solicitation restrictive covenants for the term of the severance period and a general release of claims against the Company. The Company provides for the following under its officer severance policy:

Officer Position	Severance Amount	Severance Period	Other Benefits
CEO President Executive Vice President Senior Vice President	1.5 x the sum of: • Base Salary • The lower of average actual Bonus paid or Target Bonus for the three calendar years prior to date of employment termination	18 months

Lump sum payment for the continuation of Medical/Dental/Vision Benefits during severance period

Up to six months of outplacement services

Tax preparation and financial counseling services during severance period

The severance policy does not address the disposition of outstanding stock options or stock awards upon involuntary termination without cause, which event is addressed under the applicable equity award agreement. In general, upon an involuntary termination without cause (or resignation at the request of the Company), (i) an officer’s unvested stock options are forfeited and the vested stock options must be exercised within a period of one year from the date of employment termination, and (ii) a pro rata portion of the officer’s restricted stock awards and earned performance share awards (as applicable) vests at the date of employment termination based on the number of months worked during the applicable vesting and/or performance period.

Change in Control Agreements. The Company has entered into CIC Agreements with the NEOs, the purpose of which is to encourage key management personnel to remain with the Company and to avoid distractions resulting from potential or actual changes in control of the Company.

The CIC Agreements provide for the payment of a severance benefit if the officer’s employment with the Company is terminated within 24 months after a change in control unless such termination is (i) due to death or disability, (ii) by the Company for cause or (iii) by the officer other than in specified circumstances constituting good reason.

Termination of employment by the Company is for cause if it is because of the executive officer’s (i) willful and continued failure to substantially perform his or her duties (other than due to incapacity, illness, etc.) or (ii) engaging in conduct demonstrably and materially injurious to the Company. Termination of employment by the executive officer is for good reason if it is because of (i) a material diminution in authority, duties or responsibilities; (ii) a material reduction in annual base salary, bonus opportunity or benefits; (iii) a relocation of place of employment by more than 35 miles or substantial increase in travel obligations; (iv) a failure to pay compensation due to the executive officer; or (v) certain other reasons defined in the plan.

A change in control is generally deemed to have occurred under the agreements:

(i)

if any person acquires 30% or more of the Company’s voting securities (other than the Company or its affiliates); except that, for the purposes of determining whether a change in control has occurred under the terms of the Company’s outstanding equity award agreements, shares issued by the Company directly to the acquirer shall not be taken into account when determining whether the 30% threshold has been met;

(ii)

if the Company’s directors as of the beginning or renewal date of the CIC Agreement (the “Incumbent Board”) cease to constitute a majority of the Board (unless the members’ nominations or elections were approved by a majority of the Incumbent Board);

(iii)

upon the approval by shareholders of a merger or consolidation of the Company (or any subsidiary) other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the voting power of the securities of the Company (or surviving entity) outstanding immediately after the merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company in which no person acquires more than 30% of the combined voting power of the Company’s then-outstanding securities; or

(iv)	upon the approval by shareholders of a plan of liquidation or sale of substantially all of the Company’s assets.

The Company’s change in control agreements with its officers do not provide for or otherwise permit excise tax gross-up payments.

For the NEOs, the severance benefit includes the following:

(i)

a lump sum payment equal to 2.99 times the sum of the officer’s annual base salary as of the date of termination or change in control (whichever is greater) plus average bonus for the three years preceding the date of termination or change in control (whichever is greater);

(ii)	a lump sum amount representing a pro rata portion of any incentive compensation earned by the executive through the date of termination, assuming achievement of performance goals at the target level;

(iii)

an amount equal to additional premiums for continued medical benefits under COBRA for two years and additional premiums for individual life insurance policies for two years (for officers receiving Company-provided life insurance); and

(iv)

all shares of restricted stock granted to the executive officer vest, all stock options vest and become immediately exercisable and all performance shares are awarded at the target level and become vested.

The foregoing severance benefit is reduced by the amount of any benefits payable under any other severance plan or arrangement of the Company.

In consideration for any benefits paid, the change in control agreements impose certain non-competition and non-solicitation restrictive covenants on the officers for a period of 12 months following employment termination and prohibit the disclosure and use of confidential Company information. Each agreement continues in effect through December 31, 2019.

In late 2018, in consultation with Semler Brossy and at the recommendation of the Compensation Committee, the Board approved a revised form of the CIC Agreement for new executives first employed by the Company following adoption of the new form of agreement. The new form of agreement provides that cash severance in the case of a qualifying termination of employment following a change in control equals (i) 2.0 multiplied by (ii) the sum of the executive’s annual salary plus the executive’s target bonus (rather than 2.99 multiplied by the sum of the executive’s annual salary plus the average of the executive’s prior three actual bonuses as provided in the prior forms of agreement).

CEO PAY RATIO

The table below sets forth comparative information regarding (A) the total combined compensation of the two individuals who served as Chairman, President & Chief Executive Officer during 2018, (B) the total compensation of the “median employee” of the Company, initially identified in the 2018 proxy, using updated compensation information as of December 31, 2018, and (C) the ratio of the total combined compensation of the two individuals who served as Chairman, President & Chief Executive Officer during 2018 to the total compensation of the “median employee.” As of December 31, 2018, the Company had approximately 18,600 employees, approximately 7,300 in the U.S. and 11,300 outside of the U.S.

Chief Executive Officers Combined Total Compensation (A)	$7,216,297
“Median employee” Total Compensation (B)	$44,621
Ratio of (A) to (B)	162:1

To initially identify the “median employee” for the above ratio calculation, pay elements that were included in the total cash compensation calculation for each employee were:

•	Annualized Base Salary

•	Target annual incentive

•	Company-paid 401(k) Plan match for last fiscal year

•	Company-paid pension plan payments

•	Company-paid life insurance premiums

•	Annualized automobile allowance

•	Conversion rate to U.S. dollars based on exchange rates for compensation paid in foreign currency

The annual total compensation was updated for 2018 for such “median employee” using the same methodology used for the NEOs as set forth in the 2018 Summary Compensation Table in this Proxy Statement. This means that equity and any other longer-term incentives awarded, if any, are counted for the “median employee” and both individuals who served as Chairman, President & Chief Executive Officer during 2018. The severance and related payments for the former Chairman, President & Chief Executive Officer are not included in the calculation. The estimated pay ratio was calculated in a manner consistent with the requirements of Item 402(u) of Regulation S-K of the Exchange Act (“Item 402(u)”), and we believe it constitutes a reasonable estimate. However, as contemplated by Item 402(u), we relied on methods and assumptions that we determined to be appropriate for calculating the pay ratio at the Company. Other public companies may use methods and assumptions that differ from the ones we chose but are appropriate for their circumstances. In light of these different methods and assumptions, the estimated pay ratio reported above should not be used as a basis for comparison between companies.

During 2018, the Company acquired the S&IP business which included approximately 9,100 employees as of December 31, 2018. The above calculation does not include these employees.

PROPOSAL 4: ADVISORY SHAREHOLDER VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, shareholders have the opportunity to cast an advisory vote to approve the compensation of our NEOs as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our 2018 executive compensation programs and policies and the compensation paid to our NEOs. Although the vote is non-binding, we value our shareholders’ opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions. At the Company’s 2017 annual meeting, the majority of our shareholders voted to advise us to include a say-on-pay proposal every year, and the Board of Directors determined that the Company will hold an advisory shareholder vote on executive compensation every year. This non-binding advisory vote on the frequency of say-on-pay proposals must be held at least once every six years.

As more fully discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 33 the Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for our success in the intensely competitive global healthcare supply services industry. We seek to accomplish this goal in a manner that rewards performance, is aligned with long-term shareholder interests and is consistent with sound compensation governance principles. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in implementing our compensation philosophy and in achieving our long-term goals and that the compensation of our NEOs in 2018 reflects and supports these compensation policies and procedures and reflects our foundational pay for performance principles.

Accordingly, the Board of Directors recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.”

The Board of Directors recommends a vote FOR the foregoing resolution approving, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL 5: SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS

The Company is not responsible for the content of this shareholder proposal or supporting statement.

The following proposal and supporting statement were submitted by James Bierman, 214 Nun Street, Wilmington, NC 28401, claiming beneficial ownership of at least $2,000 worth of shares of the Company’s common stock, and who intends to hold such shares of the Company’s common stock through the date of the Annual Meeting. The Company is not responsible for the content of the shareholder proposal, which is printed below exactly as it was submitted.

Proposal

RESOLVED: Shareholders of Owens & Minor, Inc. (the “Company”) ask the board of directors (the “Board”) to take the steps necessary to adopt a “proxy access” bylaw. Such a bylaw shall require the Company to include, in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group of no more than fifty (50) shareholders (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed the larger of two or 20% of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a) have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b) give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the 20% limit.

Stockholder Supporting Statement

We believe proxy access will make directors more accountable and enhance shareholder value. A 2014 CFA Institute study concluded that proxy access would raise overall US market capitalization by up to $140.3 billion if adopted market-wide, “with little cost or disruption.” (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and input from market participants, determined that those terms struck the proper balance of providing shareholders with a viable proxy access right while containing appropriate safeguards.

The proposed terms enjoy strong investor support and company acceptance. Between January 2015 and January 2018, at least 475 companies of various sizes across industries enacted bylaws with similar terms.

We urge shareholders to vote FOR this proposal.

Board of Directors’ Statement

Owens & Minor is committed to strong corporate governance practices, including accountability to our shareholders. As part of this commitment, our Board considers shareholder-supported matters that enhance shareholder rights while simultaneously promoting the long-term interests of the Company. However, as the landscape on proxy access continues to evolve, the Board is aware that there exist different viewpoints with respect to the issue of proxy access in general and how it should be implemented.

Accordingly, the Board makes no recommendation, positive or negative, with respect to this shareholder proposal. While the shareholder proposal is advisory in nature and non-binding, the Board will take the results of the vote into consideration, together with any other input from shareholders and other relevant factors, in making a decision regarding whether, and if so the proper terms upon which, to implement proxy access in the best interests of the Company and its shareholders.

The Board is making no recommendation as to how shareholders should vote on the Proxy Access Proposal.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Company has not adopted written procedures for review of, or standards for approval of, related person transactions (as defined in Item 404 of Regulation S-K), but instead reviews these transactions on a case-by-case basis.

SHAREHOLDER PROPOSALS

Under regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2020 Annual Meeting of Shareholders must present such proposal to our Corporate Secretary at the Company’s principal office at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 not later than November 29, 2019 in order for the proposal to be considered for inclusion in the Company’s Proxy Statement. All shareholder proposals and director nominations must be submitted in accordance with and contain the information required by our Bylaws, which are available as described under “Corporate Governance—Corporate Governance Materials” on page 4 of this Proxy Statement. The Company will determine whether to include properly submitted proposals in the Proxy Statement in accordance with the SEC’s regulations governing the solicitation of proxies.

Our Bylaws provide that a shareholder of the Company entitled to vote for the election of directors may nominate persons for election as directors only at an annual meeting and if written notice of such shareholder’s intent to make such nomination or nominations has been given to our Corporate Secretary not later than 120 days before the anniversary of the date of the Company’s immediately preceding annual meeting. The Corporate Secretary must receive written notice of a shareholder nomination to be acted upon at the 2020 Annual Meeting not later than the close of business on January 11, 2020. The shareholder’s notice must include the information required by our Bylaws, including but not limited to:

•	the name and address of record of the shareholder intending to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated;

•	a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to nominate the director candidate;

•	the class and number of shares of Common Stock that are owned by such shareholder and such beneficial owners;

•

a description of all arrangements, understandings or relationships between such shareholder and each director nominee and any other person(s) (naming such person(s)) pursuant to which the nomination is to be made by such shareholder;

•

a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and any other person on whose behalf the nomination is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the nomination is made with respect to, shares of stock of the Company;

•

a description (including the names of any counterparties) of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder or any other person on whose behalf the nomination is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing;

•	a representation that the shareholder will notify the Company in writing of any changes to certain information provided above (as further specified in the Bylaws);

•

such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the written consent of the nominee to serve as a director if elected.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain the information required by our Bylaws, including but not limited to:

•	the information described above with respect to the shareholder proposing such business;

•

a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest of such shareholder and such beneficial owner in such business.

The requirements found in our Bylaws are separate from the requirements a shareholder must meet to have a proposal included in the Company’s Proxy Statement under the proxy rules.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this Proxy Statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

March 28, 2019

BY ORDER OF THE BOARD OF DIRECTORS

NICHOLAS J. PACE
Executive Vice President, General Counsel & Corporate Secretary

Appendix A

AMENDMENT NO. 1

TO THE OWENS & MINOR, INC.

2018 STOCK INCENTIVE PLAN

THIS AMENDMENT NO. 1 to the Owens & Minor, Inc. 2018 Stock Incentive Plan is made as of the 7th day of February, 2019, by Owens & Minor, Inc., a Virginia corporation (the “Company”), to be effective as set forth herein.

WHEREAS, the Company previously established the Owens & Minor, Inc. 2018 Stock Incentive Plan (the “Plan”); and

WHEREAS, the Company now desires to amend the Plan to increase the aggregate number of shares of Company Common Stock available for issuance under the Plan and to shorten the duration of the Plan;

NOW, THEREFORE, the Plan is hereby amended, as follows:

Section 5.02 of the Plan is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

5.02.	AGGREGATE LIMIT

The maximum aggregate number of shares of Common Stock that may be issued under this Plan shall be 4,440,000 shares (which represents the 3,600,000 shares initially authorized under the Plan plus an additional 840,000 shares), less the number of shares of Common Stock subject to awards granted under the Pre-Existing Plan after March 1, 2018 and prior to May 8, 2018, plus the number of shares of Common Stock subject to awards granted under the Pre-Existing Plan which become available in accordance with Section 5.04 below after March 1, 2018; provided, however, the total number of shares of Common Stock that may be issued upon the exercise of incentive stock options shall not exceed 4,440,000 shares of Common Stock. The maximum aggregate number of shares of Common Stock that may be issued under this Plan and under incentive stock options shall be subject to adjustment as provided in Article X and Section 5.04. Except as otherwise set forth herein, shares of Common Stock covered by an Award shall only be counted as used to the extent actually used. No further awards will be granted under the Pre-Existing Plan after May 8, 2018; provided, however, that nothing in this Plan shall affect any awards granted under the Pre-Existing Plan which were outstanding on May 8, 2018.

Article XV of the Plan is hereby amended by deleting the present article in its entirety and substituting the following in lieu thereof:

ARTICLE XV

DURATION OF PLAN

No Stock Award, Stock Unit Award, Option, SAR or Incentive Award may be granted under this Plan after the fifth (5th) anniversary of the date the Board adopted Amendment No. 1 to the Plan. Awards granted on or before such date shall remain subject to their terms notwithstanding the expiration of the Plan.

*        *        *         *        *

This Amendment No. 1 to the Plan is subject to approval by the shareholders of the Company at a meeting duly called for such purposes. The increase in the number of shares of Company Common Stock available for issuance may not be issued pursuant to the Plan unless and until such amendment is approved by the shareholders within twelve months after the date first written above. Except as hereby modified, the Plan shall remain in full force and effect.

A-1

Appendix B

OWENS & MINOR, INC.

2018 STOCK INCENTIVE PLAN

(i)

(ii)

OWENS & MINOR, INC.

2018 STOCK INCENTIVE PLAN

ARTICLE I

DEFINITIONS

1.01.	ADMINISTRATOR

Administrator means the Governance Committee with respect to awards to Nonemployee Directors and in all other instances means the Compensation Committee or a delegate of the Compensation Committee that is appointed in accordance with Article III.

1.02.	AGREEMENT

Agreement means a written or electronic agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Unit Award, a Stock Award, Incentive Award, Option or SAR granted to such Participant.

1.03.	BOARD

Board means the Board of Directors of the Company.

1.04.	CHANGE IN CONTROL

Change in Control means:

(a) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities provided, however, that Company securities acquired directly from the Company shall be disregarded for this purpose;

(b) During any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section and other than a director initially elected or nominated as a result of an actual or threatened election contest with respect to directors) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either (x) were directors at the beginning of such period or (y) were so elected or nominated with such approval, cease for any reason to constitute at least a majority of the Board;

(c) There is consummated a stockholder-approved merger or consolidation of the Company with any other Company, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; or

(d) There is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(e) The stockholders of the Company approve a plan of complete liquidation of the Company.

In addition, if a Change in Control (as defined in clauses (a), (b), (c) or (d) above) constitutes a payment event with respect to any Option, SAR, Stock Award, Stock Unit award or Incentive Award that provides for the deferral of compensation and is subject to Section 409A of the Code, no payment will be made under that award on account of a Change in Control unless the event described in clause (a), (b), (c) or (d) above, as applicable, constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

1.05.	CODE

Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.06.	COMMITTEE

Committee means the Governance Committee in respect of awards to Nonemployee Directors and the Compensation Committee in respect of awards to other individuals who are eligible to participate in the Plan.

1.07.	COMMON STOCK

Common Stock means the common stock of the Company.

1.08.	COMPANY

Company means Owens & Minor, Inc.

1.09.	COMPENSATION COMMITTEE

Compensation Committee means the Compensation and Benefits Committee of the Board.

1.10.	CONTROL CHANGE DATE

Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

1.11.	CORRESPONDING SAR

Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.12.	EXCHANGE ACT

Exchange Act means the Securities Exchange Act of 1934, as amended.

1.13.	EXPIRATION DATE

Expiration Date means the last day of the stated term of an Option or SAR, i.e., the last day that the Option or SAR could be exercised if the Participant remained in continuous employment or service from the date of grant of the Option or SAR.

1.14.	FAIR MARKET VALUE

Fair Market Value means, on any given date, the closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape on such date, or if the Common Stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that the Common Stock was traded on such exchange, all as reported by such source as the Administrator may select.

1.15.	GOVERNANCE COMMITTEE

Governance Committee means the Governance and Nominating Committee of the Board.

1.16.	INCENTIVE AWARD

Incentive Award means an award that entitles the Participant to receive a payment from the Company or a Related Entity that may be in cash, Common Stock or a combination of cash and Common Stock.

1.17.	INITIAL VALUE

Initial Value means, with respect to a Corresponding SAR, the Option price per share of the related Option and, with respect to an SAR granted independently of an Option, the amount determined by the Administrator on the date of grant (but not less than the Fair Market Value of one share of Common Stock on the date of grant). Except as provided in Article X, without the approval of shareholders (a) the Initial Value of an outstanding SAR may not be reduced (by amendment, cancellation and new grant or otherwise) without the approval of shareholders and (b) no payment may be made to cancel an outstanding SAR if on the date of such amendment, cancellation, new grant or payment the Initial Value exceeds the Fair Market Value.

1.18.	NONEMPLOYEE DIRECTOR

Nonemployee Director means a member of the Board who is not an employee of the Company or a Related Entity.

1.19.	OPTION

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.20.	PARTICIPANT

Participant means an employee of the Company or a Related Entity, a member of the Board, or an individual who provides services to the Company or a Related Entity who satisfies the requirements of Article IV and is selected by the Administrator to receive a Stock Unit Award, a Stock Award, an Option, an SAR, or an Incentive Award or a combination thereof.

1.21.	PERFORMANCE GOAL

Performance Goal means a performance objective that is stated with respect to one or more business criteria that the Administrator may select, alone or in combination, including without limitation any of the following: (i) gross, operating or net earnings before or after taxes; (ii) return on equity; (iii) return on capital; (iv) return on sales; (v) return on assets or net assets; (vi) earnings per share; (vii) cash flow per share; (viii) book value per share; (ix) earnings growth; (x) sales or sales growth; (xi) volume growth; (xii) cash flow (as defined by the Committee); (xiii) Fair Market Value; (xiv) total shareholder return; (xv) market share; (xvi) productivity; (xvii) level of expenses; (xviii) quality; (xix) safety; (xx) customer satisfaction; (xxi) total economic value added; (xxii) earnings before interest, taxes, depreciation and amortization and (xxiii) revenues or revenue growth.

A Performance Goal may be expressed with respect to the Company, a Related Entity, a business unit of the Company or a Related Entity, any subset thereof or any other way the Administrator may determine. A Performance Goal also may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index or otherwise. When establishing Performance Goals or determining if the Performance Goals were achieved, the Committee may exclude any or all special, unusual or extraordinary items as determined under U.S. generally accepted accounting principles, including, without limitation, the charges or cost associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. The Committee may also adjust Performance Goals as it deems equitable, including without limitation in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other factors as the Committee may determine.

1.22.	PLAN

Plan means the Owens & Minor, Inc. 2018 Stock Incentive Plan.

1.23.	PRE-EXISTING PLAN

Pre-Existing Plan means the Owens & Minor, Inc. 2015 Stock Incentive Plan.

1.24.	RELATED ENTITY

Related Entity means any “subsidiary” or “parent” corporation (within the meaning of Section 424 of the Code) of the Company.

1.25.	SAR

SAR means a stock appreciation right that in accordance with the terms of an Agreement entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value at the time of exercise over the Initial Value or a lesser amount as determined by the Administrator and specified in an Agreement. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.26.	STOCK AWARD

Stock Award means shares of Common Stock awarded to a Participant under Article VII, including Common Stock issued in settlement of a Stock Unit Award.

1.27.	STOCK UNIT AWARD

Stock Unit Award means an award that entitles the Participant to receive a benefit based on a number of shares of Common Stock equal to the number of stock units covered by the Stock Unit Award.

1.28.	TEN PERCENT SHAREHOLDER

Ten Percent Shareholder means any individual owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a Related Entity. An individual shall be considered to own any voting stock owned (directly or indirectly) by or for his or her brothers, sisters, spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary.

ARTICLE II

PURPOSES

The Plan is intended to (a) assist the Company and Related Entities in recruiting and retaining key employees and members of the Board, and other individuals who provide services to the Company or a Related Entity, (b) authorize the grant of incentive compensation opportunities for such persons and (c) encourage such persons to identify their interests with those of the Company and its shareholders by enabling such persons to participate in the future success of the Company and the Related Entities. The Plan is intended to permit the grant of Stock Unit Awards, Stock Awards, SARs, the grant of both Options qualifying under Section 422 of the Code (“incentive stock options”) and Options not so qualifying, and the grant of Incentive Awards. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option.

ARTICLE III

ADMINISTRATION

The Plan shall be administered by the Administrator. The Administrator shall have authority to grant Stock Unit Awards, Stock Awards, Incentive Awards, Options and SARs upon such terms (not inconsistent with the provisions of this Plan) as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Stock Award, Incentive Award, or Stock Unit Award, including by way of example and not limitation, conditions on which Participants may defer receipt of benefits under the Plan, requirements that the Participant complete a specified period of employment or service with the Company or a Related Entity or that the Company or Related Entity achieve a specified level of financial performance. Notwithstanding any such conditions or any provision of the Plan, (i) the Committee may accelerate the time at which an Option or SAR may be exercised, or the time at which a Stock Award may become transferable or nonforfeitable or the time at which an Incentive Award or Stock Unit Award may be settled (a) in connection with a termination of employment or service (including but not limited to death, disability, retirement or involuntary termination) or (b) if the award is outstanding for at least one year, and (ii) up to five percent (5%) of the available shares of Common Stock authorized for issuance under the Plan (subject to adjustments as set forth in Article X) may be issued under the Plan pursuant to awards without regard to any restrictions upon any such acceleration (either pursuant to the original terms of the award or by acceleration). The Administrator shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option, SAR, Stock Award, Incentive Award or Stock Unit Award. All expenses of administering this Plan shall be borne by the Company.

The Compensation Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Compensation Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Compensation Committee may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of the Compensation Committee’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE IV

ELIGIBILITY

4.01.	GENERAL

Any employee of the Company or a Related Entity (including a corporation that becomes a Related Entity after the adoption of this Plan), any member of the Board (whether or not an employee), or a person who provides services to the Company or a Related Entity (including a corporation that becomes a Related Company after the adoption of this Plan) is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or a Related Entity.

4.02.	GRANTS

The Administrator will designate individuals to whom Stock Awards, Incentive Awards, Stock Unit Awards, Options and SARs are to be granted and will specify the number of shares of Common Stock subject to each award or grant; provided, however, that only individuals who provide “direct services” to the Company or a Related Entity (as the term “direct services” is used for purposes of Section 409A of the Code) may be granted an Option or SAR. An SAR may be granted with or without a related Option. All Stock Awards, Stock Unit Awards, Options, SARs, and Incentive Awards granted under this Plan shall be evidenced by Agreements which shall be subject to the applicable provisions of this Plan and to such other provisions as the Administrator may adopt. No Participant may be granted incentive stock options or related SARs (under all incentive stock option plans of the Company and any Related Entity) which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date an Option is granted) that exceed the limitation prescribed by Code section 422(d). The preceding annual limitation shall not apply with respect to Options that are not incentive stock options.

4.03.	GENERAL TERMS OF AWARDS

Notwithstanding any other provision of the Plan to the contrary and subject to the immediately following provision, (i) no Option or SAR shall be exercisable, (ii) no Stock Award (other than a Stock Award granted in connection with a Stock Unit Award that becomes earned and convertible into a transferable and nonforfeitable Stock Award) will become transferable and nonforfeitable, (iii) no Stock Unit Award shall be earned and convertible into a transferable and nonforfeitable Stock Award, and (iv) no Incentive Award shall be earned, earlier than the first anniversary of the date the Option, SAR, Stock Award, Stock Unit Award or Incentive Award is granted, except with respect to Options, SARs, Stock Awards, Stock Unit Awards and Incentive Awards granted to Nonemployee Directors, which are permitted to vest earlier than such one-year anniversary, upon the annual meeting of the shareholders of the Company that occurs in the year immediately following the year in which the award is granted; provided, however, that (i) the Administrator may grant awards without regard to the foregoing minimum vesting requirements with respect to a maximum of five percent (5%) of the available shares of Common Stock authorized for issuance under the Plan (subject to adjustments as set forth in Article X) and (ii) to the extent awards granted to Nonemployee Directors vest as of a date that is earlier than two weeks prior to the anniversary date of the immediately preceding year’s annual shareholders meeting, such awards will count against the five percent (5%) limitation. For the avoidance of doubt, the foregoing restriction does not apply to the Administrator’s discretion to provide in the terms of the award or otherwise for accelerated exercisability or vesting of any award upon the death or disability of the Participant or as set forth in Section 11.02 upon a Change in Control.

ARTICLE V

STOCK SUBJECT TO PLAN

5.01.	SHARES ISSUED

Upon the award of shares of Common Stock pursuant to a Stock Award, including a Stock Award issued to settle Stock Unit Awards, the Company may issue shares of Common Stock from its authorized but unissued Common Stock. Upon the exercise of any Option or SAR the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

5.02.	AGGREGATE LIMIT

The maximum aggregate number of shares of Common Stock that may be issued under this Plan shall be 3,600,000 shares, less the number of shares of Common Stock subject to awards granted under the Pre-Existing Plan after March 1, 2018, plus the number of shares of Common Stock subject to awards granted under the Pre-Existing Plan which become available in accordance with Section 5.04 below after March 1, 2018; provided, however, the total number of shares of Common Stock that may be issued upon the exercise of incentive stock options shall not exceed 3,600,000 shares of Common Stock. The maximum aggregate number of shares of Common Stock that may be issued under this Plan and under incentive stock options shall be subject to adjustment as provided in Article X and Section 5.04. Except as otherwise set forth herein, shares of Common Stock covered by an Award shall only be counted as used to the extent actually used. If the stockholders of the Company approve the Plan, no further awards will be granted under the Pre-Existing Plan after the stockholders approve the Plan; provided, however, that nothing in this Plan shall affect any awards granted under the Pre-Existing Plan which are outstanding on the date the stockholders of the Company approve the Plan until such time, if any, that any shares of Common Stock subject to such awards granted under the Pre-Existing Plan become available in accordance with the provisions of the Plan.

5.03.	INDIVIDUAL LIMITATIONS

Subject to the limitation set forth in the preceding sections, no individual may, in any calendar year, be granted or awarded (i) Options or SARs, covering more than 2,000,000 shares of Common Stock; (ii) Stock Awards and Stock Unit Awards covering more than 1,000,000 shares of Common Stock; or (iii) Incentive Awards exceeding $10,000,000. Each of the limitations in the preceding sentence shall be multiplied by two with respect to awards granted to a Participant (other than a Nonemployee Director) during the calendar year in which the Participant first commences employment with the Company or a Related Entity. Notwithstanding the preceding sentences, a Nonemployee Director may not be granted awards during any single calendar year that, taken together with any cash fees paid to such Nonemployee Director during such calendar year in respect of the Nonemployee Director’s service as a member of the Board, exceeds $750,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial accounting purposes). Notwithstanding the foregoing, the Committee may make exceptions to the foregoing limit (up to twice such limit) for a non-executive chair of the Board or, in extraordinary circumstances, for other individual Nonemployee Directors, as the Committee may determine, provided that the Nonemployee Director receiving such awards may not participate in the decision to make such awards. The limitations set forth in this Section 5.03 shall be subject to adjustment as provided in Article X.

5.04.	SHARE ADD-BACKS

If any Stock Unit Awards, Incentive Awards, Options, SARs or Stock Awards granted under the Plan, or any awards granted under the Pre-Existing Plan that are outstanding after March 1, 2018, are cancelled, forfeited, expire or otherwise terminate without the issuance of shares of Common Stock, or if any such award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares of Common Stock subject to such award, the shares of Common Stock subject to the award shall, to the extent of such cancellation, forfeiture, expiration, termination, cash settlement or non-issuance, again be available for issuance under the Plan.

In the event that (i) any Option granted under the Plan (or any Option granted under the Pre-Existing Plan that is outstanding after March 1, 2018) is exercised through the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Company, or (ii) withholding tax liabilities resulting from any such Option or other award granted under the Plan (or any award granted under the Pre-Existing Plan and outstanding after March 1, 2018) are satisfied by the withholding of shares of Common Stock (subject to the restrictions set forth in the Plan), then the number of shares tendered or withheld shall not be available for future grants of awards. Except as set forth in the following sentence, each share of Common Stock issued in connection with an award under the Plan shall reduce the total number of shares of Common Stock available for issuance under the Plan by one. If Common Stock is issued in settlement of an SAR granted under the Plan, the number of shares of Common Stock available under the Plan shall be reduced by the number of shares of Common Stock for which the SAR was exercised rather than the number of shares of Common Stock issued in settlement of the SAR. Furthermore, shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards by a company acquired by the Company or Related Entity, or with which the Company or Related Entity combines, shall not reduce the maximum aggregate number of shares of Common Stock available for issuance under the Plan (to the extent permitted by applicable stock exchange rules), and available shares of stock under a shareholder-approved plan of any such acquired company (as appropriately adjusted to reflect the transaction) also may be used for awards under the Plan, which shall not reduce the number of shares of Common Stock otherwise available under the Plan (subject to applicable stock exchange requirements). Shares of Common Stock that may be issued under the Plan may not be increased through the Company’s purchase of shares of Common Stock on the open market with the proceeds obtained from the exercise of Options granted under the Plan (or Options granted under the Pre-Existing Plan and outstanding after March 1, 2018).

5.05.	NONTRANSFERABILITY

Except as provided in Section 5.06, each Option, SAR, Stock Award, Stock Unit Award and Incentive Award, granted under this Plan shall be nontransferable except by will, by the laws of descent and distribution or, after the Participant’s death, in accordance with a beneficiary designation form provided by the Company and signed by the Participant and filed with the Company. In the event of any transfer of an Option, the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or person(s). During the lifetime of the Participant to whom the Option or SAR is granted, the Option or SAR may be exercised only by the Participant. No right or interest of a Participant in any Option, SAR, Stock Award, Stock Unit Award or Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

5.06.	TRANSFERABLE OPTIONS AND SARS

Section 5.05 to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option or an SAR, other than a Corresponding SAR that is related to an incentive stock option, may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Securities Exchange Commission Rule 16b-3 as in effect from time to time. The holder of an Option or SAR transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option or SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option or SAR except by will or the laws of descent and distribution. In the event of any transfer of an Option or SAR (by the Participant or his transferee), such Option and any Corresponding SAR must be transferred to the same person or persons or entity or entities.

5.07.	DIVIDEND EQUIVALENTS

A Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends; provided, however, that dividends payable on shares of Common Stock subject to a Stock Award shall either (i) be deemed reinvested in additional Stock Awards which shall remain subject to the same forfeiture and transfer conditions applicable to the Stock Award with respect to which such dividends related, or (ii) be paid in cash, without interest, if and at the time the related Stock Award is no longer subject to forfeiture and transfer conditions, as the Administrator shall set forth in the Agreement. Further, notwithstanding the other provisions of this Section 5.07, no dividend rights may be granted with respect to Options or SARs. A Participant may be granted the right to receive a payment (in cash, Common Stock, or combination thereof) equal to the ordinary cash dividends that are payable with respect to the number of shares of Common Stock covered by a Stock Unit Award, subject to such terms, conditions, restrictions and/or limitations, if any, as the Administrator may establish; provided, however, such dividend equivalents shall either be (i) accumulated and reinvested into additional notional units that are payable in cash, shares of Common Stock or a combination of cash and Common Stock or (ii) accumulated and paid in cash, without interest, if and when the related Stock Unit Award is earned and convertible into a transferable and nonforfeitable Stock Award. No dividend equivalents shall be payable on a Stock Unit Award that does not become earned and convertible into a transferable and nonforfeitable Stock Award. No dividend rights or equivalents may be granted with respect to Options, SARs or Incentive Awards.

ARTICLE VI

OPTIONS AND SARS

6.01.	AWARDS

In accordance with Article IV, and subject to the limitations set forth in Plan Section 5.03, the Administrator will designate each individual to whom an Option, SAR or both is to be made and will specify the number of shares of Common Stock covered by such awards.

6.02.	OPTION PRICE

The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant; provided, however, that the price per share for Common Stock purchased on the exercise of any Option shall not be less than the Fair Market Value on the date the Option is granted. Notwithstanding the preceding sentence, the price per share for Common Stock purchased on the exercise of any Option that is an incentive stock option granted to an individual who is a Ten Percent Shareholder on the date such option is granted, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date the Option is granted. Except as provided in Article X, without the approval of shareholders (a) the Administrator may not reduce, adjust or amend the option price of an outstanding Option or SAR whether through amendment, cancellation, replacement grant or any other means and (b) no payment may be made to cancel an outstanding Option if on the date of such amendment, cancellation, replacement grant or payment the option price exceeds Fair Market Value. For avoidance of doubt, in no event may the price per share for Common Stock purchased on the exercise of any Option, or the Initial Value of any SAR, be less than the Fair Market Value of a share of Common Stock on the date the Option or SAR is granted.

6.03.	MAXIMUM OPTION OR SAR PERIOD

The maximum period in which an Option or SAR may be exercised shall be determined by the Administrator on the date of grant, except that no Option or SAR shall be exercisable after the expiration of ten years from the date such Option or SAR was granted. In the case of an incentive stock option or a Corresponding SAR related to an incentive stock option granted to a Participant who is a Ten Percent Shareholder on the date of grant, such Option or its Corresponding SAR shall not be exercisable after the expiration of five years from the date of grant. The terms of any Option or SAR may provide that it is exercisable for a period less than such maximum period.

6.04.	EXERCISE

Subject to the provisions of this Plan, an Option or SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine. A Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and when the Fair Market Value exceeds the Option price of the related Option. An Option or SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option or SAR could be exercised. A partial exercise of an Option or SAR shall not affect the right to exercise the Option or SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option or related to the SAR. The exercise of either an Option or Corresponding SAR shall result in the termination of the other to the extent of the number of shares with respect to which the Option or Corresponding SAR is exercised.

6.05.	PAYMENT

Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator. Subject to rules established by the Committee, payment of all or part of the Option price may be made with shares of Common Stock to the Company. If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value of the surrendered shares (on the exercise date) must not be less than the Option price of the shares for which the Option is being exercised.

6.06.	DETERMINATION OF PAYMENT OF CASH AND/OR COMMON STOCK UPON EXERCISE OF SAR

At the Administrator’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. A fractional share shall not be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

6.07.	SHAREHOLDER RIGHTS

No Participant shall have any rights as a shareholder with respect to shares subject an Option until the date of exercise of such Option and the issuance of the shares of Common Stock. No Participant shall have any rights as a shareholder with respect to shares subject to an SAR until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Stock. For avoidance of doubt, no dividend rights may be granted with respect to Options or SARs.

6.08.	AUTOMATIC EXERCISE

This Section 6.08 applies to an Option or SAR if (i) the Participant to whom the Option or SAR was granted remains in the continuous employment or service of the Company or a Related Entity from the date the Option or SAR was granted until the Expiration Date of such Option or SAR, (ii) on the Expiration Date the Fair Market Value exceeds the exercise price of the Option or the Initial Value of the SAR and (iii) the Option or SAR has become exercisable on or before the Expiration Date. Each Option or SAR to which this Section 6.08 applies shall be exercised automatically on the Expiration Date to the extent that it is outstanding and unexercised on such date. An Option that is exercised pursuant to this Section 6.08 shall result in the issuance to the Participant of that number of whole shares of Common Stock that have a Fair Market Value that most nearly equals, but does not exceed, the excess of the Fair Market Value on the Expiration Date over the Option exercise price multiplied by the number of shares of Common Stock subject to the Option. An SAR that is exercise pursuant to this Section 6.08 shall be settled in accordance with section 6.06.

ARTICLE VII

STOCK AWARDS

7.01.	AWARDS

In accordance with the provisions of Article IV, and subject to the limitations set forth in Plan Section 5.03, the Administrator will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by such awards. The per individual limitation of Section 5.03 on the issuance of Stock Awards shall not limit the issuance of Stock Awards in settlement of Stock Unit Awards and related dividend equivalents.

7.02.	VESTING

Except in the case of Stock Awards issued in settlement of Stock Unit Awards, the Administrator, on the date of the award, shall prescribe that a Participant’s rights in the Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. By way of example and not of limitation, the restrictions may postpone transferability, vesting or both of the shares until the attainment of performance objectives prescribed by Committee, including objectives stated with respect to Performance Goals, or may provide that the shares will be forfeited if the Participant separates from the service of the Company and its Related Entities before the expiration of a stated term.

7.03.	SHAREHOLDER RIGHTS

Prior to their forfeiture (in accordance with the terms of the Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that (i) dividends payable on shares of Common Stock subject to a Stock Award shall either be deemed reinvested in additional Stock Awards which shall remain subject to the same forfeiture and transfer conditions applicable to the Stock Award with respect to which such dividends related, or paid in cash, without interest, if and at the time the related Stock Award is no longer subject to forfeiture and transfer conditions, as the Administrator shall set forth in the Agreement, (ii) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Common Stock granted pursuant to a Stock Award, (iii) the Company shall retain custody of any certificates evidencing shares of Common Stock granted pursuant to a Stock Award, and (iv) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. No dividends may be paid with respect to a Stock Award that is forfeited. The limitations set forth in the preceding sentence shall not apply after the shares of Common Stock granted under the Stock Award are no longer forfeitable.

ARTICLE VIII

STOCK UNIT AWARDS

8.01.	AWARD

In accordance with the provisions of Article IV and subject to the limitations set forth in Section 5.03, the Administrator will designate individuals to whom a Stock Unit Award is to be granted and will specify the number of shares of Common Stock units covered by the award. The Administrator also will specify whether the Stock Unit Award includes the right to receive dividend equivalents.

8.02.	EARNING THE AWARD

The Administrator, on the date of the grant of an award, shall prescribe that the Stock Unit Award, or portion thereof, will be earned, and the Participant will be entitled to receive Common Stock pursuant to a Stock

Award, a cash payment or a combination thereof, only upon the satisfaction of certain requirements. By way of example and not of limitation, the restrictions may postpone transferability, vesting or both of the Stock Unit Award until the attainment of performance objectives prescribed by the Committee, including objectives stated with respect to Performance Goals, or may provide that the Stock Unit Award will be forfeited if the Participant separates from the service of the Company and its Related Entities before the expiration of a stated term.

8.03.	PAYMENT

In the discretion of the Administrator, the amount payable when a Stock Unit Award is earned may be settled in cash, by the grant of a Stock Award or a combination of cash and a Stock Award. A fractional share shall not be deliverable when a Stock Unit Award is earned, but a cash payment will be made in lieu thereof.

8.04.	SHAREHOLDER RIGHTS

No Participant shall, as a result of receiving a Stock Unit Award, have any rights as a shareholder until and to the extent that the Stock Unit Award is earned and a Stock Award is made. A Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of a Stock Unit Award or the right to receive Common Stock thereunder other than by will or the laws of descent and distribution. After a Stock Unit Award is earned and settled by the issuance of a Stock Award is made, a Participant will have all the rights of a shareholder as described in Plan section 7.04.

8.05.	DIVIDEND EQUIVALENTS

The Administrator may, at the time of grant of any Stock Unit Award, include as a part of such award an entitlement to receive a payment (in cash, Common Stock, or combination thereof) equal to the ordinary cash dividends that are payable with respect to the number of shares of Common Stock covered by the award, subject to such terms, conditions, restrictions and/or limitations, if any, as the Administrator may establish; provided, however, such dividend equivalents shall either be (i) accumulated and reinvested into additional notional units that are payable in cash, shares of Common Stock or a combination of cash and Common Stock or (ii) accumulated and paid in cash, without interest, if and when the related Stock Unit Award is earned and convertible into a transferable and nonforfeitable Stock Award. No dividend equivalents shall be payable on a Stock Unit Award that does not become earned and convertible into a transferable and nonforfeitable Stock Award.

ARTICLE IX

INCENTIVE AWARDS

9.01.	AWARDS

The Administrator shall designate Participants to whom Incentive Awards are made for incentive compensation opportunities. All Incentive Awards shall be finally determined exclusively by the Administrator under the procedures established by the Administrator, subject to the limitations set forth in Section 5.03.

9.02.	TERMS AND CONDITIONS

The Administrator, at the time an Incentive Award is made, shall specify the terms and conditions which govern the award. Such terms and conditions may include, by way of example and not of limitation, requirements that the Participant complete a specified period of employment with the Company or a Related Entity or that the Company, a Related Entity, or the Participant attain stated objectives or goals, including objectives stated with respect to Performance Goals as a condition to earning an Incentive Award. The period for determining whether such requirements are satisfied shall be at least one year.

9.03.	NONTRANSFERABILITY

Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution or in accordance with a beneficiary designation form provided by the Company and signed by the Participant and filed with the Company. No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

9.04.	EMPLOYEE STATUS

If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment or continued service the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

9.05.	SETTLEMENT

An Incentive Award that is earned shall be settled with a single lump sum payment which may be in cash, shares of Common stock or a combination of cash and Common Stock, as determined by the Committee.

9.06.	SHAREHOLDER RIGHTS

No Participant shall, as a result of receiving an Incentive Award, have any rights as a shareholder of the Company until the date that the Incentive Award is settled and then only to the extent that the Incentive Award is settled by the issuance of Common Stock. For avoidance of doubt, no dividend rights may be granted with respect to Incentive Awards.

ARTICLE X

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares as to which Options (including incentive stock options), SARs, Stock Awards, Stock Unit Awards and Incentive Awards may be granted under this Plan, the individual grant limitations set forth in Section 5.03, and the terms of outstanding Stock Awards, Stock Unit Awards, Options, SARs, and Incentive Awards shall be adjusted as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more nonreciprocal transactions between the Company and its shareholders such as stock dividends, stock split-ups, subdivisions or consolidations of shares or extraordinary dividend (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Committee is equitably required. Any determination made under this Article X by the Committee shall be final and conclusive.

The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options, SARs, Stock Awards, Stock Unit Awards and Incentive Awards may be granted, the terms of outstanding Stock Unit Awards, Stock Awards, Options, SARs, or Incentive Awards, or the individual limitations set forth in Section 5.03.

The Committee may grant Stock Awards, Stock Unit Awards, Options, and SARs in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or a Related Entity in connection with a transaction described in the first paragraph of this Article X. Notwithstanding any provision of the Plan, the terms of such substituted Stock Unit Awards, Stock Awards, Option or SAR grants shall be as the Committee, in its discretion, determines is appropriate.

ARTICLE XI

CHANGE IN CONTROL

11.01.	IMPACT OF CHANGE IN CONTROL

Unless an outstanding award is assumed in accordance with Section 11.02 and Article III to the contrary notwithstanding, upon a Control Change Date and cash-out of the award in accordance with Section 11.03, (i) an Option and SAR shall be fully exercisable thereafter, (ii) a Stock Award will become transferable and nonforfeitable thereafter, (iii) a Stock Unit Award shall be earned in its entirety and converted into a transferable and nonforfeitable Stock Award, and (iv) an Incentive Award shall be earned, in whole or in part, in accordance with the terms of the applicable Agreement, except that (i) a performance-based Option and SAR shall be exercisable thereafter, (ii) a performance-based Stock Award will become transferable and nonforfeitable thereafter, (iii) a performance-based Stock Unit Award will be earned and converted into a transferable and nonforfeitable Stock Award, and (iv) a performance-based Incentive Award shall be earned, in accordance with the terms of the applicable Agreement, only to the extent of actual performance through the Control Change Date or pro rata based on the elapsed portion of the performance period as of the Control Change Date, whichever the Committee determines.

11.02.	ASSUMPTION UPON CHANGE IN CONTROL

In the event of a Change in Control the Committee, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Option, SAR, Stock Award, Stock Unit Award or Incentive Award shall be assumed by, or a substitute award granted by, the surviving entity in the Change in Control. Such assumed or substituted award shall be of the same type of award as the original Option, SAR, Stock Award, Stock Unit Award or Incentive Award being assumed or substituted. The assumed or substituted award shall have a value, as of the Control Change Date, that is substantially equal to the value of the original award (or the difference between the Fair Market Value and the option price or Initial Value in the case of Options and SARs) as the Committee determines is equitably required and such other terms and conditions as may be prescribed by the Committee.

11.03.	CASH-OUT UPON CHANGE IN CONTROL

Unless an outstanding award is assumed in accordance with Section 11.02 and Sections 6.04, 7.02, 8.02 and 9.02 to the contrary notwithstanding, in the event of a Change in Control, the Committee, in its discretion and without the need of a Participant’s consent, may provide that (i) each Option and SAR that is or will be exercisable on the Control Change Date, (ii) each Stock Award that is or will become transferable and nonforfeitable on the Control Change Date, (iii) each Stock Unit Award that is or will be earned and convertible into a transferable and nonforfeitable Stock Award on the Control Change Date and (iv) each Inventive Award that is or will be earned at the Control Change Date shall be cancelled in exchange for a payment. The payment may be in cash, shares of Common Stock or other securities or consideration received by Company shareholders in the Change in Control transaction. The amount of the payment shall be an amount that is substantially equal to (i) the amount by which the price per share received by Company shareholders in the Change in Control exceeds the Option price or Initial Value in the case of an Option and SAR for each share of Common Stock subject to an Option or SAR, (ii) the price per share received by shareholders for each share of Common Stock subject to a Stock Award or Stock Unit Award or (iii) the amount earned under the Incentive Award. Notwithstanding any other provision of the Plan, (i) each Option and SAR that is not and will not become exercisable on the Control Change Date, (ii) each Stock Award that is not and will not become transferable and nonforfeitable on the Control Change Date, (iii) each Stock Unit Award that is not and will not be earned and convertible into a transferable and nonforfeitable Stock Award on the Control Change Date and (iv) each Incentive Award that is not and will not become earned at the Control Change Date, shall be cancelled without any payment therefor.

ARTICLE XII

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted or for which an Option or SAR is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XIII

GENERAL PROVISIONS

13.01.	EFFECT ON EMPLOYMENT OR SERVICE

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or a Related Entity or in any way affect any right and power of the Company or a Related Entity to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

13.02.	UNFUNDED PLAN

The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

13.03.	DISPOSITION OF STOCK

A Participant shall notify the Administrator of any sale or other disposition of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

13.04.	RULES OF CONSTRUCTION

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

All awards made under this Plan are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12). This Plan and all Agreements shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Plan or any Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A. Each payment under an award granted under this Plan shall be treated as a separate identified payment for purposes of Section 409A.

If a payment obligation under an award or an Agreement arises on account of the Participant’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b))12)), it shall be payable only after the Participant’s “separation from service” (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Participant is a “specified employee” (as defined under Treasury Regulation section 1.409A-1(i)), any such payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Participant’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death.

13.05.	EMPLOYEE STATUS

In the event that the terms of any Stock Award, Stock Unit Award or Incentive Award or the grant of any Option or SAR provide that shares may be issued or become transferable and nonforfeitable thereunder only after completion of a specified period of employment or service, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

13.06.	WITHHOLDING TAXES

Each Participant shall be responsible for satisfying any income and employment tax withholding obligations attributable to participation in the Plan. Unless otherwise provided by the Agreement, any such withholding tax obligations may be satisfied in cash (including from any cash payable in settlement of a Stock Unit Award, an SAR or Incentive Award) or a cash equivalent acceptable to the Committee. Except to the extent prohibited by Treasury Regulation Section 1.409A-3(j), any withholding tax obligations may also be satisfied by surrendering shares of Common Stock to the Company, by withholding or reducing the number of shares of Common Stock otherwise issuable to the Participant upon the exercise of an Option or SAR, the settlement of a Stock Unit Award or Incentive Award or the grant or vesting of a Stock Award, but only up to the minimum required tax withholding rate that will not result in adverse financial accounting consequences with respect to such awards, or by any other method as may be approved by the Committee. If shares of Common Stock are used to pay all or part of such withholding tax obligation, the Fair Market Value of the shares surrendered, withheld or reduced shall be determined as of the date the Option or SAR is exercised, the Stock Award vests or the Stock Unit Award or Incentive Award is earned, as applicable.

13.07.	CERTAIN REDUCTION OF PARACHUTE PAYMENTS

The benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999. As provided in this Section 13.07, the Parachute Payments will be reduced pursuant to this Section 13.07 if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.

The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.

The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (with the source of the reduction to be directed by the Committee) and then by reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are subject to Section 409A of the Code (with the source of the reduction to be directed by the Committee) in a manner that results in the best economic benefit to the Participant (or, to the extent economically equivalent, in a pro rata manner). The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Article XV, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Section 13.07 (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Section 13.07 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

For purposes of this Section 13.07, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Control Change Date. For purposes of this Section 13.07, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 13.07, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

Nothing in this Section 13.07 shall limit or otherwise supersede the provisions of any other agreement or plan which provides that a Participant cannot receive Payments in excess of the Capped Payments.

13.08.	RETURN OF AWARDS; REPAYMENT

Each Stock Award, Option, SAR, Stock Unit Award and Incentive Award granted under this Plan is subject to the condition that the Company may require that such award be returned, and that any payment made with respect to such award must be repaid, if such action is required under the terms of any Company recoupment or “clawback” policy as in effect on the date that the payment was made, on the date the award was granted or the date the Option or SAR was exercised or the date the Stock Award, Stock Unit Award or Incentive Award became vested or earned.

13.09.	DEFERRAL OF AWARDS

The Committee may permit a Participant to defer, or if and to the extent specified in an Agreement require the Participant to defer, receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due by virtue of the lapse or waiver of restrictions with respect to awards, the satisfaction of any requirements or goals with respect to awards, the lapse or waiver of the deferral period for awards, or the lapse or waiver of restrictions with respect to awards. If the Committee permits such deferrals, the Committee shall establish rules and procedures for making such deferral elections and for the payment of such deferrals, which shall be intended to conform in form and substance with applicable regulations promulgated under Section 409A of the Code and Section 13.04. Except as otherwise provided in an Award Agreement, any payment or any shares of Common Stock that are subject to such deferral shall be made or delivered to the Participant as specified in the Agreement or pursuant to the Participant’s deferral election.

13.10.	EXTENSION OF TERM OF AWARD

Notwithstanding any provision of the Plan providing for the maximum term of an award, in the event any award would expire prior to exercise, vesting or settlement because trading in shares of Common Stock is prohibited by law or by any insider trading policy of the Company, the Committee may extend the term of the award (or provide for such in the applicable Agreement) until thirty (30) days after the expiration of any such prohibitions to permit the Participant to realize the value of the award, provided such extension (i) is permitted by law, (ii) does not violate Section 409A of the Code with respect to any award, and (iii) does not otherwise adversely impact the tax consequences of the award (such as incentive stock options and related awards).

13.11.	SECTION 162(m) TRANSITION RULE

Subject to Article XIV below, if and to the extent that the Committee grants an award under the Plan in substitution for an award intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, as in effect prior to the enactment of the Tax Cuts and Jobs Act of 2017, then such award shall be (i) subject to such terms and conditions as are required for the award to continue to qualify under the transition rule for “qualified performance-based compensation” under Section 162(m) of the Code under the Tax Cuts and Jobs Act of 2017, as the Committee shall determine, (ii) the award will be administered by a sub-committee of the Committee which is comprised of two or more members that qualify as “outside directors” under Section 162(m) of the Code prior to the enactment of the Tax Cuts and Jobs Act of 2017, and (iii) none of the provisions of the Plan shall apply to such award to the extent such provisions would result in the award no longer qualifying under the transition rule for “qualified performance-based compensation” under Section 162(m) of the Code prior to the Tax Cuts and Jobs Act of 2017.

ARTICLE XIV

AMENDMENT

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment materially increases the aggregate number of shares of Common Stock that may be issued under the Plan (other than an adjustment pursuant to Article X), (ii) the amendment materially increases the benefits accruing to Participants under the Plan, (iii) the amendment materially changes the class of individuals eligible to become Participants or (iv) the amendment is required to be approved by shareholders by the requirements of applicable law or under the New York Stock Exchange’s shareholder approval rules. For the avoidance of doubt, the Board may not (except pursuant to Article X) without the approval of shareholders (a) reduce the option price per share of an outstanding Option or the Initial Value of an outstanding SAR, (b) cancel an outstanding Option or outstanding SAR when the option price or Initial Value, as applicable exceeds the Fair Market Value (whether in exchange for (i) other Options or SARs with option prices or Initial Values, as applicable, that are less than the option prices or Initial Values of the cancelled Options or SARs, (ii) cash payments, (iii) shares of Common Stock, or (iv) other awards) or (c) take any other action with respect to an outstanding Option or an outstanding SAR that may be treated as a repricing of the award under the rules and regulations of the New York Stock Exchange. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any award outstanding at the time such amendment is made.

ARTICLE XV

DURATION OF PLAN

No Stock Award, Stock Unit Award, Option, SAR or Incentive Award may be granted under this Plan after the tenth (10th) anniversary of the date the Board adopted the Plan. Awards granted on or before such date shall remain subject to their terms notwithstanding the expiration of the Plan.

ARTICLE XVI

EFFECTIVE DATE OF PLAN

Stock Unit Awards, Options, SARs and Incentive Awards may be granted under this Plan on and after the date the Board adopts the Plan; provided, however, Stock Awards may only be granted after, and no award granted under the Plan may become exercisable, transferable and nonforfeitable, payable or settled until, the Plan is approved by a majority of the votes cast by the Company’s shareholders, voting either in person or by proxy, at a duly held shareholders’ meeting within twelve (12) months of its adoption by the Board.

Directions to

Owens & Minor, Inc. Annual Meeting of Shareholders

Friday, May 10, 2019 — 9:00 a.m.

at

Owens & Minor, Inc. Corporate Headquarters

9120 Lockwood Blvd.

Mechanicsville, Virginia 23116

From Washington, D.C., follow I-95 South to I-295 South via Exit 84A and take Exit 41A/US-301.

From Petersburg, follow I-95 North to I-295 North via Exit 46 and take Exit 41A/US-301.

From Charlottesville, follow I-64 East to I-295 South via Exit 177 and take Exit 41A/US-301.

From Norfolk, follow I-64 West to I-295 North and take Exit 41A/US-301.

From the Airport, departing from the airport, bear right at Airport Drive. Continue on Airport Drive (passing the entrance to I-64) to the I-295 ramp heading toward Charlottesville. Merge onto I-295 North and travel about 10 miles. Take Exit 41A/US-301.

From ALL directions, travel North on US-301 to the first light. Turn right onto Lockwood Boulevard.

SHAREHOLDERS ATTENDING THE MEETING WILL BE REQUIRED TO PRESENT PROOF OF SHARE OWNERSHIP AND VALID STATE OR FEDERAL PHOTO IDENTIFICATION AT THE REGISTRATION DESK.

Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern Daylight Time, May 9, 2019.

Online
Go to www.envisionreports.com/OMI or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/OMI

2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1.	Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Stuart M. Essig	☐	☐	☐	02 - Barbara B. Hill	☐	☐	☐	03 - Mark F. McGettrick	☐	☐	☐

04 - Eddie N. Moore, Jr.	☐	☐	☐	05 - Edward A. Pesicka	☐	☐	☐	06 - Robert C. Sledd	☐	☐	☐

07 - Anne Marie Whittemore	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Vote to approve Amendment No. 1 to the Owens & Minor, Inc. 2018 Stock Incentive Plan	☐	☐	☐	3.	Vote to ratify KPMG LLP as the Company’s independent public accounting firm for the year ending December 31, 2019	☐	☐	☐

					The Board of Directors makes no recommendation on Proposal 5.
							For	Against	Abstain
4.	Advisory vote to approve executive compensation	☐	☐	☐	5.	Vote to approve a shareholder proposal regarding proxy access, if properly presented at the meeting.	☐	☐	☐
6.	To transact such other business as may properly come before the meeting or any adjournment or postponements thereof.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

∎	1 U P X

030U7C

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of

Shareholders of Owens & Minor, Inc.

May 10, 2019, 9:00am EDT

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

Upon arrival, please present this admission ticket and valid state or federal photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The 2019 Proxy Statement and the 2018 Annual Report/Form 10-K to Shareholders are available at: www.envisionreports.com/OMI

Small steps make an impact.
Help the environment by consenting to receive electronic
delivery, sign up at www.envisionreports.com/OMI

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Owens & Minor, Inc.

Annual Meeting of Shareholders to be held May 10, 2019

This Proxy is solicited by the Board of Directors of Owens & Minor, Inc.

Stuart M. Essig, Barbara B. Hill, and Martha H. Marsh, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Owens & Minor, Inc. to be held on May 10, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote “FOR” all nominees named in Proposal 1, “FOR” Proposals 2-4 and “ABSTAIN” on Proposal 5. The Proxies, in their discretion, are further authorized to vote upon such other business as may properly come before the 2019 Annual Meeting of Shareholders and any postponements or adjournments thereof.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

∎

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.
1. Election of Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Stuart M. Essig	☐	☐	☐	02 - Barbara B. Hill	☐	☐	☐	03 - Mark F. McGettrick	☐	☐	☐

	04 - Eddie N. Moore, Jr.	☐	☐	☐	05 - Edward A. Pesicka	☐	☐	☐	06 - Robert C. Sledd	☐	☐	☐

	07 - Anne Marie Whittemore	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Vote to approve Amendment No. 1 to the Owens & Minor, Inc. 2018 Stock Incentive Plan	☐	☐	☐	3.	Vote to ratify KPMG LLP as the Company’s independent public accounting firm for the year ending December 31, 2019	☐	☐	☐

					The Board of Directors makes no recommendation on Proposal 5.
							For	Against	Abstain
4.	Advisory vote to approve executive compensation	☐	☐	☐	5.	Vote to approve a shareholder proposal regarding proxy access, if properly presented at the meeting.	☐	☐	☐
6.	To transact such other business as may properly come before the meeting or any adjournment or postponements thereof.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

∎	1 U P X

030U8D

2019 Annual Meeting of

Shareholders of Owens & Minor, Inc.

May 10, 2019, 9:00am EDT

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

Shareholders who wish to attend the Annual Meeting must present proof of share ownership and valid state or federal photo identification for admittance to the meeting.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The 2019 Proxy Statement and the 2018 Annual Report/Form 10-K to Shareholders are available at: www.envisionreports.com/OMI

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Owens & Minor, Inc.

Annual Meeting of Shareholders to be held May 10, 2019

This Proxy is solicited by the Board of Directors of Owens & Minor, Inc.

Stuart M. Essig, Barbara B. Hill, and Martha H. Marsh, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Owens & Minor, Inc. to be held on May 10, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote “FOR” all nominees named in Proposal 1, “FOR” Proposals 2-4 and “ABSTAIN” on Proposal 5. The Proxies, in their discretion, are further authorized to vote upon such other business as may properly come before the 2019 Annual Meeting of Shareholders and any postponements or adjournments thereof.

(Items to be voted appear on reverse side)